UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10/A

Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

SALEEN AUTOMOTIVE, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	45-2808694
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2735 Wardlow Road, Corona, California	92882
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(714) 400-2121

Securities to be registered under Section 12(g) of the Exchange Act:

Common Stock, par value $0.001 per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer	[ ] (Do not check if smaller reporting company)	Smaller Reporting Company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Once this registration statement is deemed effective, we will be subject to the requirements of Section 13(a) under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Our common stock was previously registered under Section 12(g) of the Exchange Act under Commission File Number 000-55236. However, on October 13, 2017, such registration was revoked by the U.S. Securities and Exchange Commission (the “SEC”) as a result of our failure to comply with Exchange Act Section 13(a) and Rules 13a-1 and 13a-13 thereunder because we had not filed any periodic reports with the SEC since the period ended December 31, 2015. As disclosed in this Form 10, we recently effected a recapitalization and improved our operations, which we believe, among other reasons, will enable us to meet our ongoing reporting requirements under the Exchange Act.

SALEEN AUTOMOTIVE, INC.

FORM 10

Forward-Looking Statements

This Form 10 contains “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The forward-looking statements are contained principally in Item 1—“Business,” Item 1A—“Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in Item 2, but may also appear in other areas of this Annual Report. Such forward-looking statements include any expectation of earnings, revenues or other financial items; any statements regarding the use of working capital, anticipated growth strategies; factors that may affect our operating results; statements concerning our customers and diversification of our customer base; statements concerning new products or services; statements related to future economic conditions or performance; statements as to industry trends and other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing. These statements are often identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “will,” or “plan,” and similar expressions or variations. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed under Item 1.A. “Risk Factors” in this Form 10, and such forward looking statements are qualified in their entirety by reference to such risk factors. Furthermore, such forward-looking statements speak only as of the date of this report. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. New factors emerge from time to time, and their emergence is impossible for us to predict. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

ITEM 1. BUSINESS.

Overview

We are an original equipment manufacturer of high performance sports cars (“Saleen OEM”) that we build from the ground up. We also design, develop, manufacture and sell high-performance vehicles built from base chassis of major American automobile manufacturers, which we refer to as “Saleen Signature Cars”. We currently have customers worldwide, including muscle and high-performance car enthusiasts, collectors, automotive dealers, exotic car retail dealers, television and motion picture productions, and consumers in the luxury supercar and motorsports markets. We also provide engineering, development and design consulting services on a project basis for automotive manufacturers worldwide.

Saleen OEM

We manufacture the recently redesigned Saleen S7 supercar (“S7”), a limited production supercar with a 1,500-horsepower engine, in our production facility in Corona, California. The S7 is produced under an agreement with S7 Supercars, LLC (“S7 Supercars”), a related party, which owns the “S7” name and related intellectual property and assets. Under the agreement, S-7 Supercars provides the chassis and bears the costs to build the vehicle, and we receive a fee for engineering and manufacturing services, plus an additional markup for these services. In addition, we separately receive a fee of approximately 33% of the net profit from the sale of the vehicle by S7 Supercars upon the sale of the vehicle. We expect to generate total revenues of between $200,000 and $300,000 for each S7 produced and sold under this arrangement.

We are also planning to develop a new American supercar. The term supercar describes an expensive (approximately $250,000 or more), limited production, fast or powerful (capable of reaching speeds in excess of 180 miles per hour) sports car with a centrally located engine.

We are in the process of completing the engineering, design and certification of a new high-performance sports car, the Saleen 1 (“S1”), under an engineering development and design contract with an unaffiliated corporation located in China which holds the intellectual property rights related to the S1 developed under the agreement. Terms for the manufacture and sale of the S1 remain subject to further negotiation and agreement. A high-performance car is an automobile that is designed and constructed specifically for speed. The design and construction of a high-performance car involves not only providing a capable power train but also providing the handling and braking systems to support it.

Saleen Signature Cars

Our Saleen Signature Cars are built from base chassis of major American automobile manufacturers, including Ford Mustangs, Tesla Model S vehicles and Ford trucks. We are a specialist in vehicle design, engineering and manufacturing focusing on the mass customization (the process of customizing automobiles that are mass produced by manufacturers) of American sports and electric vehicles and the production of high performance USA-engineered sports cars. Saleen-branded products include a line of high performance and upgraded muscle and electric cars, automotive aftermarket specialty parts and lifestyle accessories. Muscle cars are any of a group of American-made 2-door sports coupes with powerful engines designed for high performance driving. Our main retail outlets for Saleen Signature Cars are authorized Ford and exotic car dealers.

Global Markets

We plan to operate as a global high performance automotive brand and expand our production, sales and marketing operations extensively within the markets of the USA and into multiple international markets. In addition, we market our expertise in specialized engineering and design services to third party clients, including major automotive manufacturers and movie producers. Our long-term plans include opening our own retail outlets across the United States. Based on current sales of supercars, we believe that there is a growing global market for dependable, American-made supercars offering demonstrably superior performance with revolutionary styling and design characteristics.

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Saleen Automotive, Inc. (together with our subsidiaries, “we,” “us,” “our” and “our company”) was incorporated under the laws of the State of Nevada on June 24, 2011. We began to engage in our current business following a reverse merger we completed in May 2013 with entities controlled by Steve Saleen, a former professional race car driver who has been engaged in the high performance car business since 1983. Steve used his business degree from University of Southern California, coupled with experience in his father’s manufacturing business and as a race car driver, to build the Saleen brand. In August 2018, Steve Saleen was presented with the Legends of Auto Award at a ceremony held in Monterey, CA. Previous recipients of the Legends of Auto Award include such automotive luminaries as Lee Iacocca, Jay Leno, Roger Penske, and the late Carroll Shelby.

Recapitalization and Reverse Split

During the year ended March 31, 2018, we eliminated in excess of $8,549,000 of debt from our balance sheets in a series of transactions by issuing shares of Series A Preferred Stock and Series A-1 Preferred Stock with identical terms (collectively, “Series A Preferred Stock”) in exchange for such debt. All outstanding shares of Series A Preferred Stock ultimately converted to 12,028,000 shares of our common stock in December 2017, when we effected a 1-for-2,000 reverse stock split of our common stock following approval by our Board of Directors and stockholders. All common stock share and per-share amounts for all periods presented in this Form 10 have been adjusted retroactively to reflect the reverse stock split.

Going Concern

Since inception, our principal sources of liquidity have been cash provided by financing, including through the private issuance of notes and sale of equity securities, and gross profit from sales of high performance vehicles and engineering development and design services. Our principal uses of cash have been primarily for production and purchase of parts for our high performance vehicles; expansion of operations; development of new products and improvement of existing products; expansion of marketing efforts to promote our products and company; and capital expenditures primarily for tooling. Significant additional expenditures are necessary to develop and expand our automotive assets before sufficient and consistent positive operating cash flows will be achieved. Additional funds may be needed in order to continue production and operations, obtain profitability and to achieve our objectives.

During the nine months ended December 31, 2018, we used cash in operations of $199,000, and at December 31, 2018, had a stockholders’ deficit of $57 9 ,000, a working capital deficit of $1.0 million, and owed $785,000 in past due payroll and other taxes, which were subsequently repaid in full. In addition, during the year ended March 31, 2018, we incurred a net loss of $5.5 million, and used cash in operations of $1.6 million. The above factors raise substantial doubt about our ability to continue as a going concern, as noted by our independent registered public accounting firm in its report on our March 31, 2018 financial statements.

Our ability to continue as a going concern is dependent upon our ability to raise additional capital and to ultimately generate revenues at a level that will result in sustained profitability and positive cash flows from operations. During the fiscal year ended March 31, 2018, we raised $2.2 million through proceeds received from a private placement transaction, and $8.4 million of convertible debt and accrued interest was converted into common stock. At December 31, 2018, we had cash on hand of approximately $220,000 and we may not be able to generate sufficient funds from future operations to meet our cash flow requirements. We may need additional funds to meet our cash flow requirements to operate our business through December 31, 2019. Subsequent to March 31, 2018 and through December 31, 2018, we received payments of $6.4 million, in accordance with the terms of an engineering development and design contract, and received additional payments in excess of $10.0 million through March 2019 pursuant to this contract. In addition, in September 2018, we received $400,000 in proceeds from the private placement of Series B Preferred Stock. If we need funds in addition to the funds received from the engineering development and design contract, no assurance can be given that financing will be available or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, it may contain undue restrictions and covenants on our operations, in the case of debt financing, or cause substantial dilution for our stockholders in the case of convertible debt or equity financing.

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Our Vehicles, Products and Services

We currently provide or intend to provide the following products and services:

Saleen OEM: We manufacture the recently redesigned S7 supercar, a limited production supercar with a 1,500-horsepower engine, in our production facility in Corona, California. The S7 is produced under an agreement with S7 Super c ars, a related party, which owns the “S7” name and related intellectual property and assets. Under the agreement, S-7 Supercars provides the chassis and bears the costs to build the vehicle, and we receive a fee for engineering and manufacturing services, plus an additional markup for these services. In addition, we separately receive a fee of approximately 33% of the net profit from the sale of the vehicle by S7 Supercars upon the sale of the vehicle. We expect to generate total revenues of between $200,000 and $300,000 for each S7 produced and sold under this arrangement. Delivery of the first S7 occurred in July 2018. A total of seven S7 vehicles are expected to be produced under this agreement. In addition to the S7, we are in the process of completing the engineering, design and certification of the S1 high performance car, which has a 450-horsepower engine and an expected base selling price of $100,000.

Saleen Signature Cars: We take American sports cars and transform them into Saleen-branded performance vehicles through a process in which every part we incorporate into the vehicle is designed, engineered, tooled, tested, manufactured and certified by us or under our control. We are currently building Saleen Signature Cars utilizing Ford Mustangs and Ford Trucks. The current product line of high performance Saleen Signature Cars includes the Saleen 302 Mustang, Saleen Sport Truck and Saleen Off-Road Truck, which are offered as three different models – White, Yellow and Black Labels. We do not require approval from the original manufacturer in order to transform them into Saleen-branded performance vehicles.

Saleen Tesla: We designed, engineered, tooled, tested, and manufactured performance improvement parts designed to incorporate and enhance the performance and design of an existing Tesla Model S car. The Saleen Tesla design is our first effort in enhancing and modifying the design of an existing electric vehicle. Similar to our Saleen line of high performance vehicles, we improve the performance of the Tesla Model S car primarily through improved aerodynamics, modifications to the body and interior, enhanced braking capabilities, and enhanced suspension changes that improve the overall handling of the vehicle. We take new Tesla Model S vehicles and enhance them with Saleen proprietary designed and manufactured product enhancements. We also sell our designed Saleen Tesla parts as aftermarket parts. We do not require approval from Tesla for these modifications.

Engineering, Design and Development for JSAT: We provide engineering, design and development services to Jiangsu Saleen Automotive Technology Co., Ltd (“JSAT”) under a Consulting Agreement originally entered into in September 2016, and related contracts and agreements, including an engineering development and design contract we entered into with JSAT in April 2018. We are in the process of completing the first phase of a multi-phase relationship with JSAT under which we are engineering, designing and developing the S1 high performance vehicle for manufacture in the United States and China. We have also been engaged to engineer, design and develop other high performance vehicles for JSAT. We expect to complete the engineering, design and development of the S1 in September 2019. We will then proceed to the next phase of our relationship with JSAT, which will consist of the manufacture and sale of the S1 under terms that remain subject to further negotiation and agreement.

Technology, Design and Engineering Capabilities

We believe the core competencies of our company are high performance car design and vehicle engineering. Our engineering team is staffed with experienced and dedicated professionals with a wide range of expertise in providing design, analysis, and prototyping and validation capabilities to the global vehicle industry. We offer in-house expertise in areas ranging from chassis, body and power train, NVH (noise, vibration, harshness) engineering, electrical systems, thermal systems and CAE (computer aided engineering). We provide seamlessly integrated services in a broad range of engineering disciplines through a unique mix of automotive engineering expertise and motorsports carefully matched to their position specifications. Our engineering team utilizes the most technically advanced engineering tools available in a results-driven and highly stimulating environment.

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Our product development methodology is designed to ensure a disciplined and quantifiable approach that emphasizes quality and progress accountability as follows:

●	Market Definition and Potential
●	Product Definition
●	Realistic Revenue Targets
●	Design and Engineering
●	Prototyping
●	Testing
●	Volume Production Engineering
●	Product Launch
●	Success Reporting and Measurement
●	Product Evolution

Over a 35-year history, our founder, Steve Saleen, has developed his core competency in the design, engineering, manufacturing, marketing and sales of high performance vehicles as well as developed or acquired the technology to apply the same processes to the production of high performance vehicles. Specifically, we have expertise with respect to the following:

●	Engineering Capabilities
●	Suspension & Chassis
●	Powertrain
●	Certification
●	Engineering Tools
●	CAD Systems
●	Data Acquisition Systems
●	ETAS Calibration Tools
●	Crash Simulation Software
●	Suspension Simulation Software
●	CFD, Fluid Simulation Software
●	Design and Prototyping Capabilities
●	Style & Design Center
●	Full product development from the first sketch to final production
●	Manufacturing and Assembly

Our manufacturing and assembly teams collaborate regularly with the engineering development team to ensure that the appropriate processes, tooling, sourcing and timing is considered early in every program. Sharing of ideas throughout the business ensures that every aspect of a program is considered and understood by the entire enterprise.

We utilize the most current design, testing and prototyping systems in our manufacturing process, some of which include: Adams Kinematics - CAD (Computer Aided Design) - CFD (Computational Fluid Dynamics) - FEA (Finite Element Analysis) — CAM (Computer Aided Machining) - Rapid Prototyping - Machine Tools - Composites Manufacturing - Wind Tunnel – Pam Crash for crash simulation and design of occupant safety systems.

Vehicle Limited Warranty Policy

We provide a three-year or 36,000 miles New Vehicle Limited Warranty for our Signature Cars, and a 12-month or 12,000-mile warranty on our S7 Supercars. The vehicle limited warranty applies to installed parts and/or assemblies in new Saleen high performance cars. All of the unaltered parts are covered under the original full warranty of the OEM manufacturer of the base vehicles (Ford and Tesla).

Supply Chain

We use over 1,000 purchased parts, which we source globally from over 100 suppliers, many of whom are currently our single source suppliers for these components. We have developed close relationships with several key suppliers particularly in the procurement of body components and certain other key system parts. While we obtain components from multiple sources whenever possible, similar to other automobile manufacturers, many of the components used in our vehicles are purchased by us from a single source. We are currently expanding our supplier sources to reduce the risk of a single source supplier adversely affecting our operations. To date, we have expanded from one to two suppliers, the sources from which we obtain some of our automobile body components. We will continue our efforts to reduce our dependence on single source suppliers.

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Sales and Marketing Strategy

Our principal marketing goals are to:

●	generate demand for our vehicles and drive leads to our sales teams;
●	build long-term brand awareness and manage corporate reputation;
●	manage our existing customer base to create loyalty and customer referrals; and
●	enable customer input into the product development process.

Saleen OEM: We intend to establish Saleen stand-alone dealerships to further promote and sell our S7 Supercars, as well as the S1.

Saleen Signature Cars: Our Saleen-branded high performance Signature Cars are sold through Ford retail dealers and exotic automobile dealers. We currently have arrangements with over 40 dealers located throughout the United States and are growing our dealer distribution network. Our dealer agreements provide for an exclusive dealer marketing area in which the applicable dealer can promote our products based on our current product price list. The key terms of our dealer agreements include (a) target dealer product sales goals, (b) exclusive dealer marketing territories and (c) a one-year term, renewable annually. Our agreements may be terminated if our dealers fail to meet our target dealer product sales goals. Our dealer territories are generally based on the local dealers’ county geographical boundaries; however, we may have multiple dealers in densely populated counties such as Los Angeles or San Francisco. Our dealers earn a markup on the sale of our products at the time that the sale is completed upon delivery of the vehicle.

Our annual operating budget includes a commitment to effective marketing, advertising and promotional efforts in order to further strengthen awareness of our brand and expose our products to a larger audience. To the extent we obtain sufficient funding, we expect to contract with marketing and advertising businesses with experience marketing and promoting specialty automotive brands to further promote our business. Our marketing plans and efforts include the following:

Social Media and Team Saleen: We actively promote our vehicles and our brand through social media including Facebook, Instagram, Twitter and online forums linked to Saleen.com. In addition, we recently introduced Team Saleen, an online club for Saleen enthusiasts. Team Saleen provides paid members with exclusive access to the latest developments at Saleen Automotive, message boards moderated by Saleen executives, pictures and articles, new vehicle launches, and live streaming from many of our car shows and events. Several hundred members have signed up in just the first month of Team Saleen. In addition, there are several Saleen fan sites, user groups and forums online accessed by thousands of Saleen enthusiasts worldwide.

Events Marketing: As a high performance specialty manufacturer, we take pride in attending events on the international auto show circuit such as in Chicago, Los Angeles, Detroit, New York, Pebble Beach, Shanghai and Beijing. We also participate in regional car shows and our participation in each event includes securing a trade booth to display our products, holding press events to announce new models, and networking with attendees and dealers at the shows.

Print Marketing: Our print marketing strategy includes purchasing of ad space targeted to our customer base as well as free press through press releases of newsworthy or entertainment-worthy information. The estimated costs of purchased ad space will vary by target market. We generally purchase ad space at car show venues from time to time as we determine and in keeping with our marketing budget in cities where our dealers are actively engaged in promoting our vehicles.

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Regulation—Vehicle Safety and Testing

Our Saleen branded vehicles are subject to, and we comply with, or are exempt from, numerous regulatory requirements established by the National Highway Traffic Safety Administration (NHTSA), including all applicable United States federal motor vehicle safety standards (FMVSS). Our high performance Saleen branded muscle cars fully comply with all FMVSS without the need for any exemptions. As a manufacturer, we must self-certify that a vehicle meets, or otherwise obtain an exemption from, all applicable FMVSS before the vehicle can be sold in the United States.

We are also required to comply with other requirements of federal laws administered by the NHTSA, including the Corporate Average Fuel Economy standards, Theft Prevention Act requirements, consumer information labeling requirements, early warning reporting requirements regarding warranty claims, field reports, death and injury reports and foreign recalls, and owner’s manual requirements.

The Automobile Information and Disclosure Act requires manufacturers of motor vehicles to disclose certain information regarding the manufacturer’s suggested retail price, optional equipment and pricing. In addition, the Act allows inclusion of city and highway fuel economy ratings, as determined by the EPA, as well as crash test ratings, as determined by the NHTSA, if such tests are conducted.

Regulation—EPA Emissions & Certificate of Conformity; Internet Sales

The Clean Air Act requires that we obtain a Certificate of Conformity issued by the EPA and a California Executive Order issued by the California Air Resources Board (“CARB”) with respect to emissions for our vehicles. The Certificate of Conformity is required for vehicles sold in states covered by the Clean Air Act’s standards and both the Certificate of Conformity and the Executive Order is required for vehicles sold in states that have sought and received a waiver from the EPA to utilize California standards. The California standards for emissions control for certain regulated pollutants for new vehicles and engines sold in California are set by the CARB. States that have adopted the California standards as approved by the EPA also recognize the Executive Order for sales of vehicles.

We plan to sell our vehicles over the internet in the future to the extent we determine compliance with applicable governmental regulations will not be unduly burdensome. Some states have laws providing that a manufacturer cannot deliver a vehicle to a resident of such state except through a dealer licensed to do business in that state. We will therefore be required to either obtain a dealer license in such states, partner with a licensed dealer or obtain an exemption from such requirements in connection with sales of our vehicles over the Internet. We have not commenced the process to obtain a dealer license in states requiring such licenses, and are currently determining our strategy with respect to sales of our vehicles in such states and over the internet.

In addition, some states have requirements that service facilities be available with respect to vehicles sold in the state, which may be interpreted to also require that service facilities be available with respect to vehicles sold over the Internet to residents of the state. In the event that such regulations are applicable to vehicles sold over the Internet, we will be limited in our ability to sell vehicles in such states to the extent that we do not have qualifying service facilities.

The foregoing examples of state laws governing the sale of motor vehicles are just some of the regulations we face as we sell our vehicles. In many states, the application of state motor vehicle laws to Internet sales is largely without precedent, and would be determined by a fact specific analysis of numerous factors, including whether we have a physical presence or employees in the applicable state, whether we advertise or conduct other activities in the applicable state, how the sale transaction is structured, the volume of sales into the state, and whether the state in question prohibits manufacturers from acting as dealers. As a result of the fact specific and untested nature of these issues, and the fact that applying these laws intended for the traditional automobile distribution model to our sales model allows for some interpretation and discretion by the regulators, state legal prohibitions may prevent us from selling to consumers in such state.

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Competition

Domestic United States auto sales declined slightly to 16.9 million vehicles sold in 2017, after reaching their highest level ever in 2016 with sales of 17.6 million vehicles, following seven consecutive years of year-over-year gains for the automobile industry.

Competition in this industry is in most cases based on reputation, prestige, quality, service and overall price. A strong combination of all these areas tends to attract repeat and loyal customers and enthusiast. Consumers tend to shop for name brand and expect high customer service levels. Promptness of service also matters because customers want and need their cars back as soon as possible.

In addition to customer service, name or brand recognition and reputation play an important role in determining how competitive an auto customization business is.

Our primary competition comes from other high-end cars, their manufacturing companies, and third-party companies that specialize in customization for these cars. These companies include Acura, Aston Martin, Audi, Ferrari, Lamborghini, Lexus, McLaren, and Porsche.

Intellectual Property

Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of patents, patent applications, trade secrets, including know-how, employee and third-party nondisclosure agreements, copyright laws, trademarks, intellectual property licenses and other contractual rights to establish and protect our proprietary rights in our technology. Saleen Automotive owns trademarks registered with the U.S. Patent and Trademark Office.

We currently market our products using the Saleen name and logo, as well as the name and likeness of Steve Saleen, through a royalty free license from Steve Saleen. We have a license agreement with Mr. Saleen to use Steve Saleen’s image, signature, full name, voice, biographical materials, likeness, and goodwill associated with the “Saleen” brand in connection with our business. The aforementioned license may only be terminated in the event we file a petition for relief under Chapter 7 of the U.S. Bankruptcy Code, or a petition for relief is converted to a Chapter 7 proceeding under the U.S. Bankruptcy Code.

Seasonality

Sales of our high performance cars have fluctuated on a seasonal basis with increased sales during the spring and summer months in our second and third fiscal quarters relative to our fourth and first fiscal quarters. In general, automotive sales tend to decline over the winter season and we anticipate that our sales may have similar seasonality. To address the seasonality of our high performance cars, we introduced a Saleen-branded truck based on the Ford F-150 in March 2018. Trucks historically sell well in the fall and winter months and the Saleen truck, could help offset the seasonal fluctuation in sales of our high performance vehicles.

Employees

As of December 31, 2018, we had 32 employees all of whom were full-time employees. Since inception, we have never had a work stoppage, and our employees are not represented by labor unions. We consider our relationship with our employees to be positive.

Description of Property

Our principal executive office is located at 2735 Wardlow Road, Corona, California 92882. Our principal engineering office is located across from our executive office at 2755 Wardlow Road, Corona, California 92882. We operate out of leased facilities comprised of a two-building campus that constitutes approximately four acres of industrial and office space. We believe our facilities are adequate to meet our current and near-term needs.

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ITEM 1A. RISK FACTORS.

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing shares of our common stock. If any of the following risks occur, our business, financial condition and/or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Business

We have a long history of losses and negative cash from operations and our current cash resources and revenue levels are insufficient to meet our planned business objectives without additional financing. In addition, our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern. We may be unable to obtain financing on satisfactory terms.

We have a long history of operating losses and may not achieve or sustain profitability. During the nine months ended December 31, 2018, we used cash in operations of $199,000, and at December 31, 2018, had a stockholders’ deficit of $579,000, a working capital deficit of $1.0 million, and owed $785,000 in past due payroll and other taxes, which were subsequently repaid in full. During the year ended March 31, 2018, we incurred a net loss of $5.5 million, and used cash in operations of $1.6 million. These factors raise substantial doubt about our ability to continue as a going concern, as noted by our independent registered public accounting firm in its report on our March 31, 2018 financial statements.

Our ability to continue as a going concern is dependent upon our ability to raise additional capital and to ultimately generate revenues at a level that will result in sustained profitability and positive cash flows from operations. During the fiscal year ended March 31, 2018, we were able to raise $2.2 million through proceeds received from a private placement transaction and $8.4 million of convertible debt and accrued interest was converted into common stock. At December 31, 2018, we had cash on hand of approximately $220,000 and may not be able to generate sufficient funds from future operations to meet our cash flow requirements. We may need additional funds to meet our cash flow requirements to operate our business through December 31, 2019. Subsequent to March 31, 2018 and through December 31, 2018, we received payments of $6.4 million, in accordance with the terms of an engineering development and design contract, and we received additional payments in excess of $10.0 million through March 2019 pursuant to this contract. In addition, in September 2018, we received $400,000 in proceeds from the private placement of Series B Preferred Stock. If we need additional funds, no assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us. Additional financing may contain undue restrictions and covenants on our operations, in the case of debt financing, or cause substantial dilution for stockholders in the case of convertible debt or equity financing.

We may be unable to sustain our current level of production or deliveries of our high performance cars both of which could harm our business and prospects.

High performance car production and deliveries will continue to require significant resources and we may experience unexpected delays or difficulties that could harm our ability to maintain full manufacturing capacity, or cause us to miss planned production targets. Additionally, sustaining high volume production and doing so in a manner that avoids significant cost overruns, including as a result of factors beyond our control such as problems with suppliers and vendors, may be difficult.

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Our ability to sustain volume production and deliveries is subject to certain risks and uncertainties, including:

●	that our suppliers will be able to deliver components on a timely basis and in the necessary quantities, quality and at acceptable prices to produce our cars in volume and reach our financial targets;
●	that we will be able to complete any necessary adjustments to the vehicle design or manufacturing processes of our cars in a timely manner that meets our production plan and allows for high quality vehicles;
●	that we will not encounter parts quality issues before, during or after production of high performance cars;
●	that we will be able to schedule and complete deliveries at our planned volume production;
●	that the equipment or tooling which we have purchased or which we select will be able to accurately manufacture the vehicle within specified design tolerances and will not suffer from unexpected breakdowns or damage which could negatively affect the rate needed to produce vehicles in volume;
●	that we will be able to comply with environmental, workplace safety and similar regulations to operate our manufacturing facilities and our business on our projected timeline;
●	that we will be able to maintain high quality controls as we transition to a higher level of in-house manufacturing process; and
●	that the information technology systems that we are currently expanding and improving upon will be effective to manage high volume production.

Finally, detailed long-term testing of systems integration, performance and safety as well as long-term quality, reliability and durability testing are ongoing and any negative results from such testing could cause production delays in high performance cars, cost increases or lower quality vehicles.

We are dependent on Jiangsu Saleen Automotive Technology Co., Ltd. (“JSAT”) for a significant portion of our revenue.

Revenues from services to one Asian-based customer, JSAT, comprised 75% of revenues for the nine months ended December 31, 2018, and 66% and 23% of our revenues for the fiscal years ended March 31, 2018 and 2017, respectively. We receive revenues from JSAT for engineering, design and development services related to our S1. Any reduction in business with JSAT would likely cause our revenues to materially decrease.

We have not yet agreed to the terms of the manufacture and sale of the S1 with JSAT.

Our agreements with JSAT govern the engineering and design of the S1. The terms for the manufacture and sale of the S1 remain subject to further negotiation and agreement. There is no assurance that we will be able to agree to terms for the manufacture and sale of the S1 or on terms that are favorable to us. If we are unable to agree to terms for the manufacture and sale of the S1, we will not be able to generate any revenues from this vehicle, as the intellectually property rights developed under our agreements with JSAT with respect to the S1 are owned by JSAT.

Our largest customer is based in China, which subjects us to Chinese economic and political risks over which we have little or no control.

JSAT is based in China, and we expect to derive significant future revenues from Chinese sales of our S1 and other vehicles developed under our relationship with JSAT. Doing business outside the United States, particularly in China, subjects us to various risks, including changing economic and political conditions, exchange controls, currency fluctuations, and unexpected changes in United States and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. We have no control over these risks and may be unable to anticipate changes in international economic and political conditions.

We are dependent on our suppliers, the vast majority of which are single source suppliers, and the inability of these suppliers to continue to deliver, or their refusal to deliver, necessary components of our vehicles in a timely manner at prices, quality levels, and volumes acceptable to us would have a material adverse effect on our business.

We use over 1,000 purchased parts, which we source globally from over 100 suppliers, many of whom are currently our single source suppliers for these components. We have developed close relationships with several key suppliers particularly in the procurement of body components and certain other key system parts. While we obtain components from multiple sources whenever possible, similar to other automobile manufacturers, many of the components used in our vehicles are purchased by us from a single source. While we believe that we may be able to establish alternate supply relationships and can obtain or engineer replacement components for our single source components, we may be unable to do so in the short term, or at all, at prices or costs that are favorable to us. Qualifying alternate suppliers or developing our own replacements for certain highly customized components of our vehicles may be time consuming, costly and may force us to make additional modifications to a vehicle’s design.

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This supply chain exposes us to multiple potential sources of delivery failure or component shortages for our high performance cars. In addition, because we do not have written agreements in place with all our suppliers, this may create uncertainty regarding certain suppliers’ obligations to us, including but not limited to, those regarding warranty and product liability. Furthermore, if we experience significant increased demand, or need to replace certain existing suppliers, there can be no assurance that additional supplies of component parts will be available when required on terms that are favorable to us, at all, or that any supplier would allocate sufficient supplies to us in order to meet our requirements or fill our orders in a timely manner. In the past, we have replaced certain suppliers because of their failure to provide components that met our quality control standards. The loss of any single or limited source supplier or the disruption in the supply of components from these suppliers could lead to delays in vehicle deliveries to our customers, which could hurt our relationships with our customers.

Changes in our supply chain have resulted in the past, and may result in the future, in increased cost and delay. We have also experienced cost increases from certain of our suppliers in order to meet our quality targets and development timelines as well as due to design changes that we made, and we may experience similar cost increases in the future. If we are unsuccessful in our efforts to control and reduce supplier costs, our operating results will suffer. Furthermore, a failure by our suppliers to provide the components in a timely manner or at the level of quality necessary to manufacture our high performance vehicles could prevent us from fulfilling customer orders in a timely fashion which could result in negative publicity, damage our brand.

We are dependent on Ford Mustang, Ford F-150 and Tesla platform vehicles for our muscle and high performance vehicle products.

We utilize automobile manufacturers Ford and Tesla platform vehicles for our Mustang, Ford F-150 and Tesla Model S muscle and high performance vehicles. Generally, we procure these vehicles directly from dealers. While we do enter into sourcing agreements with certain of our dealers, we do not have a supply agreement with Ford or Tesla and we are limited to the allocation allotted to our source dealers. Further, all production parts are engineered and manufactured exclusively by us and are designed specifically for current and past models of these platform vehicles. Any discontinuation of these vehicles, disruption in production or significant major model changes in these platform vehicles could have a material impact on our sales and ultimately on our business. Minor and major model changes by Ford and Tesla require us to re-design, re-tool and change our production, which could result in us incurring significant costs and production interruptions. Further, we may experience lower sales volume and difficulties in obtaining current year platform vehicles during the period from when the current year model stops production by the manufacturer to when the new major model year vehicle is released.

If we are unable to adequately reduce the manufacturing costs of high performance cars and supercars, our business, financial condition, operating results and prospects will suffer.

Our production costs for high performance cars have been high due to new product line start-up costs at our factory, manufacturing inefficiencies including low absorption of fixed manufacturing costs, limited ability to build high-quality production tooling used to manufacture parts due to cash constraints, higher logistics costs due to the immaturity of our supply chain, and higher initial prices for component parts during the initial period after the launch and ramp of the business. As we are now producing cars at a steadier rate of production, manufacturing costs for certain components used in production have started to fall while others have increased. While we expect further cost reduction efforts undertaken by both us and our suppliers will result in future reduction of costs, there is no guarantee that we will be able to achieve planned cost reductions from our various cost savings initiatives, and the failure to achieve such savings would negatively affect our ability to reach our gross margin and profitability goals. Our planned cost reductions include reducing our production costs by negotiating discounts from our suppliers as we increase our purchasing volume, reducing our engineering and production costs through more effective hiring practices, and reducing our general and administrative expenses by reducing reliance on outside services providers. There is no guarantee that our planned cost reductions will be achieved.

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We incur significant costs related to procuring the raw materials required to manufacture our high performance cars, assembling vehicles and compensating our personnel. We may also incur substantial costs in increasing the production capability of our high performance cars manufacturing facilities, each of which could potentially face cost overruns. If high performance cars tooling, production equipment and parts are insufficient for use in supercars, perhaps as a result of a lower level of commonality between the two vehicles than we currently anticipate, our costs related to the production of supercars may exceed our expectations.

Our long-term success is dependent upon our ability to design and achieve market acceptance of new vehicle models, specifically our high performance muscle cars, trucks and supercars.

Our long-term success is dependent on market acceptance of our high performance cars, trucks and supercars. There is no guarantee that the general public in the long-term will successfully accept these new vehicles. Additionally, there can be no assurance that we will be able to design future vehicles that will meet the expectations of our customers or that our future models will become commercially viable. To the extent that we are not able to build future high performance muscle cars, trucks and supercars to the expectations created by the early prototype and our announced specifications, customers may cancel their reservations, our future sales could be harmed and investors may lose confidence in us. Furthermore, historically, automobile customers have come to expect new and improved vehicle models to be introduced frequently. In order to meet these expectations, we may in the future be required to introduce on a regular basis new vehicle models as well as enhanced versions of existing vehicle models. As technologies change in the future for automobiles in general and high performance vehicles specifically, we will be expected to upgrade or adapt our vehicles and introduce new models in order to continue to provide vehicles with the latest technology and meet customer expectations.

Increases in costs due to disruption of supply or shortage of raw materials could harm our business.

We may experience increases in the cost or a sustained interruption in the supply or shortage of raw materials. We use various raw materials in our business including aluminum, steel, nickel and copper. The prices for these raw materials fluctuate depending on market conditions and global demand for these materials. Substantial increases in the prices for our raw materials or prices charged to us, such as those charged by our supercharger manufacturers, would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased vehicle prices. There can be no assurance that we will be able to recoup increasing costs of raw materials by increasing vehicle prices.

Our distribution model is different from the predominant current distribution model for automobile manufacturers, which makes evaluating our business, operating results and future prospects difficult.

Our distribution model is not common in the automobile industry today, particularly in the United States. In addition to our current sales from our headquarters and showroom in Corona, California, we plan to sell our vehicles over the internet in the future to the extent we determine compliance with applicable governmental regulations will not be unduly burdensome. This model of vehicle distribution is relatively new and unproven, especially in the United States. We will not be able to utilize long-established sales channels developed through a franchise system to increase our sales volume. Moreover, we will be competing with companies with well-established distribution channels.

We may face regulatory limitations on our ability to sell vehicles directly or over the Internet.

We plan to sell our vehicles over the internet in the future to the extent we determine compliance with applicable governmental regulations will not be unduly burdensome. We may not be able to sell our vehicles over the Internet across the United States, as many states have laws that may be interpreted to prohibit Internet sales by manufacturers to residents of the state or to impose other limitations on this sales model, including laws that prohibit manufacturers from selling vehicles directly to consumers without the use of an independent dealership or without a physical presence in the state. For example, some states provide that a manufacturer cannot deliver a vehicle to a resident of their state except through a dealer licensed to do business in such state, which may be interpreted to require us to open a store in that state in order to sell vehicles to their residents. In addition, some states have requirements that service facilities be available with respect to vehicles sold in the state, which may be interpreted to also require that service facilities be available with respect to vehicles sold over the Internet to residents of the state thereby limiting our ability to sell vehicles in states where we do not maintain service facilities.

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In many states, the application of state motor vehicle laws to our specific sales model is largely untested under state motor vehicle industry laws, particularly with respect to sales over the Internet, and would be determined by a fact-specific analysis of numerous factors, including whether we have a physical presence or employees in the applicable state, whether we advertise or conduct other activities in the applicable state, how the sale transaction is structured, the volume of sales into the state, and whether the state in question prohibits manufacturers from acting as dealers. As a result of the fact-specific and untested nature of these issues, and the fact that applying these laws intended for the traditional automobile distribution model to our sales model allows for some interpretation and discretion by the regulators, the manner in which the applicable authorities will apply their state laws to our distribution model is difficult to predict. Such laws, as well as other laws governing the motor vehicle industry, may subject us to potential inquiries and investigations from state motor vehicle regulators who may question whether our sales model complies with applicable state motor vehicle industry laws and who may require us to change our sales model or may prohibit our ability to sell our vehicles to residents in such states. In addition, decisions by regulators permitting us to sell vehicles may be subject to challenges as to whether such decisions comply with applicable state motor vehicle industry laws.

The automotive market is highly competitive, and we may not be successful in competing in this industry. We currently face competition from new and established competitors and expect to face competition from others in the future.

The worldwide automotive market is highly competitive today and we expect it will become even more so in the future. With respect to high performance muscle cars, we face competition from high-end Mustangs and Model S vehicles produced by Ford and Tesla, respectively, along with other Ford Mustang variants. With respect to our supercars, we face competition from existing and future automobile manufacturers, including McLaren, Lamborghini, and Ferrari, as well as manufacturers in the extremely competitive premium sedan market, including Audi, BMW, Lexus and Mercedes.

Most of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. In addition, most of our competitors have more extensive customer bases and broader customer and industry relationships than we do. In addition, almost all of these companies have longer operating histories and greater name recognition than we do. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively.

Furthermore, certain large automobile manufacturers offer financing and leasing options on their vehicles and also have the ability to market vehicles at a substantial discount when financed through their affiliated financing company.

Demand in the automobile industry is highly volatile, which may lead to lower vehicle unit sales and adversely affect our operating results.

The markets in which we currently compete and plan to compete in the future have been subject to considerable volatility in demand in recent periods. Demand for automobile sales depends to a large extent on general, economic, political and social conditions in a given market and the introduction of new vehicles and technologies. As a new automobile manufacturer and low volume producer, we have less financial resources than more established automobile manufacturers to withstand changes in the market and disruptions in demand. As our business grows, economic conditions and trends in other countries and regions where we sell our high performance vehicles will impact our business, prospects and operating results as well. Demand for our high performance vehicles may also be affected by factors directly impacting automobile price or the cost of purchasing and operating automobiles such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales and increased inventory, which may result in further downward price pressure. These effects may have a more pronounced impact on our business given our relatively smaller scale and financial resources as compared to many incumbent automobile manufacturers.

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Difficult economic conditions may negatively affect consumer purchases of luxury items, such as our high performance vehicles.

Sales of high-end and luxury consumer products, such as our high performance vehicles, depend in part on discretionary consumer spending and are even more exposed to adverse changes in general economic conditions. Difficult economic conditions could therefore temporarily reduce the market for vehicles in our price range. Discretionary consumer spending also is affected by other factors, including changes in tax rates and tax credits, interest rates and the availability and terms of consumer credit. Accordingly, any events that have a negative effect on the United States economy or on foreign economies or that negatively affect consumer confidence in the economy, including disruptions in credit and stock markets, and actual or perceived economic slowdowns, may harm our business, prospects, financial condition and operating results.

Our financial results may vary significantly from period-to-period due to the seasonality of our business and fluctuations in our operating costs.

Our operating results may vary significantly from period-to-period due to many factors, including seasonal factors that may have an effect on the demand for our high performance vehicles. Generally, sales of our high performance cars have fluctuated on a seasonal basis with increased sales during the spring and summer months in our second and third fiscal quarters relative to our fourth and first fiscal quarters. In addition, traditionally from November through mid-January, auto industry production slows due to the holidays and the subsequent temporary shutdown of plants and shipping for several weeks causing delivery of cars to be interrupted which has had an effect on our sales. In general, automotive sales tend to decline over the winter season, especially in snow driven states, and we anticipate that our sales of high performance vehicles and other models we introduce may have similar seasonality. Also, any unusually severe weather conditions in some markets may impact demand for our vehicles. Our operating results could also suffer if we do not achieve revenue consistent with our expectations for this seasonal demand because many of our expenses are based on anticipated levels of annual revenue.

In addition, we expect our period-to-period operating results to vary based on our operating costs which we anticipate will increase significantly in future periods as we, among other things, design, develop and manufacture our supercars, increase the production capacity at our manufacturing facilities to produce our supercars, incur costs for warranty repairs or product recalls, if any, increase our sales and marketing activities, and increase our general and administrative functions to support our growing operations.

If we are unable to establish and maintain confidence in our long-term business prospects among consumers, analysts and within our industry, then our financial condition, operating results, business prospects and stock price may suffer materially.

Our vehicles are highly technical products that require maintenance and support. As a result, consumers may be less likely to purchase our vehicles if they are not convinced that our business will succeed and continue to be available to provide them with required maintenance and support. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among customers, suppliers, analysts and other parties in our liquidity and long-term business prospects. In contrast to some more established automakers, we believe that, in our case, the task of maintaining such confidence may be particularly complicated by factors such as the following:

●	our history of operating losses;
●	our limited revenues and lack of profitability to date;
●	unfamiliarity with or uncertainty about the our high performance vehicles and supercars;
●	uncertainty about the long-term marketplace acceptance of alternative fuel vehicles generally, or electric vehicles specifically;
●	our need for ongoing infusions of external capital to fund our operations;

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●	the size of our expansion plans in comparison to our existing capital base and scope and history of operations; and
●	the prospect or actual emergence of direct, sustained competitive pressure from more established automakers, which may be more likely if our initial efforts are perceived to be commercially successful.

Any negative perceptions about our long-term business prospects may make it more difficult to raise additional funds when needed.

We may not succeed in maintaining and strengthening the Saleen brand, which would materially and adversely affect customer acceptance of our vehicles and our business, revenues and prospects including our ability to raise capital.

Our business and prospects are heavily dependent on our ability to develop, maintain and strengthen the Saleen brand. Any failure to develop, maintain and strengthen our brand may materially and adversely affect our ability to sell our high performance vehicles and future planned supercars. If we do not continue to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will likely depend significantly on our ability to provide high quality high performance vehicles.

In addition, we expect that our ability to develop, maintain and strengthen the Saleen brand will also depend heavily on the success of our marketing efforts. To date, we have limited experience with marketing activities as we have relied primarily on the Internet, word of mouth and attendance at industry trade shows to promote our brand. To further promote our brand, we may be required to change our marketing practices, which could result in substantially increased advertising expenses, including the need to use traditional media such as television, radio and print. The automobile industry is intensely competitive, and we may not be successful in building, maintaining and strengthening our brand. Many of our current and potential competitors have greater name recognition, broader customer relationships and substantially greater marketing resources than we do. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.

If we fail to manage future growth effectively as we rapidly grow our company, we may not be able to produce, market, sell and service our vehicles successfully.

We intend to expand our operations significantly. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include:

●	finding and training new personnel;
●	forecasting production and revenue;
●	controlling expenses and investments in anticipation of expanded operations;
●	establishing or expanding design, manufacturing, sales and service facilities;
●	implementing and enhancing manufacturing and administrative infrastructure, systems and processes;
●	addressing new markets; and
●	expanding international operations.

We intend to continue to hire a significant number of additional personnel, including manufacturing personnel, design personnel, engineers and service technicians for our high performance vehicles. Because our high performance vehicles are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in high performance vehicles may not be available to hire, and we will need to expend significant time and expense training the employees we do hire. Competition for individuals with experience designing, manufacturing and servicing high performance vehicles are intense, and we may not be able to attract, assimilate, train or retain additional highly qualified personnel in the future. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business and prospects.

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If we are unable to attract and/or retain key employees and hire qualified management, technical vehicle engineering, and manufacturing personnel, our ability to compete could be harmed and our stock price may decline. In particular, we are highly dependent on the services of Steve Saleen, our Chief Executive Officer.

We are highly dependent on the services of Steve Saleen, our Chief Executive Officer and Chairman of our Board of Directors. There can be no assurance that we will be able to successfully attract and retain other qualified senior leadership necessary to grow our business. Our future success depends upon our ability to attract and retain additional executive officers and other key technology, sales, marketing, engineering, manufacturing and support personnel and any failure to do so could adversely impact our business, prospects, financial condition and operating results. In addition, we do not have “key person” life insurance policies covering Steve Saleen or other key employees. Currently in Southern California, there is increasing competition for talented individuals with the specialized knowledge of high performance vehicles, software engineers and other skilled employees and this competition affects both our ability to retain and hire key employees. Our continued success depends upon our continued ability to hire and retain employees. Additionally, we compete with many mature and prosperous companies in Southern California that have far greater financial resources than we do and thus can offer current or perspective employees more lucrative incentive packages than we can. Any difficulties in retaining current employees or recruiting new ones would have an adverse effect on our performance.

We are subject to various environmental and safety laws and regulations that could impose substantial costs upon us and negatively impact our ability to operate our manufacturing facilities.

We are subject to national, state, provincial and/or local environmental, health and safety laws and regulations, including laws relating to the use, handling, storage, disposal and human exposure to hazardous materials. Environmental and health and safety laws and regulations can be complex, and we expect that our business and operations will be affected by future amendments to such laws or other new environmental and health and safety laws which may require us to change our operations, potentially resulting in a material adverse effect on our business. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury and fines and penalties. Capital and operating expenses needed to comply with environmental, health and safety laws and regulations can be significant, and violations may result in substantial fines and penalties, third party damages, suspension of production or a cessation of our operations.

Contamination at properties owned or operated by us may result in liability for us under environmental laws and regulations, including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or operating results. We may face unexpected delays in obtaining the necessary permits and approvals required by environmental laws in connection with our manufacturing facilities that could require significant time and financial resources and negatively impact our ability to operate these facilities, which would adversely impact our business prospects and operating results.

Our business may be adversely affected by union activities.

Although none of our employees are currently represented by a labor union, it is common throughout the automobile industry generally for many employees at automobile companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Our employees may join or seek recognition to form a labor union, or we may be required to become a union signatory. Additionally, disgruntled ex-employees may actively encourage unionization of our employees. We are also directly or indirectly dependent upon companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business. If a work stoppage occurs, it could delay the manufacture and sale of our high performance vehicles. The mere fact that our labor force could be unionized may harm our reputation in the eyes of some investors and thereby negatively affect our stock price. Additionally, the unionization of our labor force could increase our employee costs and decrease our profitability.

Changes in employment laws or regulation could harm our performance.

Various federal and state labor laws govern our relationship with our employees and affect operating costs. These laws include minimum wage requirements, overtime pay, healthcare reform and the implementation of the Patient Protection and Affordable Care Act, and unemployment tax rates. A number of factors could adversely affect our operating results, including additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, mandated training for employees, increased tax reporting and tax payment requirements, changing regulations from the National Labor Relations Board and increased employee litigation including claims relating to the Fair Labor Standards Act.

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We are subject to substantial regulation, which is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and operating results.

Our high performance vehicles, and the sale of motor vehicles in general, are subject to substantial regulation under international, federal, state and local laws. We have incurred, and expect to incur in the future, significant costs in complying with these regulations. Regulations related to the automobile industry are currently evolving and we face risks associated with changes to these regulations such as:

●	the amendment or rescission of the federal law and regulations mandating increased fuel economy in the United States, referred to as the Corporate Average Fuel Economy (CAFE) standards, could reduce new business opportunities for our development activities;
●	the amendment or rescission of federal greenhouse gas tailpipe emission regulations administered by the EPA under the authority of the Clean Air Act could reduce new business opportunities for our development activities;
●	increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote alternative fuel vehicles; and
●	changes to regulations governing the export of our products could increase our costs incurred to deliver products outside the United States or force us to charge a higher price for our vehicles in such jurisdictions.

To the extent the laws change, some or all of our vehicles may not comply with applicable international, federal, state or local laws, which would have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming, and expensive.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims. The automobile industry experiences significant product liability claims and we face inherent risk of exposure to claims in the event our vehicles do not perform as expected or malfunction resulting in personal injury or death. Our risks in this area are particularly pronounced given the limited number of vehicles delivered to date and limited field experience of those vehicles. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our vehicles and business and inhibit or prevent commercialization of other future vehicle candidates. We currently do not maintain product liability or other related insurance and as such, any lawsuit seeking significant monetary damages may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy.

We may be compelled to undertake product recalls, which could adversely affect our brand image and financial performance.

Any product recall in the future may result in adverse publicity, damage our brand and adversely affect our business, prospects, operating results and financial condition. In the future, we may at various times, voluntarily or involuntarily, initiate a recall if any of our vehicles prove to be defective or noncompliant with applicable federal motor vehicle safety standards. Such recalls, voluntary or involuntary, involve significant expense and diversion of management attention and other resources, which could adversely affect our brand image in our target markets and could adversely affect our business, prospects, financial condition and results of operations.

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Our current and future warranty reserves may be insufficient to cover future warranty claims.

If our warranty reserves are inadequate to cover future warranty claims on our vehicles, our business, prospects, financial condition and operating results could be materially and adversely affected. We provide a three-year or 36,000 miles New Vehicle Limited Warranty with every Signature Car and a 12-month or 12,000-mile bumper to bumper warranty on our S7 supercar. The vehicle limited warranty applies to installed parts and/or assemblies in new high performance vehicles. All of the unaltered parts are covered under the original full warranty of the OEM manufacturer of the base vehicles (Ford and Tesla). Although unaltered parts are covered by the original full warranty of the OEM manufacturer, such OEM manufacturers could deny any warranty claims due to our work, which could adversely impact us if we cannot successfully overturn such claims.

We have limited experience with warranty claims for these vehicles or with estimating warranty reserves. Our warranty claims to date have been negligible. We could in the future become subject to a significant and unexpected warranty expense. There can be no assurance that our currently existing or future warranty reserves will be sufficient to cover all claims, and if actual failure rates and the resulting cost of replacement vary from our estimates, revisions to our warranty reserve would be required.

We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.

Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop or sell our vehicles or components, which could make it more difficult for us to operate our business. From time to time, we may receive inquiries from holders of patents or trademarks inquiring whether we infringe their proprietary rights. Companies holding patents or other intellectual property rights relating to our base vehicles may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

●	cease selling, incorporating or using vehicles that incorporate the challenged intellectual property;
●	pay substantial damages;
●	obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all; or
●	redesign our vehicles.

A successful claim of infringement against us or our failure or inability to obtain a license to the infringed technology could materially adversely affect our business. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management attention.

We also license patents and other intellectual property from third parties, and we may face claims that our use of this in-licensed technology infringes the rights of others. In that case, we may seek indemnification from our licensors under our license contracts with them. However, our rights to indemnification may be unavailable or insufficient to cover our costs and losses.

Our business will be adversely affected if we are unable to protect our intellectual property rights from unauthorized use or infringement by third parties.

Any failure to protect our proprietary rights adequately could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue. Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of patents, patent applications, trade secrets, including know-how, employee and third-party nondisclosure agreements, copyright laws, trademarks, intellectual property licenses and other contractual rights to establish and protect our proprietary rights in our technology. We have also received from third parties patent licenses related to manufacturing our vehicles.

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The protection provided by the patent laws is and will be important to our future opportunities. However, such patents and agreements and various other measures we take to protect our intellectual property from use by others may not be effective for various reasons, including the following:

●	our pending patent applications may not result in the issuance of patents;
●	our patents, if issued, may not be broad enough to protect our proprietary rights;
●	the patents we have been granted may be challenged, invalidated or circumvented because of the pre-existence of similar patented or unpatented intellectual property rights or for other reasons;
●	the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement impracticable;
●	current and future competitors may independently develop similar technology, duplicate our vehicles or design new vehicles in a way that circumvents our patents; and
●	our in-licensed patents may be invalidated or the holders of these patents may seek to breach our license arrangements.

Existing trademark and trade secret laws and confidentiality agreements afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and policing the unauthorized use of our intellectual property is difficult.

Our facilities or operations could be damaged or adversely affected as a result of disasters or unpredictable events.

Our corporate headquarters and factory in Corona are located in southern California, a region known for seismic activity. If major disasters such as earthquakes, fires, floods, hurricanes, wars, terrorist attacks, computer viruses, pandemics or other events occur, or our information system or communications network breaks down or operates improperly, our headquarters and production facilities may be seriously damaged, or we may have to stop or delay production and shipment of our products. In addition, our lease for our Corona facility permits the landlord to terminate the lease following a casualty event if the needed repairs are in excess of certain thresholds and we do not agree to pay for any uninsured amounts. We may incur expenses relating to such damages, which could have a material adverse impact on our business, operating results and financial condition.

We will be subject to expensive public company reporting and corporate governance regulations and requirements.

We will be subject to the reporting requirements of the Exchange Act and other rules and regulations of the SEC applicable to a public company. Compliance with these reporting requirements and regulations is costly and requires a significant diversion of management time and attention. We were previously a public company, with our common stock registered under Section 12(g) of the Exchange Act. However, on October 13, 2017, such registration was revoked by the SEC because we had been delinquent in our obligations to file periodic reports with the SEC since the period ended December 31, 2015. We failed to file these periodic reports as a result of our limited financial resources at that time. There can be no assurance that we will be able to remain current with these reporting obligations in the future. However, we believe that our recent recapitalization and improvement in our operations, among other reasons, will enable us to meet our ongoing reporting requirements under the Exchange Act.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

As a public company, our management will be responsible for establishing and maintaining adequate internal control over financial reporting. In addition, we will be required to include in our Annual Reports on Form 10-K, a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment will include disclosure of any material weaknesses identified by our management in our internal control over financial reporting .As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. At the time we filed our Annual Report on Form 10-K for the year ended March 31, 2015, management concluded that our internal control over financial reporting was not effective, primarily due to the limited size of our staff and budget. Our internal control over financial reporting may not be effective in the future, and may not be able to prevent errors or fraud. Faulty judgments, simple errors or mistakes, or the failure of our personnel to adhere to established controls and procedures, may make it difficult for us to ensure that the objectives of the control system are met. A failure of our controls and procedures to detect material errors or fraud could seriously harm our business and results of operations.

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Risks Related to our Common Stock

The holders of our Series B Preferred Stock have special voting rights following a “change in control” which may prevent or delay a change in control transaction and prevent other stockholders from influencing significant corporate decisions.

The holders of our Series B Preferred Stock have the right, voting as a separate class, following a “Change of Control” (as defined in the Certificate of Designation designating such stock), to elect a majority of the members of our Board of Directors and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. This voting right could delay, defer, or prevent a change of control that our other stockholders support. This voting power could also discourage a potential investor from acquiring our common stock.

There is currently no established market for our common stock.

There is no established public market for our common stock. While we intend to apply for quotation of our common stock on the OTCQB, there is no assurance that our application will be accepted.

We expect our common stock to be quoted on the OTCQB. As such, our securities may be less liquid, be thinly traded, receive less coverage by security analysts, market makers and news media, and generate lower prices than might otherwise be obtained if they were listed on a national securities exchange. Our stock price is likely to be highly volatile.

Although prices for shares of our common stock may in the future be quoted on the OTCQB, no assurance can be given that an active public trading market will develop or, if developed, that it will be sustained. The OTCQB is generally regarded as a less efficient and less prestigious trading market than other national markets. There is no assurance if or when our common stock will be quoted on another more prestigious exchange or market. The market price of our common stock is likely to be highly volatile because for some time there will likely be a thin trading market for the stock, which causes trades of small blocks of stock to have a significant impact on the stock price.

Because our common stock will be a “penny stock,” trading therein will be subject to additional regulatory restrictions.

Our common stock will likely be considered a “penny stock.” The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure and other requirements may adversely affect the trading activity for our common stock. In addition, many brokers have decided not to trade penny stocks because of these requirements, and as a result, the number of broker-dealers that may be willing to act as market makers for our common stock may be limited.

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Any issuance of preferred stock in the future may dilute the rights of our common stockholders.

Our board of directors will have the authority to issue up to 999,000 shares of preferred stock (in addition to the 1,000 shares of authorized Series B Preferred Stock), and to determine the price, privileges and other terms of these shares. Our board of directors may exercise this authority without any further approval of stockholders. The rights of holders of common stock may be adversely affected by the rights of future holders of preferred stock.

We do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation on the value of our common stock.

We do not anticipate paying dividends in the foreseeable future and currently intend to retain any future earnings to support the development and expansion of our business. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent the stock price appreciates, which may never occur. In addition, stockholders must generally rely on sales of the shares they own after price appreciation as the only way to realize their investment, and if the price of our common stock does not appreciate, then there will be no return on investment.

Anti-takeover provisions may limit the ability of another party to acquire our company, which could cause our stock price to decline.

Our articles of incorporation, as amended, bylaws and Nevada law contain provisions that could discourage, delay or prevent a third party from acquiring our company, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

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ITEM 2. FINANCIAL INFORMATION.

MANAGEMENTS’ DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion summarizes the significant factors affecting the operating results, financial condition and liquidity and cash flows of our company for the years ended March 31, 2018 and 2017. You should read this discussion together with the consolidated financial statements, related notes and other financial information included in this Form 10. Except for historical information, the matters discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are forward looking statements that involve risks and uncertainties, including those discussed under Part I, Item 1A—“Risk Factors” and elsewhere in this Form 10, and are based upon judgments concerning various factors that are beyond our control. These risks could cause our actual results to differ materially from any future performance suggested below.

General Overview

We are an original equipment manufacturer of high performance sports cars (“Saleen OEM”) that we build from the ground up. We also design, develop, manufacture and sell high-performance vehicles built from base chassis of major American automobile manufacturers, which we refer to as “Saleen Signature Cars”. We currently have customers worldwide, including muscle and high-performance car enthusiasts, collectors, automotive dealers, exotic car retail dealers, television and motion picture productions, and consumers in the luxury supercar and motorsports markets. We also provide engineering, development and design consulting services on a project basis for automotive manufacturers worldwide.

Saleen OEM

The term supercar describes an expensive (approximately $250,000 or more), limited production, fast or powerful (capable of reaching speeds in excess of 180 miles per hour) sports car with a centrally located engine. We manufacture the recently redesigned Saleen S7 supercar (“S7”), a limited production supercar with a 1,500-horsepower engine, in our production facility in Corona, California. The S7 is produced under an agreement with S7 Supercars, LLC, a related party, which owns the “S7” name and related intellectual property and assets. Under the agreement, S-7 Supercars provides the chassis and bears the costs to build the vehicle, and we receive a fee for engineering and manufacturing services, plus an additional markup for these services. The cars produced under this agreement are owned by S7 S upercars until title passes to the ultimate buyer. Separately, upon sale of the vehicle by S7 Supercars , we receive a fee of approximately 33% of the net profit from the sale of the vehicle. We expect to generate total revenues of between $200,000 and $300,000 for each S7 produced and sold under this arrangement. The first S7 was delivered in July 2018. A total of seven S7 vehicles are expected to be produced under this agreement. We are also planning to develop a new American supercar.

A high-performance car is an automobile that is designed and constructed specifically for speed. The design and construction of a high-performance car involves not only providing a capable power train but also providing the handling and braking systems to support it. We are in the process of completing the engineering, design and certification of a new high-performance sports car, the Saleen 1 (“S1”), under an engineering development and design contract with an unaffiliated corporation located in China which holds the intellectual property rights related to the S1 developed under the agreement. Terms for the manufacture and sale of the S1 remain subject to further negotiation and agreement.

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Saleen Signature Cars

Our Saleen Signature Cars are built from base chassis of major American automobile manufacturers, including Ford Mustangs, Tesla Model S vehicles and Ford trucks. We are a specialist in vehicle design, engineering and manufacturing focusing on the mass customization (the process of customizing automobiles that are mass produced by manufacturers) of American sports and electric vehicles and the production of high performance USA-engineered sports cars. Saleen-branded products include a line of high performance and upgraded muscle and electric cars, automotive aftermarket specialty parts and lifestyle accessories. Muscle cars are any of a group of American-made 2-door sports coupes with powerful engines designed for high performance driving. Our main retail outlets for Saleen Signature Cars are authorized Ford and exotic car dealers.

Global Markets

We plan to operate as a global high performance automotive brand and expand our production, sales and marketing operations extensively within the markets of the USA and into multiple international markets. In addition, we market our expertise in specialized engineering and design services to third party clients, including major automotive manufacturers and movie producers. Our long-term plans include opening our own retail outlets across the United States. Based on current sales of supercars, we believe that there is a growing global market for dependable, American-made supercars offering demonstrably superior performance with revolutionary styling and design characteristics.

Recapitalization and Reverse Split

During the year ended March 31, 2018, we eliminated in excess of $8,549,000 of debt from our balance sheets in a series of transactions by issuing shares of Series A Preferred Stock and Series A-1 Preferred Stock with identical terms (collectively, “Series A Preferred Stock”) in exchange for such debt and accrued interest thereon. All outstanding shares of Series A Preferred Stock ultimately converted to 12,028,000 shares of our common stock in December 2017, when we effected a 1-for-2,000 reverse stock split of our common stock following approval by our Board of Directors and stockholders. All common stock share and per-share amounts for all periods presented in this Form 10 have been adjusted retroactively to reflect the reverse stock split.

Critical Accounting Policies

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of consolidated financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, net sales and expenses and related disclosures. On an ongoing basis, we evaluate our estimates, including, but not limited to, those related to inventories, income taxes, accounts receivable allowance, fair value derivatives, and reserve for warranty claims. We base our estimates on historical experience, performance metrics and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results will differ from these estimates under different assumptions or conditions. We apply the following critical accounting policies in the preparation of our consolidated financial statements:

Use of Estimates

Financial statements prepared in accordance with accounting principles generally accepted in the United States require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among other things, management estimates include the estimated collectability of its accounts receivable, the valuation of long lived assets, warranty reserves, the assumptions used to calculate derivative liabilities, assumptions used to value equity instruments issued for financing and compensation, and the valuation of deferred tax assets. Actual results could differ from those estimates.

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Revenue recognition

We currently generate revenues primarily from the sale of our Saleen Signature Cars and providing engineering and design services.

Revenue from the sale of Signature Cars

We recognize revenue from the sale of our Signature Cars when control is transferred, which generally occurs upon shipment or delivery of the Signature Cars from our manufacturing facility to the destination specified by the customer. Signature Cars revenue represents the amount of consideration we expect to be entitled to in exchange for delivery of the modified vehicle. We determine whether delivery has occurred based on when title transfers and the risks of ownership have transferred to the customer, which usually occurs when we place the cars on the carrier. We regularly review our customers’ financial positions to ensure that collectability is reasonably assured. We generally collect deposits before work is started and final payments are received prior to shipment. Except for warranties, we have no post-sale obligations nor do we accept returns.

Revenue from engineering and design contracts, and consulting services contracts

We recognize revenue from our engineering and design contracts and consulting services contracts as the services are provided and accepted by the customer. Deferred revenue is recorded for any payments received for services yet to be completed. Under the terms of our engineering design and development contract with JSAT, costs are invoiced as incurred plus a markup.

Revenue from Saleen OEM

We recognize revenue for engineering and manufacturing services as these services are performed. Separately, upon the sale of each S7 by S7 Supercars , we recognize a fee of approximately 33% of the net profit from such sale by S7 Supercars when such sale is completed, title is transferred to the buyer, and the buyer has accepted the vehicle.

Stock Compensation

Stock options and warrants are periodically issued to employees and non-employees in non-capital raising transactions for services and for financing costs. Stock option and warrant grants to employees are accounted for using the authoritative guidance provided by the Financial Accounting Standards Board (the “FASB”) whereas the value of the award is measured on the date of grant and recognized as compensation expense on the straight-line basis over the vesting period. Stock option and warrant grants issued to non-employees are accounted for in accordance with the authoritative guidance of the FASB whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete. Options granted to non-employees are revalued each reporting period to determine the amount to be recorded as an expense in the respective period. As the options vest, they are valued on each vesting date and an adjustment is recorded for the difference between the value already recorded and the then current value on the date of vesting. In certain circumstances where there are no future performance requirements by the non-employee, option grants are immediately vested, and the total stock-based compensation charge is recorded in the period of the measurement date.

We use the fair value recognition provision of ASC 718, “Stock Compensation,” which requires us to expense the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of such instruments. We use the Black-Scholes-Merton option pricing model to calculate the fair value of any equity instruments on the grant date.

We also use the provisions of ASC 505-50, “Equity Based Payments to Non-Employees,” to account for stock-based compensation awards issued to non-employees for services. Such awards for services are recorded at either the fair value of the services rendered, or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in ASC 505-50.

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Recent Accounting Pronouncements

See Note 1 of Notes to Consolidated Financial Statements contained in this Form 10 for management’s discussion of recent accounting pronouncements.

Results of Operations for the Year Ended March 31, 2018 Compared to the Year Ended March 31, 2017

Our revenue, operating expenses, and net loss from operations for the year ended March 31, 2018 as compared to the year ended March 31, 2017 were as follows:

	For the fiscal year ended			Percentage
	March 31,			Change
	2018	2017	Change	Inc. (Dec.)
Revenue, net
Services	$4,360,706	$642,801	$3,717,905	578%
Products, net	1,678,951	1,849,460	(170,509)	(9)%
Total Revenue, net	6,039,657	2,492,261	3,547,396	142%

Cost of goods sold
Services	2,516,514	402,067	2,114,447	526%
Products, net	1,105,138	978,857	126,281	13%
Total Cost of goods sold	3,621,652	1,380,924	2,240,728	162%
Gross profit	2,418,005	1,111,337	1,306,668	118%
Operating expenses
Research and development	85,346	158,188	(72,842)	(46)%
Sales and marketing	344,977	96,553	248,424	257%
General and administrative expenses	2,808,081	1,548,066	1,260,015	81%
Stock-based compensation	1,950,482	14,826	1,935,656	*
Depreciation	108,590	177,472	(68,882)	(39)%
	5,297,476	1,995,105	3,302,371	166%
Loss from operations	(2,879,471)	(883,768)	(1,995,703)	226%
Other expense (income)
Interest and financing costs	1,713,566	1,381,197	332,369	24%
Private placement costs	1,062,264	-	1,062,264	100%
Loss on extinguishment of convertible debt	-	21,119	(21,119)	(100)%
Gain on extinguishment of derivative liability	(128,905)	(12,192)	(116,713)	957%
Gain on extinguishment of other liabilities	-	(69,927)	69,927	(100)%
Change in fair value of derivative liabilities	-	49,783	(49,783)	(100)%
Total other expense, net	2,646,925	1,369,980	(1,276,945)	93%
Net loss	(5,526,396)	(2,253,748)	(3,272,648)	145%
Preferred stock dividends	372,351	-	372,351	(100)%
Net loss attributable to common shareholders	$(5,898,747)	$(2,253,748)	$(3,644,999)	162%

* Not meaningful

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Revenue

We generate revenue from the sale of our Signature Cars, for engineering and manufacturing services provided to S7 Super c ars, and from engineering, development and design services we provide on a project basis, including services provided to JSAT to develop our newest high performance car, the S1. We also generate revenue from the retail sale of Saleen lifestyle accessories and other Saleen-branded products sold to our base of Saleen automotive vehicle enthusiasts in the U.S. and overseas through our website and at our car and trade shows.

Revenue increased by $3.5 million (142%) to $6.0 million for the fiscal year ended March 31, 2018, compared to $2.5 million for the fiscal year ended March 31, 2017. The increase in revenue was primarily attributable to increased revenue under our engineering development and design contract with JSAT.

Revenue for services increased by $3.7 million (578%) to $4.4 million for the fiscal year ended March 31, 2018, compared to $643,000 for the fiscal year ended March 31, 2017. The increase in revenue was primarily attributable to increased revenue under our engineering development and design contract with JSAT.

Revenue for products decreased by $171,000 (9%) to $1.7 million for the fiscal year ended March 31, 2018, compared to $1.8 million for the fiscal year ended March 31, 2017. The decrease in revenue was primarily attributable to a decrease in revenue from our Signature Cars as we changed our business model related to the procurement of base chassis. Base chassis were supplied to us by our dealers in the prior period which required us to invoice the base chassis along with our Signature Car components to our customers. This resulted in a reduction of revenue on a per-car basis as base chassis are currently purchased in advance by our customers.

Cost of Goods Sold

Cost of goods sold for our Signature Cars, and S7 supercar consists primarily of parts, labor and manufacturing overhead related to shop and warehouse supplies and expenses. Cost of goods sold for our S1 consists primarily of labor and outside service costs related to the engineering and design of the S1, and overhead related to our facilities costs and labor. Lifestyle accessories and other Saleen-branded products are purchased directly from third-party vendors. Cost of goods sold increased by $2.2 million (162%) to $3.6 million for the fiscal year ended March 31, 2018, compared to $1.4 million for the fiscal year ended March 31, 2017. The increase in cost of sales was primarily attributable to increased costs incurred for engineering, development and design services provided to JSAT.

Gross Profit

Gross profit as a percentage of net revenue decreased by 4.6% to 40.0% for the fiscal year ended March 31, 2018, compared to 44.6% for the fiscal year ended March 31, 2017. The decrease in gross margin as a percentage of revenue was due to a decrease in gross profit percentage earned on the sale of our Signature Cars, offset by an increase in gross profit percentage earned for engineering, development and design services provided to JSAT. During the year ended March 31, 2018, revenue generated from services provided to JSAT had a lower gross margin percentage than revenues generated from sales of our Signature Cars.

Operating Expenses

Operating expenses include research and design, sales and marketing, general and administrative, non-cash stock-based compensation and depreciation. Research and development costs decreased approximately $73,000 to $85,000 during the year ended March 31, 2018, compared to $158,000 during the year ended March 31, 2017. The decrease in research and development costs was due primarily to decreased development costs incurred during the year ended March 31, 2018. Sales and marketing expense increased approximately $248,000 to $345,000 during the year ended March 31, 2018, compared to $97,000 during the year ended March 31, 2017. The increase in sales and marketing costs was due primarily to increased sales salaries and marketing costs incurred during the year ended March 31, 2018 related to promotional events.

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General and administrative expenses increased approximately $1.3 million to $2.8 million during the year ended March 31, 2018, compared to $1.5 million during the year ended March 31, 2017. The increase in general and administrative expenses was due primarily to increased facilities costs incurred during the year ended March 31, 2018 related to our new building leases, increased maintenance and utilities and increased salaries and employee benefits. The increase in general and administrative expenses also reflects increased professional fees during the year ended March 31, 2018 related to various legal and accounting matters. During the year ended March 31, 2018, we incurred approximately $2.0 million of non-recurring stock-based expense and professional fees related to stock grants provided to our officer, directors and others.

Depreciation

Depreciation expense relates to depreciable assets consisting of tooling, machinery and equipment, computer equipment and furniture and fixtures. Depreciation expense decreased by approximately $69,000 to $109,000 for the year ended March 31, 2018 compared to $177,000 for the year ended March 31, 2017.

Loss from Operations

Loss from operations, during the year ended March 31, 2018, increased to approximately $2,879,000 during the fiscal year ended March 31, 2018, compared to $884,000 during the fiscal year ended March 31, 2017. The increase in operating loss was due primarily to approximately $2.0 million of non-cash stock-based compensation, increased general and administrative expenses related to facilities costs, salaries and employee benefits, and professional fees, offset by increased revenue.

Other Expense (Income)

Other expenses include interest and financing costs, and private placement costs, gains and losses on the extinguishment of various liabilities and changes in fair value of derivative liabilities. Interest and financing costs increased approximately $332,000 to $1.7 million during the year ended March 31, 2018, compared to $1.4 million during the year ended March 31, 2017. The increase in interest and financing costs during the year ended March 31, 2018 was due primarily to non-cash interest expense related to convertible notes and other notes issued in our private placement transaction of $2.3 million. Private placement costs totaled approximately $1.1 million during the year ended March 31, 2018 and related to our private placement of preferred stock. We did not incur private placement costs during the year ended March 31, 2017. The aggregate gain on extinguishment of various liabilities increased approximately $68,000 to $129,000 during the year ended March 31, 2018, compared to an aggregate loss of $61,000 during the year ended March 31, 2017 due to the timing related to the extinguishment of our various obligations. We incurred a decrease in the fair value of our derivative liabilities in the amount of approximately $50,000 during the year ended March 31, 2017 as this liability was extinguished during the year fiscal ended March 31, 2017.

Dividends

During the year ended March 31, 2018, we issued approximately $372,000 of non-cash dividends to our preferred stockholders related to our convertible notes payable. There were no dividends granted during the year ended March 31, 2017.

Net Loss Attributable to Common Shareholders

Net loss attributable to common shareholders increased $3.6 million to $5.9 million during the year ended March 31, 2018, compared to $2.3 million for the year ended March 31, 2017. The increase in net loss attributable to common shareholders was due to increase operating costs, including approximately $2.0 million of non-cash stock-based expense and professional fees related to stock grants provided to one of our officers, directors and others, and other expenses related to our private placement of preferred stock and interest on our convertible notes, offset by increased revenue and gross profit. Net loss per common share decreased to $1.07 per share for the year ended March 31, 2018, compared to $2.02 per share for the year ended March 31, 2017, due to an increase in weighted-average shares outstanding during the fiscal year ended March 31, 2018, offset by an increase in net loss attributable to common shareholders for the year ended March 31, 2018.

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Results of Operations for the Nine Months Ended December 31, 2018 Compared to the Nine Months Ended December 31, 2017

Our revenue, operating expenses, and net loss from operations for the nine months ended December 31, 2018 as compared to the nine months ended December 31, 2017 were as follows:

	For the nine months ended			Percentage
	December 31,			Change
	2018	2017	Change	Inc. (Dec.)
	(Unaudited)	(Unaudited)
Revenue, net
Services	$7,024,434	$3,432,593	$3,591,841	105%
Products, net	1,812,714	1,364,240	448,474	33%
Total Revenue, net	8,837,148	4,796,833	4,040,31 5	84%

Cost of goods sold
Services	1,435,407	1,621,039	(185,632)	(11)%
Products, net	1,613,184	1,160,532	452,652	39%
Total Cost of goods sold	3,048,591	2,781,571	267,020	10%
Gross profit	5,788,557	2,015,262	3,773,295	187%

Operating expenses
Research and development	24,600	72,098	(47,498)	(66)%
Sales and marketing	514,509	274,500	240,009	87%
General and administrative expenses	3,170,187	2,780,642	389,545	14%
Depreciation	62,176	95,934	(33,758)	(35)%
	3,771,472	3,223,174	548,298	17%
Income (loss) from operations	2,017,085	(1,207,912)	3,224,997	(267)%
Other expense (income)
Interest and financing costs	26,901	813,566	(787,475)	(97)%
Private placement costs	-	249,765	(249,765)	(100)%
Gain on extinguishment of derivative liability	-	(128,905)	128,905	100%
Total Other Expense, net	26,901	934,426	(908,335)	(97)%
Net income (loss)	1,990,994	(2,142,338)	4,133,332	(193)%
Preferred stock dividends	-	372,351	(372,351)	(100)%
Deemed dividend related to beneficial conversion feature	92,000	-	92,000	100%
Total dividends and deemed dividends	92,000	372,351	(280,351)	(75)%
Net income (loss) attributable to common shareholders	$1,898,994	$(2, 514,689)	$4,413,683	(1 76)%

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Revenue

We generate revenue from the sale of our Signature Cars, for engineering and manufacturing services provided to S7 Supercars LLC, and from engineering, development and design services we provide on a project basis, including services provided to JSAT to develop our newest high performance car, the S1. We also generate revenue from the retail sale of Saleen lifestyle accessories and other Saleen-branded products sold to our base of Saleen automotive vehicle enthusiasts in the U.S. and overseas through our website and at our car and trade shows.

Revenue increased by $4.0 million (84%) to $8.8 million for the nine months ended December 31, 2018, compared to $4.8 million for the nine months ended December 31, 2017. The majority of the increase in revenue was attributable to increased revenue under our engineering development and design contract with JSAT. We also had increased revenue from the net profit fee earned from S7 Supercars LLC during the nine months ended December 31, 2018, as the first of the limited production S7 supercars was delivered in July 2018.

Revenue for services increased by $3. 6 million ( 105%) to $7.0 million for the nine months ended December 31, 2018, compared to $3. 4 million for the nine months ended December 31, 2017. The increase in revenue was primarily attributable to increased revenue under our engineering development and design contract with JSAT and an increase in the net profit fee earned from S7 Supercars LLC.

Revenue for products increased by $ 448,000 ( 33%) to $1.8 million for the nine months ended December 31, 2018, compared to $1. 4 million for the nine months ended December 31, 2017. The increase in revenue was primarily attributable to an increase in revenue from our Signature Cars.

Cost of Goods Sold

Cost of goods sold for our Signature Cars, and S7 supercar consists primarily of parts, labor and manufacturing overhead related to shop and warehouse supplies and expenses. Cost of goods sold for our S1 supercars consists primarily of labor and outside service costs related to the engineering and design of the S1, and overhead related to our facilities costs and administration. Lifestyle accessories and other Saleen-branded products are purchased directly from third-party vendors. Cost of goods sold increased by approximately $267,000 (10%) to $3.0 million for the nine months ended December 31, 2018, compared to $2.8 million for the nine months ended December 31, 2017. The increase in cost of sales was primarily attributable to increased costs incurred for engineering, development and design services provided to JSAT, and the increase in costs associated with the increase in signature car sales.

Gross Profit

Gross profit as a percentage of net revenue increased by 55.9% to 65.5% for the nine months ended December 31, 2018, compared to 42.0% for the nine months ended December 31, 2017. The increase in gross margin as a percentage of revenue was due to increased revenue from the net profit fee we earned from S7 Supercars LLC during the nine months ended December 31, 2018 and improved margins from engineering, development and design services provided to JSAT, offset by decreased margins from sales of our Signature Cars.

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Operating Expenses

Operating costs include research and design, sales and marketing, general and administrative, non-cash stock-based compensation and depreciation. Research and development costs decreased approximately $47,000 to $25,000 during the nine months ended December 31, 2018, compared to $72,000 during the nine months ended December 31, 2017. The decrease in research and development costs was due primarily to decreased parts and supplies expense, offset by increased development services provided by third party vendors during the nine months ended December 31, 2018. Sales and marketing expense increased approximately $240,000 to $515,000 during the nine months ended December 31, 2018, compared to $275,000 during the nine months ended December 31, 2017. The increase in sales and marketing costs was due primarily to increased sales salaries and marketing costs incurred during the nine months ended December 31, 2018 related to promotional events and car shows.

General and administrative expenses increased approximately $390 ,000 to $3.2 million during the nine months ended December 31, 2018, compared to $2. 8 million during the nine months ended December 31, 2017. The increase in general and administrative expenses was due primarily to increased facilities costs incurred during the nine months ended December 31, 2018 related to our new building leases, increased maintenance and utilities costs, and increased salaries and employee benefits. We also incurred increased accounting fees during the nine months ended December 31, 2018. These fees were offset by a decrease in legal expenses incurred during the nine months ended December 31, 2018 as we incurred a substantial amount of legal fees in the prior year related to the private placement of preferred stock, conversion of convertible debt, reverse stock split, among others.

Depreciation

Depreciation expense relates to depreciable assets consisting of tooling, machinery and equipment, computer equipment and furniture and fixtures. Depreciation expense decreased by approximately $34,000 to $62,000 for the nine months ended December 31, 2018 compared to $96,000 for the nine months ended December 31, 2017.

Income (Loss) from Operations

During the nine months ended December 31, 2018, we generated income from operations of approximately $2.0 million, compared to a $ 1.2 million loss from operations incurred during the nine months ended December 31, 2017. Income from operations for the nine months ended December 31, 2018 was due primarily to increased revenue and gross profit, offset in part by increased operating expenses.

Other Expense (Income)

Other expenses include interest and finance costs, private placement costs, and gain on extinguishment of a derivative liability. Interest and finance costs decreased approximately $787,000 to $26,000 during the nine months ended December 31, 2018, compared to $814,000 during the nine months ended December 31, 2017. The decrease in interest and financing costs during the nine months ended December 31, 2018 was due primarily to non-cash interest expense related to convertible notes and other notes issued in our private placement transaction in 2017. Private placement costs totaled approximately $250,000 during the nine months ended December 31, 2017 and related to our private placement of preferred stock in 2017. We did not incur any private placement costs during the nine months ended December 31, 2018. The gain on extinguishment of derivative liability amounted to approximately $129,000 during the nine months ended December 31, 2017. During the nine months ended December 31, 2018, we did not incur a gain or loss on the extinguishment of a derivative liability as all of our derivative liabilities were extinguished during the fiscal year ended March 31, 2018.

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Dividends

During the nine months ended December 31, 2017, we issued approximately $372,000 of non-cash dividends to our preferred stockholders related to our convertible notes payable. There were no dividends granted during the nine months ended December 31, 2018.

Deemed Dividend Related to Beneficial Conversion Feature of Series B Preferred Stock

During the nine months ended December 31, 2018, we recorded a beneficial conversion feature of $92,000 related to the issuance of Series B Preferred Stock. On September 11, 2018, we issued 666.66 units of Series B Preferred Stock and warrants for $600 per unit, for total cash proceeds of $400,000. Each unit consisted of one share of Series B Preferred Stock that is convertible into 1,000 shares of common stock, and a three-year warrant to purchase 500 shares of the Company’s common stock at an exercise price of $.70 per share. A portion of the proceeds from the sale of our Series B Preferred Stock was allocated to the warrants based on their relative fair value, which amounted to $92,000, and was calculated using the Black Scholes option pricing model. The $92,000 has been recorded as a deemed dividend to the preferred shareholders and as a charge to additional paid-in capital (as there is a deficit in our retained earnings).

Net Income (Loss) Attributable to Common Shareholders

Net income attributed to common shareholders amounted to approximately $1. 9 million during the nine months ended December 31, 2018, compared to a net loss of approximately $2. 5 million during the nine months ended December 31, 2017. The increase in net income attributable to common shareholders was due primarily to increased revenue and gross profit and decreased dividends, offset by increased operating expenses and deemed dividend related to the beneficial conversion feature of our Series B Preferred Stock. Net income per common share amounted to $0.0 8 for the nine months ended December 31, 2018, compared to a net loss per share of $ 2.25 for the nine months ended December 31, 2017. The increase in earnings per share was due to an increase in net income attributable to common shareholders for the nine months ended December 31, 2018, offset by an increase in weighted-average shares outstanding during the nine months ended December 31, 2018.

Liquidity and Capital Resources

Our working capital deficiency as of December 31, 2018 and March 31, 2018 was as follows:

	As of	As of
	December 31, 2018	March 31, 2018
	(Unaudited)
Current Assets	$2,578, 983	$1,257,935
Current Liabilities	3,582,037	4,570,529
Net Working Capital Deficiency	$(1,003,054)	$(3,312,594)

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The following summarizes our cash flow activity for the nine months ended December 31, 2018, and the fiscal year ended March 31, 2018:

Cash Flows

	Nine months	Year
	Ended	Ended
	December 31, 2018	March 31, 2018
	(Unaudited)
Net cash used in Operating Activities	$(198,523)	$(1,625,814)
Net cash used in Investing Activities	(143,630)	(114,567)
Net cash provided by Financing Activities	38,940	2,259,265
(Decrease) increase in Cash during the period	(303,213)	518,884
Cash, Beginning of Period	523,120	4,236
Cash, End of Period	$219,907	$523,120

Since inception, our principal sources of liquidity have been cash provided by financing, including through the private placement of convertible notes and equity securities, and gross profit from the sales of our Signature Cars, engineering and manufacturing services fees earned from the S7 supercar and gross profit from engineering development and design services. Our principal uses of cash have been primarily for production and purchase of parts for our high performance vehicles; labor and outside services, expansion of our operations; development of new products and improvement of existing products; expansion of marketing efforts to promote our products and brand; and capital expenditures primarily for tooling. We anticipate that additional expenditures will be necessary to develop and expand our automotive assets before sufficient and consistent positive operating cash flows will be achieved, including sufficient cash flows to service existing liabilities and related interest and penalties. Additional funds may be needed in order to continue production and operations, maintain profitability and to achieve our objectives. As such, our cash resources may not be sufficient to meet our current operating expense and production requirements, and planned business objectives beyond the date of this Form 10 filing without additional financing.

As further presented in our consolidated financial statements and related notes included in this Form 10, during the nine months ended December 31, 2018, we used cash in operations of $199,000, and at December 31, 2018, had a stockholders’ deficit of $579,000, a working capital deficit of $1.0 million, and owed $785,000 in past due payroll and other taxes, which were subsequently repaid in full. In addition, during the fiscal year ended March 31, 2018 we incurred a net loss of $5.5 million, and used cash in operations of $1.6 million, and at March 31, 2018, we had a stockholders’ deficit of $3.0 million, a working capital deficit of $3.3 million, and owed $661,000 in past due payroll and other taxes. These factors raise substantial doubt about our ability to continue as a going concern, as noted by our independent registered public accounting firm in its report on our March 31, 2018 financial statements.

Our ability to continue as a going concern is dependent upon our ability to raise additional capital and to maintain revenues and profit from operations. During the fiscal year ended March 31, 2018, we were able to raise $2.2 million through proceeds received from a private placement transaction and $8.4 million of convertible debt and accrued interest was converted into common stock. At December 31, 2018, we had cash on hand of approximately $220,000, and may not be able to generate sufficient funds from our future operations to meet our cash flow requirements. We may need additional funds to meet our cash flow requirements to operate our business through December 31, 2019. Subsequent to March 31, 2018 and through December 31, 2018, we received payments of $6.4 million, in accordance with the terms of our engineering development and design contract with JSAT, and we received additional payments in excess of $10.0 million through March 2019 pursuant to this contract. In addition, in September 2018, we received $400,000 in proceeds from the private placement of Series B Preferred Stock. If we are in need of funds in addition to the funds received from our engineering development and design contract and private placement of preferred stock, no assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory us. Even if we are able to obtain additional financing, it may contain undue restrictions and covenants on our operations, in the case of debt financing, or cause substantial dilution for our stockholders in the case of convertible debt or equity financing.

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At December 31, 2018, we had a working capital deficit of approximately $1.0 million compared to a working capital deficit of $3.3 million at March 31, 2018. The decrease in working capital deficit was primarily related to decreased accounts payable and customer deposits, offset by advances under our engineering design and development contract with JSAT. At March 31, 2018, we had a working capital deficit of approximately $3.3 million compared to a working capital deficit of $10.4 million at March 31, 2017. The decrease in working capital deficit was primarily related to the conversion of convertible notes and accrued interest of $8.4 million during the year ended March 31, 2018. The working capital deficit also decreased due to a reduction in unsecured notes payable, customer deposits and amounts due from related parties.

Net cash used in operating activities for the nine months ended December 31, 2018 totaled $199,000, compared to net cash used in operating activities for the nine months ended December 31, 2017 of $1. 7 million. The decrease in net cash used in operations for the nine months ended December 31, 2018 was primarily due to an increase in vendor contract advance and income earned during the nine months ended December 31, 2018 of $2.0 million compared to a net loss incurred during the nine months ended December 31, 2017 of $2.1 million. Net cash used in operating activities for the fiscal year ended March 31, 2018 totaled $1.6 million and included $4.4 million of non-cash charges related to the fair value of common stock issued to an officer, directors, and related parties, and for interest and private placement costs. This compares to net cash used in operating activities for the year ended March 31, 2017 of $1.7 million and included $.0.7 million of amortization related to the discount of convertible notes.

Net cash used in investing activities was approximately $144,000 for the nine months ended December 31, 2018 compared to $112,000 for the nine months ended December 31, 2017 and related to the purchase of machinery and equipment and tooling. Net cash used in investing activities was approximately $115,000 for year ended March 31, 2018 compared to $17,000 for the year ended March 31, 2017 and relates to the purchase of machinery and equipment and tooling.

Net cash provided by financing activities for the nine months ended December 31, 2018 was $39,000, and included proceeds received in the private placement of Series B Preferred Stock and warrants of $400,000, offset by the repayment of notes payable in the aggregate amount of $293,000 and the net repayment of advances from officer of $68,000, compared to net cash provided by financing activities for the nine months ended December 31, 2017 of $ 2.4 million, which included $1. 4 million of proceeds from private placement of Series A Preferred Stock , $800,000 proceeds from the private placement of common stock and warrants, and aggregate proceeds from note payable of $337,000. Net cash provided by financing activities for the year ended March 31, 2018 was $2.3 million, and included $2.2 million of proceeds from the private placement of preferred stock, proceeds from related party notes payable and amounts due to related parties totaling approximately $177,000, offset by the repayment of notes payable in the amount of $118,000. Net cash provided by financing activities for the year ended March 31, 2017 was $1.7 million, and included $1.5 million of proceeds from the issuance of senior secured convertible notes, proceeds from notes payable of $128,000 and net amounts due to related parties of $293,000, offset by the repayment of notes payable of $176,000.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements.

Commitments

Lease Obligations

In September 2017, we entered into new lease agreements for the rental of two buildings comprising our facilities in Corona, California, totaling approximately 76,000 square feet under non-cancellable operating leases that expire in January 2028. The leases are on a triple net basis and require aggregate monthly payments, beginning at $57,000 per month, with annual rent escalations at a negotiated rate. We have also entered into a sublease agreement for one of the buildings that requires monthly payments from the sublessee to us on a month-to month basis. As a result of this sublease arrangement, we anticipate a substantial reduction of our rent expense through the end of the term of the leases.

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In June 2016, we entered into an unsecured note payable with our landlord for past due rent of $389,922 under the prior lease for the period from September 2013 to June 2016. The note bears interest at 5% per annum and is due on demand. As of March 31, 2017, the principal balance of the note was $283,358. In September 2017, upon entering into the new leases, the landlord agreed to reduce the balance of the note by $183,358 to $100,000. We have recorded the gain on the reduction of the note payable of $183,358 as deferred rent and have included it in other current liabilities. Deferred rent is amortized on a straight-line basis over the term of the leases.

ITEM 3. PROPERTIES.

Our principal corporate office and production facility is located at 2735 Wardlow Road, Corona, California 92882 and our design, engineering and paint facility is located at 2755 Wardlow Road, Corona, California 92882. We operate out of leased facilities comprised of a two-building campus that constitutes approximately four acres of industrial and office space. Our telephone number is (714) 400-2121. We believe our facilities are adequate to meet our current and near-term needs.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth certain information regarding our common stock beneficially owned as of December 31, 2018 for (i) each stockholder known to be the beneficial owner of more than 5% of our outstanding common stock or Series B Preferred Stock, (ii) each executive officer and director and (iii) all executive officers and directors as a group.

In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days, through the exercise of a warrant or stock option, conversion of a convertible security or otherwise. Unless otherwise indicated, each person in the table will have sole voting and investment power with respect to the shares shown. For purposes of this table, shares not outstanding which are subject to issuance on exercises of stock options or conversion of a warrant that are held by a person are deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person but are not deemed to be outstanding for the purpose of computing the percentage for any other person. The table assumes a total of 24,536,963 shares of our common stock outstanding and 667 shares of our Series B Preferred Stock outstanding, as of December 31, 2018. Unless otherwise indicated, the address of each of the executive officers and directors named below is c/o Saleen Automotive, Inc., 2735 Wardlow Road, Corona, CA 92882.

	Common Stock		Series B Preferred Stock
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding	Number of Shares Beneficially Owned	Percentage of Shares Outstanding

Executive Officers and Directors:
Steve Saleen	3,967,734	16.2%	0	0
Jeffrey Kraws	575,000	2.3%	0	0
Amy Boylan	0	0	0	0
Michael Deschenes	10	*	0	0
All directors and executive officers as a group	4,542,744	18.5%	0	0
5% Holders
Edvest Saleen LLC (1) 1120 Saw Mill River Road Yonkers, NY 10710	4,831,079	19.0%	0	0
Ron and Ellen Harris (2) 25521 Prado De Las Flores Calabasas, CA 91302	4,615,834	18.4%	0	0
David Weiner (3) 12400 Ventura Blvd.; Suite 327 Los Angeles, CA 91604	3,393,595	13.3%	666.66	100%
Gakasa Holdings, LLC (4) 5 East 44th Street New York, NY 10017	2,910,319	11.9%	0	0

*	Less than 1% ownership

(1)	Includes a currently exercisable warrant to purchase 833,333 shares of common stock at $0.60 per share. Leslie Edelman is the manager of Edvest Saleen LLC and has voting and dispositive power over the shares held by it.
(2)	Includes 1,075,452 shares of common stock held by the Harris Family Living Trust dated October 3, 1990 (the “Harris Trust”); 1,073,715 shares of common stock held by Polycomp Trust Company CDN FBO Ronald Harris IRA (the “IRA”), 1,966,667 shares of common stock held by the Certitude Trust (“Certitude Trust); and warrants to purchase 500,000 shares of common stock held by SM Funding Group, Inc. (“SM Funding”). Ron and Ellen Harris are spouses and are the Trustees of the Harris Trust and share voting and dispositive power over the shares held by it, Ron Harris is the Trustee of the Certitude Trust and has voting and dispositive power over the shares held by it, Ron Harris has sole voting and dispositive power over the shares held by the IRA, and Ron Harris is the sole stockholder of SM Funding, and shares voting and dispositive power over the shares held by it.
(3)	Includes 2,393,605 shares of common stock held by W-Net Fund I, L.P., 666.66 shares of Series B Preferred Stock held by Bella Automotive LLC (“Bella”) that may be converted into 666,660 shares of common stock, and warrants to purchase 333,330 shares of common stock held by Bella. David Weiner is the general partner of W-Net Fund I, L.P. and sole member of Bella Automotive LLC and in such capacities has voting and dispositive control over these shares.
(4)	Fred Knoll is the President of Knoll Capital Management LP, which is the investment manager for Gakasa Holdings, LLC, and in such capacity has voting and dispositive control over the shares held by Gakasa Holdings, LLC.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

The following table sets forth the names, positions and ages of our current executive officers and directors. All directors serve until the next annual meeting of stockholders or until their successors are elected and qualified. Officers are appointed by our board of directors and their terms of office are, except to the extent governed by an employment contract, at the discretion of our board of directors.

Name	Age	Title
Steve Saleen (1)	70	Chief Executive Officer, President and Director
Amy Boylan (2)	63	President, Chief Operating Officer and Director
Jeffrey Kraws (3)	54	Director
Michael Deschenes (4)	72	Director

(1)	Appointed effective June 26, 2013.
(2)	Appointed President and COO effective March 20, 2017, and Director effective March 5, 2018.
(3)	Appointed effective December 11, 2013.
(4)	Appointed effective May 18, 2018.

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Steve Saleen, our founder, Chief Executive Officer, President and one of our directors, has been president and CEO of SMS since its formation in July 2008. He has been board chairman and CEO of Saleen Automotive since its formation in July 2011. Mr. Saleen is considered one of the most successful and well known automotive icons in the country, making him a well-qualified candidate to serve as our CEO and director. Mr. Saleen’s entrepreneurial business plan laid the groundwork for an entire new industry of design, engineering, manufacturing and sales of high performance vehicles that were race proven and marketed for sales through new car dealership showrooms nationwide. This included very successful racing programs featuring himself as a lead driver in vehicles of his design that went on to win championships. Mr. Saleen is generally recognized for his expertise in small volume vehicle manufacturing, vehicle transformation processes and mass customization – creating customized products in an efficient mass – production manner. In August 2018, Mr. Saleen was presented with the Legends of Auto Award at a ceremony held in Monterey, CA. Previous recipients of the Legends of Auto Award include such automotive luminaries as Lee Iacocca, Jay Leno, Roger Penske, and the late Carroll Shelby. Mr. Saleen has a bachelor’s degree in business from the University of Southern California.

Amy Boylan has been our President and Chief Operating Officer since March 20, 2017. Her experience over the past 14 years in the automotive field has prepared her for this role. In the seven years prior to joining us, Ms. Boylan served as President and Chief Operating Officer at West Coast Customs, an automobile repair shop focused on the customization of vehicles, and Shelby America, Inc., a performance car company and has also held board positions at these two companies. Ms. Boylan’s experience also includes six years as Senior Vice President of Hot Wheels for Mattel. Ms. Boylan’s experience with us and in the automobile industry qualify her to serve as a director.

Jeffrey Kraws was appointed as a director in December 2013. Since 2003, Mr. Kraws has served as Chief Executive Officer and co-founder of Crystal Research Associates and CRA Advisors, and since February 2012, he has served as partner and co-founder of TopHat Capital, LLC. Since August 2016, Mr. Kraws has also served as the President of Ra Medical Systems Inc., a private medical device company. Mr. Kraws has also been a partner at Grannus Securities Pty Ltd. (an Australian based private equity fund) since November 2015. Mr. Kraws has been a member of the Synthetic Biologics (NYSE: SYN) Board of Directors since January of 2006, and was appointed its independent, non-executive Chairman of the Board in May 2012, and since April 2017, he has been a director of Avivagen, Inc. (TSXB:VIV, OTC Pink: CHEXF). Well known and respected on Wall Street, Mr. Kraws has received some of the most prestigious awards in the industry. Among other awards, he was given a “5-Star Rating” in 2001 by Zacks and was ranked the number one analyst among all pharmaceutical analysts for stock performance in 2001 by Starmine.com. Prior to founding Crystal Research Associates, Mr. Kraws served as co-president of The Investor Relations Group (IRG), a firm representing primarily under-followed, small capitalization companies. Previously, Mr. Kraws served as a managing director of healthcare research for Ryan Beck & Co. and as director of research/senior pharmaceutical analyst and managing director at Gruntal & Co., LLC (prior to its merger with Ryan Beck & Company). Mr. Kraws served as managing director of the healthcare research group and senior pharmaceutical analyst at First Union Securities (formerly EVEREN Securities); as senior U.S. pharmaceutical analyst for the Swedish-Swiss conglomerate Asea Brown Boveri; and as managing director and president of the Brokerage/Investment Banking operation of ABB Aros Securities, Inc. He also served as senior pharmaceutical analyst at Nationsbanc Montgomery Securities, BT Alex Brown & Sons, and Buckingham Research. Mr. Kraws holds an M.B.A. from Cornell University and a B.S. degree from State University of New York — Buffalo. Mr. Kraws’ significant strategic, business and financial experience qualify him to serve as a director.

Michael Deschenes is currently retired after having been active as an executive in the automobile industry for over 35 years. Most recently, Mr. Deschenes serves as the Managing Director of Rampage Products, a Jeep accessory company, from January 2006 until March 2016. He holds a B.S. in in Business Administration from California State University, Fullerton. Mr. Deschenes’ experience as an automobile industry executive qualifies him to serve as a director.

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ITEM 6. EXECUTIVE COMPENSATION.

The following table and related footnotes show the compensation paid to our Chief Executive Officer and to our only other executive officer whose compensation exceeded $100,000 during the last fiscal year ended March 31, 2018, and information concerning all compensation paid for services rendered to us in all capacities for our last two fiscal years.

Name and Principal Position	Year	Salary($)		Stock Awards($) (3)	All Other Compensation($)	Total($)
Steve Saleen	2018	282,154		1,908,334	-	2,190,488
Chief Executive Officer	2017	350,000	(1)	-	-	350,000
Amy Boylan	2018	208,908		-	-	208,908
President and Chief Operating Officer (2)	2017	13,750		-	-	13,750

(1)	This amount was unpaid as of March 31, 2017.
(2)	Ms. Boylan commenced employment with us on March 20, 2017.
(3)	In March 2018, Mr. Saleen was issued a total of 3,816,667 shares of common stock valued at $0.50 per share as follows: 1,090,704 shares were issued in lieu of cash payments for accrued salary and advances due to Mr. Saleen as of March 31, 2017, 1,575,963 shares were issued in exchange for services and accrued bonus, and 1,150,000 shares were issued in consideration of the relinquishment of his rights to be issued a warrant (as further described in the notes to the audited financial statements for the fiscal year ended March 31, 2018).

Employee Contracts

We are a party to an Employment Agreement dated December 19, 2017 with Steve Saleen. The agreement has a term of six years and automatically renews for successive twelve-month periods, provides for an annual salary of $400,000 with 3% annual increases, bonus and stock option grant programs as determined by our Board of Directors, a Saleen branded car with an approximate value of $100,000, and a bonus of $150,000 in the event we raise capital in the future of $500,000 or more. Such bonus was paid to Mr. Saleen in March 2018 in shares of common stock as a result of the capital we raised following the date of the employment agreement. Mr. Saleen may terminate the employment agreement at any time with 30-days written notice. In the event Mr. Saleen is terminated for any reason by the Company, he will be entitled to receive the greater of the remaining obligations due under his employment agreement or four years’ salary as a severance payment due within 30 days of his termination.

We are a party to an Employment Agreement dated March 20, 2017 with Amy Boylan. The agreement provides for an initial annual salary of $150,000 to be increased to $200,000 upon an outside investment of $3.0 million or more, and further increased to $250,000 on November 1, 2017. The agreement also provides for bonus and stock option grant programs as determined by our Board of Directors and a Black Label Signature Car. In the event Ms. Boylan is terminated without cause within the first three years of employment, she will be entitled to receive one year’s salary as a severance payment due upon termination.

Outstanding Equity Awards at Fiscal Year End

We did not have any outstanding options or unvested shares of stock held by our named executive officers as of the end of our fiscal year ended March 31, 2018.

Compensation of Directors

The following table provides information with respect to all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of our fiscal year ended March 31, 2018.

Name	Fees Earned or Paid in Cash($)	Stock Awards($)		Total($)

Jeffrey Kraws	—	287,500	(1)	287,500
Michael Deschenes	—	—		—
Joseph Bianco (2)	—	287,500	(1)	287,500

(1)	On March 22, 2018, Messrs. Kraws and Bianco were each was issued 575,000 shares of the Company’s common stock as consideration for services provided to the Company.
(2)	Mr. Bianco is deceased.

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ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Other than the transactions described below, since April 1, 2016, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

●	in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years; and

●	in which any director, executive officer, stockholders who beneficially owns more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Steve Saleen

From time to time we owe past-due amounts to Steve Saleen for accrued salary and advances provided to the Company. The advances are non-interest bearing, with no formal terms of repayment. As of March 31, 2017, a total of $545,352 was owed to Mr. Saleen. On March 22, 2018, Mr. Saleen was issued 1,090,704 shares of common stock to settle the total amount owed to him as of March 31, 2017. As of March 31, 2018, we owed Mr. Saleen $104,483 for accrued compensation, which was paid in full at December 31, 2018.

On March 22, 2018, Mr. Saleen was issued an additional 1,575,964 shares of common stock in exchange for services and bonus, and 1,150,000 shares of common stock as consideration of his relinquishment of the right to be issued a warrant to purchase preferred stock pursuant to a certain letter agreement dated March 1, 2017.

Jeffrey Kraws, Top Hat Capital and Crystal Research

Top Hat Capital and Crystal Research, whose co-founder and Managing Partner, Jeffrey Kraws, is a director of the Company, provided investment advisor and research services to us. As of March 31, 2018 and 2017, outstanding balances owed to these entities for these services was $61,672 and $68,843, respectively, and at December 31, 2018, the outstanding balance was $71,672.

Parts Business License Agreement

On October 15, 2016, we entered into a Trademark License Agreement (the “License Agreement”) with Molexiel, Inc., which is owned and controlled by Molly Saleen, the daughter of our Chief Executive Officer. Pursuant to the License Agreement, Molexiel was granted (i) the exclusive license and right to manufacture, sell and distribute Saleen-branded automotive parts, including turbochargers and wheels, (ii) a non-exclusive license and right to manufacture, sell and distribute certain Saleen-branded accessories and apparel and similar non-automobile merchandise, and (iii) the right to use certain of our tooling and equipment in connection with the foregoing license. The License Agreement terminates on December 31, 2020 unless terminated sooner for cause. The License Agreement also grants us the option to purchase all of the capital stock of Molexiel, Inc. for a purchase price equal to 1.5 times its “EBITDA” over the 12-months preceding our exercise of the option.

We are entitled to royalties under the License Agreement equal to a percentage of sales by Molexiel of our branded products under the License Agreement, subject to the payment to us of minimum yearly royalties, as follows:

Period	Percentage
May 1, 2017 through October 31, 2017	7%
November 1, 2017 through October 31, 2018	10%
After October 31, 2018	12%

During our fiscal years ended March 31, 2017 and 2018, and the nine months ended December 31, 2018, we received nominal payments from Molexiel, Inc., under the License Agreement.

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S7 Agreement

The S7 supercar is produced under a joint venture agreement with S7 Supercars, LLC (“S7 Supercars”), a related party, which is owned and controlled by affiliates of David Weiner and Leslie Edelman, two of our principal stockholders. S7 Supercars owns the “S7” name, related intellectual property, vehicle chassis and various other automotive parts. These assets had been owned by a company previously operated by Steve Saleen, and were purchased by S7 Supercars at an auction. Under the agreement, S-7 Supercars provides the chassis and all other costs to build the vehicle, and we receive a fee for engineering and manufacturing services, plus an additional markup for these services. The cars produced under this agreement are owned by S7 Supercars until title passes to the ultimate buyer. Separately, upon sale of the vehicle by S7 Supercars , we receive a fee of approximately 33% of the net profit from the sale of the vehicle by S7 Supercars. During the nine months ended December 31, 2018 and 2017, we recognized revenue from S7 Supercars of $156,359 and $214,037, respectively, for engineering and manufacturing services. During the nine months ended December 31, 2018, S7 Supercars sold the first S7, and we recognized $200,000 for our share of the net profit from the sale, which is included in service revenue. There were no sales of the S7 during the nine months ended December 31, 2017. During the years ended March 31, 2018 and 2017, we recognized revenue from S7 Supercars of $383,783 and $63,386, respectively, for engineering and manufacturing services. At December 31, 2018 and March 31, 2018, we had accounts receivable due from S7 Supercars of $280,779 and $141,200, respectively. At December 31, 2018 and March 31, 2018, deposits of $ 375 ,000 and $300,000, respectively, from S7 Supercars were included in customer deposits.

Notes and Securities Transactions with David Weiner Affiliates

During the year ended March 31, 2018, we received non-interest-bearing advances aggregating $80,000, from W-Net Fund I, LP (“W-Net”), a principal stockholder controlled by David Weiner. As of March 31, 2018, the outstanding balance of advances from W-Net was $200,000, which included $120,000 advanced to us in 2015. During the nine months ended September 2018, the Company repaid all outstanding indebtedness owed to W-Net, including $38,633 of accrued interest.

On September 11, 2018, we sold to Bella Automotive LLC 666.66 units of Series B Preferred Stock and warrants for $600 per unit, for total cash proceeds of $400,000. Bella Automotive LLC is owned and controlled by David Weiner. Each unit consisted of one share of Series B Preferred Stock that is convertible into 1,000 shares of the Company’s common stock, and a three-year warrant to purchase 500 shares of the Company’s common stock at an exercise price of $.70 per share. The holders of our Series B Preferred Stock have the right, voting as a separate class, following a “Change of Control” (as defined in the Certificate of Designation designating such stock), to elect a majority of the members of our Board of Directors and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

Securities Transactions with Other Affiliates

On March 22, 2018, we issued 500,000 shares of common stock to the Harris Family Living Trust, the trustees of which are Ron and Ellen Harris, principal stockholders of the Company. The shares were issued in consideration of consulting services provided to the Company by Cyrano Group, pursuant to a letter agreement dated March 1, 2017. Cyrano Group assigned its right to receive these shares to the Harris Family Living Trust.

On March 22, 2018, we issued 1,800,000 shares of common stock to Certitude Trust, the trustee of which is Ron Harris, in consideration for its relinquishment of the right to be issued a warrant to purchase preferred stock pursuant to a letter agreement dated, 2017. On that date we also issued Ron Harris 33,205 shares of common stock as a dividend payment that had accrued on Series A Preferred Stock previously held by Mr. Harris.

On March 22, 2018, we issued 166,667 shares of common stock to Certitude Trust, an affiliate of Ron Harris, pursuant to a letter agreement dated December 29, 2017 that required us to issue these shares to a designee of SM Funding Group, Inc. (“SM Funding”) in the event we complete a private placement of at least $800,000 of our common stock.

On March 22, 2018, Joseph Bianco, a former director, was issued 575,000 shares of common stock in consideration of his relinquishment of the right to be issued a warrant to purchase preferred stock pursuant to a letter agreement dated March 1, 2017.

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During the fiscal year ended March 31, 2018, under the letter agreement dated December 29, 2017, Edvest Saleen LLC and related parties purchased $800,000 of our common stock, at a price of $.60 per share.

On November 5, 2018, we issued a warrant to purchase 833,333 shares of our common stock to SM Funding, an affiliate of Ron Harris, and a warrant to purchase 500,000 shares of our common stock to Edvest Saleen LLC, pursuant to the terms of the letter agreement dated December 29, 2017 which required us to issue warrants to the purchasers of our common stock in a private placement in December 2017 and January 2018. The warrants have an exercise price of $.60 per share, vest immediately and will expire on the earlier of two years from the date we have registered our common stock with the Securities and Exchange Commission or December 29, 2021. The issuance of the warrants was accounted for effective December 2017 in our financial statements.

SM Funding Group, Inc.

On November 9, 2018, we made a payment of $50,000 to SM Funding in lieu of our obligation to deliver one of our high performance vehicles to it under a letter agreement dated March 1, 2017. We previously delivered two high performance vehicles to designees of SM Funding as required under this letter agreement in connection with the sale of our securities to SM Funding and parties introduced to us by SM Funding. In addition, pursuant to the terms of the letter agreement dated December 29, 2017, we are required to appoint a designee of SM Funding to our board of directors.

Director Independence

Our board of directors currently consists of four members – Messrs. Saleen, Kraws, and Deschenes, and Ms. Boylan. We are not a “listed issuer” under SEC rules and are therefore not required to have a board consisting of a majority of independent directors or an audit committee comprised of independent directors. Currently, Messrs. Kraws and Deschenes are “independent” as that term is defined in the applicable rules for companies traded on the NASDAQ Stock Market.

ITEM 8. LEGAL PROCEEDINGS.

We are involved in certain legal proceedings that arise from time to time in the ordinary course of our business. We are currently a party to several legal proceedings related to claims for payment that are currently accrued for in our financial statements as accounts or notes payable or other current liabilities. Except for income tax contingencies, we record accruals for contingencies to the extent that our management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. Except as set forth above, we do not currently have pending any legal proceedings.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Common Stock

Our common stock is not currently quoted or traded on any market. Prior to its deregistration on October 13, 2017, our common stock traded on the OTC Pink Sheets under the symbol “SLNN.” We intend to apply for quotation of our common stock on the OTCQB, although there is no assurance that our application will be accepted.

Stockholders of Record

As of December 31, 2018, an aggregate of 24,536,963 shares of our common stock were issued and outstanding and were owned by approximately 329 stockholders of record.

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Options and Warrants

In addition to our outstanding shares of common stock, as of December 31, 2018, we have options outstanding to purchase 2,602 shares of common stock and warrants outstanding to purchase 1,673,320 shares of common stock.

Resales under Rule 144

Of our 24,536,963 shares of common stock currently outstanding, 926,492 shares of common stock were previously traded in the public market and will be eligible for immediate resale without restriction once a market again develops for our common stock. The remaining outstanding shares of our common stock are “restricted securities” as defined in Rule 144 under the Securities Act of 1933, as amended. Restricted securities may be sold in the public market pursuant to exemption from registration under Rule 144, which among other things, requires different holding periods before resale is permitted under the Rule, based on the status of the stockholder as either an affiliate or non-affiliate of the issuer.

Pursuant to Rule 144, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares to be sold for at least six months, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

Pursuant to Rule 144, and subject to the provisions thereof, our remaining outstanding shares of common stock may be sold in the public market as follows:

●	4,816,718 shares of common stock are immediately available for sale in the public market;

●	beginning 90 days after the date this Form 10 becomes effective, 18,793,753 additional shares of common stock held by affiliates will become eligible for sale in the public market subject to the volume and manner of sale restrictions of Rule 144 described below.

In general, under Rule 144, our affiliates will be entitled to sell within any three-month period a number of shares that does not exceed 1% of the number of shares of our common stock then outstanding. Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Future sales of large numbers of shares into a limited trading market or the concerns that those sales may occur could cause the trading price of our common stock to decrease or to be lower than it might otherwise be.

Dividends

We have not paid any dividends on our common stock during our years ended March 31, 2018 and 2017 or the subsequent interim period and we do not anticipate paying dividends on our common stock in the foreseeable future, and currently intend to retain any future earnings to support the development and expansion of our business. The declaration and payment of dividends is subject to the discretion of our board of directors and to certain limitations imposed under Nevada statutes. The timing, amount and form of dividends, if any, will depend upon, among other things, our results of operation, financial condition, cash requirements, and other factors deemed relevant by our board of directors.

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Equity Compensation Plans

Set forth is certain information as of March 31, 2018 with respect to compensation plans (including individual compensation arrangements) under which our equity securities may be issued.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders (1)	2,602	$108.00	11,551
Equity compensation plans not approved by security holders (2)	__	N/A	__
Total	2,602	$108.00	11,551

(1)	Represent shares issued or available under our 2013 Omnibus Incentive Plan.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

The following issuances of equity securities by the Company were exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(a)(2) of the Securities Act of 1933 and/or Rule 506 of Regulation D promulgated thereunder, during the three-year period preceding the date of this Form 10:

Current Fiscal Year Ending March 31, 2019

On September 11, 2018, we issued to an accredited investor 666.66 units of Series B Preferred Stock and warrants for $600 per unit, for total cash proceeds of $400,000. Each unit consisted of one share of Series B Preferred Stock that is convertible into 1,000 shares of common stock, and a three-year warrant to purchase 500 shares of common stock at an exercise price of $.70 per share.

Year Ended March 31, 2018

During the year ended March 31, 2018, we designated Series A Preferred Stock and Series A-1 Preferred Stock with identical terms (collectively, “Series A Preferred Stock”). In July 2017, we issued 191,000 shares of Series A Preferred Stock to accredited investors for cash proceeds of $1,400,000 and the exchange of a $128,000 note payable to a stockholder at a price of $8 per share resulting in total purchase price of $1,528,000. In December 2017, the 191,000 shares of Series A Preferred Stock automatically converted into 2,546,667 shares of our common stock when we effected a reverse stock split.

In July 2017, convertible notes and accrued interest aggregating $5,464,158 were exchanged for 341,510 shares of Series A Preferred Stock at a price of $16 per share, and convertible notes and accrued interest aggregating $2,956,720 were exchanged for 369,590 shares of the Company’s Series A Preferred Stock at a price of $8 per share. In December 2017, these 711,100 shares of Series A Preferred Stock automatically converted into 9,481,333 shares of common stock when we effected a reverse stock split.

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During the year ended March 31, 2018, we issued 1,333,333 shares of common stock and warrants to purchase 1,333,333 shares of our common stock for cash to two investors pursuant to the terms of the letter agreement dated December 29, 2017. The warrants have an exercise price of $.60 per share, vest immediately and will expire on the earlier of two years from the date the company has registered its common stock with the Securities and Exchange Commission, or December 29, 2021.

On December 29, 2017, in connection the reverse stock split, we issued 620,585 shares of common stock as a dividend to the holders of our Series A Preferred Stock upon conversion thereof into common stock. On December 29, 2017, in connection the conversion of our convertible notes, we issued 910,694 shares of common stock as payment-in-kind for interest due under the terms the convertible notes.

On March 22, 2018, we effected the following common stock issuances:

●	We issued Steve Saleen, our CEO and a director, 1,090,704 shares of common stock in settlement of amounts owed to him from the prior year, 1,575,964 shares of common stock in exchange for services, and 1,150,000 shares of common stock as consideration of the relinquishment of his rights to be issued a warrant to purchase preferred stock.

●	We issued Jeffrey Kraws, a director of ours, 575,000 shares of common stock as consideration for services.

●	We issued 500,000 shares of common stock to a consultant in exchange for consulting services.

●	We issued 1,800,000 shares of common stock to Certitude Trust in consideration for the relinquishment of its right to be issued a warrant to purchase preferred stock.

●	We issued 166,667 shares of common stock to Certitude Trust pursuant to the letter agreement dated December 29, 2017.

●	We issued Joseph Bianco, then a director of the Company, 575,000 shares of common stock in consideration for his relinquishment of the right to be issued a warrant to purchase preferred stock.

●	We issued 208,333 shares of common stock to Boris Ratner, pursuant to a memorandum of agreement dated October 12, 2017.

●	We issued 185,000 shares of common stock to Gary Leifer, pursuant to a Binding Letter of Intent dated October 21, 2015.

●	We issued 665,000 shares of common stock to FRG Holdings Trust, pursuant to the Binding Letter of Intent dated October 21, 2015.

●	We issued 33,205 shares of common stock to Cyrano Group, Inc., pursuant to a letter agreement dated March 1, 2017.

Year Ended March 31, 2017

During the fiscal year ended March 31, 2017, we issued an aggregate of 82,492 shares of common stock upon conversion of our convertible notes payable and accrued interest amounting to $46,749.

Year Ended March 31, 2016

During the fiscal year ended March 31, 2016, we issued an aggregate of 796,448 shares of common stock upon conversion of our convertible notes payable and accrued interest amounting to $667,038.

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During the fiscal year ended March 31, 2016, we entered into a settlement agreement and mutual release agreement with a vendor whereby we issued an aggregate of 1,190 shares of common stock with a fair value of $47,607 in exchange for extinguishment of an amount owed of $47,607.

On December 2, 2015, pursuant to a Securities Purchase Agreement with SM Funding, we issued SM Funding a 12% senior secured convertible note under which SM Funding advanced us a total of $2,550,000 through May 2017. Advances under the note were subsequently exchanged for Series A Preferred Stock.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

As of December 31, 2018, our authorized capital stock consisted of: 100,000,000 shares of common stock, par value $0.001 per share, of which 24,536,963 shares were issued and outstanding; and 1,000,000 shares of preferred stock, par value $0.001 per share, of which 1,000 shares have been designated Series B Preferred Stock, and 666.66 shares of Series B Preferred Stock are issued and are outstanding.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our articles of incorporation, as amended, which means that the holders of a plurality of the voting shares voted can elect all of the directors then standing for election.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights, and our common stock is not convertible or redeemable.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Blank Check Preferred Stock

We are authorized, subject to limitations prescribed by Nevada law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, by the affirmative vote of the holders of a majority of our capital stock entitled to vote, unless a vote of any other holders is required by our articles of incorporation, as amended, or the Nevada Revised Statutes. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

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Series B Preferred Stock

On August 30, 2018 we designated 1,000 shares of Series B Preferred Stock. Each share of Series B Preferred Stock is convertible into 1,000 shares of common stock at any time at the option of the holder. The holders of Series B Preferred Stock participate with holders or our common stock on an as-converted basis with respect to a liquidation or any dividend paid in respect of the common stock. Holders of Series B Preferred Stock vote on an as-converted basis with holders of common stock as a single class on all matters submitted to a vote of holders of common stock. In addition, the holders of the Series Preferred Stock have the right, voting as a separate class, following a “Change of Control” (as defined below), to elect a majority of the members of our Board of Directors at each meeting or pursuant to each consent of our stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. A “Change of Control” is deemed to have occurred pursuant to the Certificate of Designation designating the Series B Preferred Stock, at such time (if any), that individuals who as of the date that shares of Series B Preferred Stock were first issued (the “Original Issuance Date”) constituted our Board of Directors (together with any new directors whose election or nomination for election to the Board of Directors was approved by (i) a vote of at least a majority the directors then still in office who were either directors on the Original Issuance Date at the beginning of such period, or whose election or nomination for election was previously so approved, or (ii) the holders of a majority of the outstanding shares of Series B Preferred Stock), cease for any reason to constitute a majority of the Board of Directors.

Anti-takeover Provisions

Certain provisions of our articles of incorporation, as amended, and Nevada law may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Charter Provisions

Our articles of incorporation, as amended, currently allows our board of directors to issue 1,000,000 shares, of our preferred stock in one or more series and with such rights and preferences including voting rights, without further stockholder approval. In the event that our board of directors designates additional series of preferred stock with rights and preferences, including super-majority voting rights, and issues such preferred stock, the preferred stock could make our acquisition by means of a tender offer, a proxy contest or otherwise, more difficult, and could also make the removal of incumbent officers and directors more difficult. As a result, these provisions may have an anti-takeover effect. The preferred stock authorized in our articles of incorporation, as amended, may inhibit changes of control that are not approved by our board of directors. These provisions could limit the price that future investors might be willing to pay for our common stock. This could have the effect of delaying, deferring or preventing a change in control. The issuance of our preferred stock could also effectively limit or dilute the voting power of our stockholders. Accordingly, such provisions of our articles of incorporation, as amended, may discourage or prevent an acquisition or disposition of our business that could otherwise be in the best interest of our stockholders.

Nevada Law

In addition, Nevada has enacted the following legislation that may deter or frustrate takeovers of Nevada corporations:

Authorized but Unissued Stock – The authorized but unissued shares of our common stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our board of directors to issue shares of stock to persons friendly to existing management.

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Evaluation of Acquisition Proposals – The Nevada Revised Statutes expressly permit our board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of our assets, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal, and economic effects on our employees, customers, suppliers, and other relevant interest holders, and on the communities and geographical areas in which they operate. Our board of directors may also consider the amount of consideration being offered in relation to the then current market price of our outstanding shares of capital stock and our then current value in a freely negotiated transaction.

Control Share Acquisitions – Nevada has adopted a control share acquisitions statute designed to afford stockholders of public corporations in Nevada protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation’s disinterested stockholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are: acquisitions of shares possessing one-fifth or more but less than one-third of all voting power; acquisitions of shares possessing one-third or more but less than a majority of all voting power; or acquisitions of shares possessing a majority or more of all voting power. Under certain circumstances, the statute permits the acquiring person to call a special stockholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances. As permitted by the statute, we have elected in our articles of incorporation, as amended, not to be governed by the control share acquisitions statute.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are a Nevada corporation. The Nevada Revised Statutes and certain provisions of our articles of incorporation, as amended, and bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person is not liable due to conduct that constituted a breach of his or her fiduciary duties and such breach involved intentional misconduct, fraud or a knowing violation of law, and that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Indemnification may not be made for any claim as to which the person seeking indemnity has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to our company unless the court in which the action or suit was brought or another court of competent jurisdiction determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court deems proper. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of our stockholders, that the person to be indemnified met the applicable standard of conduct. Under our articles of incorporation, as amended, and bylaws we will advance expenses incurred by officers, directors, employees or agents who are parties to or are threatened to be made parties to any threatened, pending or completed action by reason of the fact that such person was serving in such capacity, prior to the disposition of such action and promptly following request therefor, upon receipt of an undertaking by or on behalf of such person to repay such advances if it should be determined ultimately that such person is not entitled to indemnification.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. Indemnification may also be granted pursuant to the terms of agreements that may be entered in the future or pursuant to a vote of stockholders or directors. The Nevada Revised Statutes also grant us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and we have obtained such a policy.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, except for the legal proceedings described above to which Steve Saleen is a party, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

F-1

Saleen Automotive, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 31, 2018	March 31, 2018
	(Unaudited)
ASSETS
Current Assets
Cash	$219,907	$523,120
Accounts receivable (including $280,779 and $141,200 due from related party, respectively)	2,067,268	456,938
Inventories	291,808	263,277
Prepaid expenses and other current assets	-	14,600
Total Current Assets	2,578,983	1,257,935

Property and equipment, net	353,470	272,016
Other assets	70,780	70,780
TOTAL ASSETS	$3,003,233	$1,600,731

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$630,717	$1,464,779
Notes payable	271,579	365,079
Convertible note payable	100,000	100,000
Notes payable and advances from related party	-	200,000
Payroll, payroll taxes, and other taxes payable	784,520	944,015
Accrued interest on notes payable	71,549	90,585
Due to related parties	98,585	166,155
Engineering contract advance	509,763	-
Customer deposits (including $375,000 and $300,000 from related party, respectively)	528,420	605,580
Other current liabilities	586,904	634,336
Total Current Liabilities	3,582,037	4,570,529

Commitments and Contingencies
Stockholders’ Deficit
Preferred stock; $0.001 par value; 1,000,000 shares authorized; 667 Series B shares issued and outstanding at December 31, 2018 and none issued and outstanding at March 31, 2018	1	-
Common Stock; $0.001 par value; 100,000,000 shares authorized; 24,536,963 issued and outstanding at December 31, 2018 and March 31, 2018, respectively	24,537	24,537
Additional paid in capital	36,406,842	36,006,843
Accumulated deficit	(37,010,184)	(39,001,178)
Total Stockholders’ Deficit	(578,804)	(2,969,798)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$3,003,233	$1,600,731

See accompanying notes to the condensed consolidated financial statements.

F-2

Saleen Automotive, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Nine months Ended	Nine months Ended
	December 31, 2018	December 31, 2017
Revenue
Services (including $356,359 and $214,036 from related party, respectively)	$7,024,434		$3,432,593
Products, net	1,812,714		1, 364,240
Total Revenue, net	8,837,148		4,796,833

Costs of revenue
Services	1,435,407		1,621,039
Products	1,613,184		1,160,532
Total Costs of revenue	3,048,591		2,781,571

Gross margin	5,788,557		2,015,262

Operating expenses
Research and development	24,600		72,098
Sales and marketing	514,509		274,500
General and administrative	3,170,187		2, 780,642
Depreciation	62,176		95,934
Total operating expenses	3,771,472		3,223,174

Income (loss) from operations	2,017,085		(1,207,912)

Other expense (income)
Interest and financing costs	26,091		813,566
Private placement costs	-		249,765
Gain on extinguishment of derivative liability	-		(128,905)
Total other expenses, net	26,091		934,426

Net income (loss)	1,990,994		(2,142,338)
Deemed dividend related to beneficial conversion feature of Series B Preferred Stock	92,000		-
Preferred stock dividends	-		372,351
Net income (loss) attributable to common stockholders	$1,898,994	$	(2,514,689)

Net income (loss) per share attributable to common stockholders:
Basic	$0.08	$	(2.25)
Diluted	$0.07		-
Shares used in computing net loss per share attributable to common stockholders:
Basic	24,536,963		1,118,563
Diluted	26,296,218		1,118,563

See accompanying notes to the condensed consolidated financial statements.

F-3

Saleen Automotive, Inc. and Subsidiaries

Condensed Consolidated Statements of Stockholders’ Deficit

For the Nine months Ended December 31, 2018

(Unaudited)

	Common Stock $0.001 Par		Preferred Stock $0.001 Par		Additional Paid In	Accumulated	Stockholders’
	Number	Amount	Number	Amount	Capital	Deficit	Deficit
Balance, April 1, 2018	24,536,963	$24,537	—	$—	$36,006,843	$(39,001,178)	$(2,969,798)
Cash proceeds from sales of Series B Preferred Stock and warrants in private placement to related party			667	1	399,999		400,000
Beneficial conversion feature of Series B Preferred Stock					92,000		92,000
Deemed dividend on beneficial conversion feature of Series B Preferred Stock					(92,000)		(92,000)
Net income						1,990,994	1,990,994
Balance, December 31, 2018 (unaudited)	24,536,963	$24,537	667	$1	$36,406,842	$(37,010,184)	$(578,804)

See accompanying notes to the condensed consolidated financial statements.

F-4

Saleen Automotive Inc.

Condensed Consolidated Statements of Cash Flows

( U naudited)

	Nine months Ended December 31,
	2018	2017
Cash flows from operating activities
Net income (loss)	$1,990,994	$	(2,142,338)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation	62,176		95,934
Extinguishment of derivative liability	-		(128,905)
Amortization of discount on convertible notes			31,788
Fair value of common stock issued as interest expense			19,923
Fair value of common stock issued to related party for compensation	-		347,352
Fair value of common stock issued as private placement costs	-		125,000
Preferred stock issued as interest expense and financing costs			546,417
Changes in operating assets and liabilities:
Accounts receivable	(1,610,330)		(141,789)
Inventories	(2 8 ,531)		(54,776)
Prepaid expenses and other assets	14,600		(10,780)
Accounts payable	(834,072)		(538,914)
Payroll, payroll taxes, and other taxes payable	(159,495)		113,525
Accrued interest on notes payable	(19,036)		211,355
Engineering contract advance	509,763		-
Customer deposits	(77,160)		(145,564)
Other current liabilities	(47,432)		(12,16 9)
Net cash used in operating activities	(198,523)		(1, 683,941)

Cash flows from investing activities
Purchases of property and equipment	(143,630)		(112,110)

Cash flows from financing activities
Proceeds from sale of Series B Preferred Stock and warrants in private placement to related party	400,000		-
Proceeds from private placement of preferred stock	-		1,400,000
Proceeds from private placement of common stock and warrants			800,000
Due to related parties, net	(67,560)		2,969
Proceeds (r epayment ) of notes payable	(93,500)		287,120
Proceeds from notes payable to related party	(200,000)		50,000
Net cash provided by financing activities	38,940		2,540,089
Net (decrease) increase in cash	(303,213)		744,039
Cash at beginning of period	523,120		4,236
Cash at end of period	$219,907		$748,275
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$42,497		$6,483
Income taxes	$-		$-
Supplemental schedule of non-cash financing activities:
Conversion of convertible notes and accrued interest to preferred stock	$-		$8,420,878
Preferred stock issued upon settlement of notes payable	$-		$128,000
Common stock issued as dividends to Preferred stockholders	$-		$372,351
Fair value of beneficial conversion feature of Series B Preferred Stock	$92,000		-

See accompanying notes to the condensed consolidated financial statements.

F-5

Saleen Automotive Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine months Ended December 31, 2018 and 2017

(Unaudited)

NOTE 1 – NATURE OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of the Company

Saleen Automotive Inc. (the “Company”) is an original equipment manufacturer of high performance sports cars (“Saleen OEM”) that are built from the ground up. The Company also designs, develops, manufactures and sells high-performance vehicles built from base chassis of major American automobile manufacturers (“Saleen Signature Cars”). The Company currently has customers worldwide, including muscle and high-performance car enthusiasts, collectors, automotive dealers, exotic car retail dealers, television and motion picture productions, and consumers in the luxury supercar and motorsports markets. The Company also provides engineering, development and design consulting services on a project basis for automotive manufacturers worldwide.

Saleen OEM

The Company manufacturers the Saleen S7 supercar (“S7”), a limited production supercar with a 1,500-horsepower engine, in the Company’s production facility in Corona, California. The S7 is produced under an agreement with S7 Supercars, LLC (“S7 Supercars”), a related party, which owns the “S7” name and related intellectual property and assets. Under the agreement, S-7 Supercars provides the chassis and all other costs to build the vehicle, and the Company receives a fee for engineering and manufacturing services, plus an additional markup for these services. Separately, upon sale of the vehicle to the end users, the Company receives a fee of approximately 33% of the net profit from the sale of the vehicle by S7 Supercars.

Saleen Signature Cars

The Company’s Saleen Signature Cars are built from base chassis of major American automobile manufacturers, including Ford Mustangs, Tesla Model S vehicles and Ford trucks. The Company is a specialist in vehicle design, engineering and manufacturing focusing on the mass customization (the process of customizing automobiles that are mass produced by manufacturers) of American sports and electric vehicles and the production of high performance USA-engineered sports cars. Saleen-branded products include a line of high performance and upgraded muscle and electric cars, automotive aftermarket specialty parts and lifestyle accessories.

Basis of Presentation - Unaudited Interim Financial Information

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods have been included. The results of operations for the nine months ended December 31, 2018 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending March 31, 2019. These financial statements should be read in conjunction with the financial statements of the Company for the year ended March 31, 2018 and notes thereto contained elsewhere within this Form 10/A.

Going Concern

The Company’s condensed consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, during the nine months ended December 31, 2018, the Company used cash in operations of $199,000, and at December 31, 2018, the Company had a stockholders’ deficit of $579,000, a working capital deficit of $1.0 million, and owed $785,000 in past due payroll and other taxes, which were subsequently repaid in full. These factors raise substantial doubt about our ability to continue as a going concern within one year of the date the financial statements are issued. The Company’s independent registered public accounting firm, in its report on the Company’s March 31, 2018 financial statements, has expressed substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon its ability to raise additional capital and to ultimately achieve sustainable revenues and profit from operations. At December 31, 2018, the Company had cash on hand of approximately $220,000 and may not be able to generate sufficient funds from its future operations to meet its cash flow requirements. During the nine months ended December 31, 2018, the Company was able to raise $400,000 through proceeds received from a private placement transaction. Subsequent to March 31, 2018 and through December 31, 2018, the Company also received payments of $6.4 million, in accordance with the terms of an engineering development and design contract, and received additional payments in excess of $10.0 million through March 2019 pursuant to this contract. The Company may need additional funds to meet its cash flow requirements to operate its business through November 30, 2019. If the Company is in need of funds in addition to the funds received from its engineering development and design contract, no assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions and covenants on its operations, in the case of debt financing, or cause substantial dilution for its stockholders in the case of convertible debt or equity financing.

F-6

Use of Estimates

Financial statements prepared in accordance with accounting principles generally accepted in the United States require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among other things, management estimates include the estimated collectability of its accounts receivable, the valuation of long lived assets, warranty reserves, the assumptions used to calculate derivative liabilities, assumptions used to value equity instruments issued for financing and compensation, and the valuation of deferred tax assets. Actual results could differ from those estimates.

Revenue recognition

Effective April 1, 2018, the Company adopted the guidance of Accounting Standards Codification (ASC) 606, Revenue from Contracts. The implementation of ASC 606 did not have a material impact on the Company’s consolidated financial statements. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients.

The Company’s revenue consists of primarily from the sale of its Signature Cars and services provided under its engineering and design, and development consulting services contracts.

Revenue from the sale of Signature Cars

The Company recognizes revenue from the sale of its Signature Cars when control is transferred which generally occurs upon shipment or delivery of the Signature Cars from its manufacturing facility to the destination specified by the customer. Signature Cars revenue represents the amount of consideration which the Company expects to be entitled in exchange for delivery of the modified vehicle. The Company determines whether delivery has occurred based on when title transfers and the risks of ownership have transferred to the buyer, which usually occurs when the Company places the cars on the carrier. The Company regularly reviews its customers’ financial positions to ensure that collectability is reasonably assured and generally collects deposits before work is started and final payments are received prior to shipment. Except for warranties, the Company has no post-sales obligations nor does the Company accept returns.

Revenue from engineering and design contracts, and consulting services contracts

The Company recognizes revenue from its engineering and design contracts, and consulting services contracts as the services are provided and accepted by the customer. Deferred revenue is recorded for any payments received for services yet to be completed. Under the terms of its engineering design and development contract, costs are invoiced as incurred plus a markup.

Revenue from Saleen OEM

The Company recognizes revenue for engineering and manufacturing services as these services are performed. Separately, upon the sale by S7 Supercars of an S7 to the end user, the Company recognizes a fee of approximately 33% of the net profit from the sale of the vehicle by S7 Supercars when such sale is completed, title is transferred to the buyer, and the buyer has accepted the vehicle.

F-7

The following table provides information about disaggregated revenue based on revenue by service lines and revenue by geographic area:

	Nine months Ended December 31,
	2018	2017
	(Unaudited)	(Unaudited)
Revenue by service lines:
Services
S1 engineering, design and development contract	$6,668,075	$3,218,557
S7 agreement (related party)	356,359	214,036

Products
Signature cars	1,799,471	1,346,406
Other	13,242	17,834
Total revenue	$8,837,147	$4,796,833

	Nine months Ended December 31,
	2018	2017
	(Unaudited)	(Unaudited)
Revenue by geographic area:
United States	$2,169,072	$1,578,275
China	6,678,075	3,218,557
Total revenue	$8,837,147	$4,796,833

At December 31, 2018, engineering contract advance and customer deposits totaled $509,763 and $528,420, respectively. At March 31, 2018, customer deposits totaled $605,580. There was no engineering contract advance as of March 31, 2018.

Warranty Policy

The Company provides a three-year or 36,000 miles New Vehicle Limited Warranty for its Signature Cars and a 12 month/12,000 mile limited warranty on the S7 that it manufactures. The vehicle limited warranty applies to installed parts and/or assemblies in new Saleen high performance cars. All of the unaltered parts are covered under the original full warranty of the OEM manufacturer of the base vehicles. Accrued warranty costs are included in other current liabilities on the accompanying consolidated balance sheets. Changes in the product warranty accrual for the nine months ended December 31, 2018 and 2017 were as follows:

	Balance at Beginning of Fiscal Year	Warranty Expenditures	Provision for Estimated Warranty Cost	Balance at End of Period (Unaudited)
Nine months ended December 31, 2018	$20,000	$(20,134)	$20,134	$20,000
Nine months ended December 31, 2017	$20,000	$(6,931)	$6,931	$20,000

Advertising, Sales and Marketing Costs

Advertising, sales and marketing costs are expensed as incurred and are included in sales and marketing expenses. During the nine months ended December 31, 2018, advertising, sales and marketing expenses were $9,598 and $504,911, respectively. During the nine months ended December 31, 2017, advertising, sales and marketing expenses were $18,789 and $255,711, respectively.

F-8

Income Taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

For the nine months ended December 31, 2018, the Company has offset its estimated taxable income with net operating losses and therefore no tax provision has been recorded.

Stock Compensation

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for stock option and warrant grants issued and vesting to employees based on the authoritative guidance provided by the Financial Accounting Standards Board (the “FASB”) whereas the value of the award is measured on the date of grant and recognized as compensation expense on the straight-line basis over the vesting period. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the FASB whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete. Options granted to non-employees are revalued each reporting period to determine the amount to be recorded as an expense in the respective period. As the options vest, they are valued on each vesting date and an adjustment is recorded for the difference between the value already recorded and the then current value on the date of vesting. In certain circumstances where there are no future performance requirements by the non-employee, option grants are immediately vested, and the total stock-based compensation charge is recorded in the period of the measurement date.

The Company uses the fair value recognition provision of ASC 718, “Stock Compensation,” which requires the Company to expense the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of such instruments. The Company uses the Black-Scholes-Merton option pricing model to calculate the fair value of any equity instruments on the grant date.

The Company also uses the provisions of ASC 505-50, “Equity Based Payments to Non-Employees,” to account for stock-based compensation awards issued to non-employees for services. Such awards for services are recorded at either the fair value of the services rendered, or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in ASC 505-50.

Fair Value of Financial Instruments

The Company accounts for the fair value of financial instruments in accordance with the FASB Accounting Standards Codification (“ASC”) topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”). ASC 820 defines “fair value” as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Authoritative guidance provided by the FASB defines the following levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these financial assets:

Level 1 Quoted prices in active markets for identical assets or liabilities.

Level 2 Inputs, other than the quoted prices in active markets, that is observable either directly or indirectly.

Level 3 Unobservable inputs based on the Company’s assumptions.

The Company’s financial instruments consist principally of cash, accounts receivable, accounts payable, accrued liabilities, and customer deposits. The carrying amounts of such financial instruments in the accompanying balance sheets approximate their fair values due to their relatively short-term nature. The carrying values of notes payable approximate their fair values due to the fact that the interest rates on these obligations are based on prevailing market interest rates. It is management’s opinion that the Company is not exposed to any significant currency or credit risks arising from these financial instruments.

Loss per Share

Basic EPS is calculated by dividing the Company’s net income or loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated by dividing the Company’s net income or loss available to common stockholders by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted average number of shares adjusted for any potentially dilutive debt or equity securities unless the effects thereof are anti-dilutive, that is inclusion of such shares would reduce the net loss or increase the net income.

For the nine months ended December 31, 2018 , diluted common shares included stock options and warrants exercisable into 2,602 and 1,673,320 shares of common stock, respectively, and convertible debt of $100,000 convertible into 83,333 shares of common stock. As of December 31, 2017, stock options and warrants were exercisable into 2,602 and 6,657 shares of common stock, respectively, and convertible debt of $100,000 convertible into 83,333 shares of common stock, have been excluded from diluted loss per share because the effects of exercise or conversion would be anti-dilutive.

F-9

Significant Concentrations

Sales to an unrelated Asian-based customer comprised 75% and 67% of revenues for the nine months ended December 31, 2018 and 2017, respectively. As of December 31, 2018, a related party customer represented 82% of the Company’s outstanding accounts receivable and another unrelated customer represented 14%. At March 31, 2018, the same related party customer represented 31% of the Company’s accounts receivable and the unrelated Asian-based customer represented 69%.

The Company utilizes automobile platform vehicles for its Signature Cars from major manufacturers including Ford, and Tesla and generally receives the base vehicle platforms directly from dealers. The Company enters into sourcing agreements with individual car dealerships but does not have supply agreements with the major manufacturers. Accordingly, the Company’s supply of base vehicle platforms may be limited to the allocation allotted from its source dealerships.

Recently Issued Accounting Standards

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases, which was subsequently amended in 2018 by ASU 2018-10, ASU 2018-11 and ASU 2018-20 (collectively, Topic 842). Topic 842 will require the recognition of a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, for all leases with terms longer than 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income and the repayment of the principal portion of the lease liability will be classified as a financing activity while the interest component will be included in the operating section of the statement of cash flows. Topic 842 is effective for annual and interim reporting periods beginning after December 15, 2018. Early adoption is permitted. Upon adoption, leases will be recognized and measured at the beginning of the earliest period presented using a modified retrospective approach. Topic 842 allows for a cumulative-effect adjustment in the period the new lease standard is adopted and will not require restatement of prior periods. The Company is in the process of evaluating the impact of Topic 842 on the Company’s financial statements and disclosures, though the adoption is expected to result in an increase in the assets and liabilities reflected on the Company’s balance sheets.

In June 2018, the FASB issued ASU 2018-07, “Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.” The ASU expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The ASU also clarifies that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Revenue from Contracts with Customers (Topic 606). The guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. Early adoption is permitted. The Company is currently assessing the effect that the ASU will have on its financial position, results of operations, and disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

F-10

NOTE 2 – NOTES PAYABLE

Notes payable consisted of the following at December 31, 2018 and March 31, 2018:

		December 31, 2018	March 31, 2018
		(Unaudited)
(1)	Settlement agreement for senior secured note	$40,000	$120,000
(2)	Unsecured note payable, interest at 5% per annum, due on demand	82,753	82,753
(3)	Unsecured note payable, interest at 10% per annum, due July 27, 2017, past due	111,900	111,900
(4)	Note Payable to American Express, past due	36,926	50,426
	Total notes payable	$271,579	$365,079

(1)	In December 2016, the Company entered into a settlement agreement with Citizens Business Bank for a $400,000 loan that was then in default, was initially issued in 2009, and secured by all assets of the Company. Through March 31, 2018, the Company made payments of $280,000 and the balance of the loan at March 31, 2018 was $120,000. During the nine months ended December 31, 2018, the Company made payments of $80,000 and the balance of the loan at December 31, 2018 was $40,000.

(2)	In June 2016, the Company entered into an unsecured note payable with its landlord for past due rent. As of December 31, 2018 and March 31, 2018, the outstanding balance of the note was $82,753.

(3)	Note payable issued on September 8, 2014 with an amended maturity date of July 27, 2017. The note accrues interest at 10% per annum. As of December 31, 2018 and March 31, 2018, the outstanding balance of the note was $111,900. Payments due in accordance with the amended note were past due as of December 31, 2018 and March 31, 2018.

(4)	Per a settlement reached with American Express, the Company makes monthly payments of $1,500 against prior balances due. The balance of the note payable at March 31, 2018 was $50,426. During the nine months ended December 31, 2018, the Company made $13,500 of payments and the balance of the note payable was $36,926 as of the period then ended. Payments due in accordance with the settlement agreement were past due as of December 31, 2018 and March 31, 2018.

NOTE 3 - CONVERTIBLE NOTE PAYABLE

At December 31, 2018 and March 31, 2018, the Company had one unsecured convertible 7% note for $100,000 that has not been converted into shares of the Company’s stock, and remains outstanding. The note is convertible into 83,333 shares of common stock.

NOTE 4 – NOTES PAYABLE AND ADVANCES FROM RELATED PARTY

In 2015, the Company executed two notes payable to a major stockholder, for an aggregate amount of $120,000, which were due on demand and had an interest rate of 10% per annum. During the year ended March 31, 2018, the Company received advances from the same stockholder in the aggregate amount of $80,000, which were unsecured, non-interest bearing and due on demand. During the nine months ended December 31, 2018, the Company repaid the outstanding notes payable and advances to the stockholder amounting to $200,000, plus accrued interest of approximately $40,000.

NOTE 5 – PAYROLL, PAYROLL TAXES, AND OTHER TAXES PAYABLE

As of December 31, 2018 and March 31, 2018, the Company owed $784,520 and $661,068, respectively, in past due payroll and other taxes to the Internal Revenue Service (“IRS”). The Company has an installment agreement with the IRS that requires the Company to pay $10,000 per month against past payroll and other unpaid taxes. Subsequent to December 31, 2018, the Company paid in full the amount owed to the IRS.

F-11

NOTE 6 – RELATED PARTY TRANSACTIONS

The amounts payable to related parties as of December 31, 2018 and March 31, 2018 are as follows:

	December 31, 2018	March 31, 2018
	(Unaudited)
Related Party:
Steve Saleen (a)	$26,973	$104,483
Top Hat Capital and Crystal Research (b)	71,672	61,672
	$98,595	$166,155

Steve Saleen (a)

The Company owed amounts to Steve Saleen, founder and Chief Executive Officer of the Company, for accrued salary and advances provided to the Company. The advances are non-interest bearing, with no formal terms of repayment. On March 22, 2018, Mr. Saleen was issued 1,090,704 shares of the Company’s common stock to settle the total amount owed to him as of the prior fiscal year of $545,352. The shares were valued at $0.50 per share based on a contemporaneous private placement of Series A Preferred Stock (see Note 10). As of December 31, 2018 and March 31, 2018, the Company owed Mr. Saleen $26,973 and $104,483, respectively.

Jeffrey Kraws, Top Hat Capital and Crystal Research (b)

The Company owed amounts to Top Hat Capital and Crystal Research, whose co-founder and Managing Partner, Jeffrey Kraws, is a director of the Company, for investment advisor and research services provided to the Company. As of December 31, 2018 and March 31, 2018, outstanding balances owed to Top Hat Capital amounted to $71,671 and $61,672, respectively.

S7 Supercars, LLC

The Company serves as the original equipment manufacturer (OEM) for the Saleen S7, a limited production supercar produced under an agreement with S7 Supercars, an entity that is controlled by affiliates of two of the Company’s principal shareholders. Under the agreement, S-7 Supercars provides the chassis and all other costs to build the vehicle, and the Company receives a fee for engineering and manufacturing services, plus an additional markup for these services. The Company recognizes revenue as these engineering and manufacturing services are performed. The cars produced under this agreement are owned by S7 Supercars until title passes to the ultimate buyer. Separately, upon sale of the vehicle to the end users, the Company receives a fee of approximately 33% of the net profit from the sale of the vehicle by S7 Supercars when such sale is completed, title is transferred to the buyer, and the buyer has accepted the vehicle.

During the nine months ended December 31, 2018 and 2017, the Company recognized revenue from S7 Supercars of $156,359 and $214,036, respectively, for engineering and manufacturing services. During the nine months ended December 31, 2018, S7 Supercars sold the first S7, and the Company recognized $200,000 for its share of the net profit from the sale, which is included in service revenue. There were no sales of S7 during the nine months ended December 31, 2017. At December 31, 2018 and March 31, 2018, the Company had accounts receivable due from S7 Supercars of $280,779 and $141,200, respectively. At December 31, 2018 and March 31, 2018, deposits of $ 375,000 and $300,000, respectively, from S7 Supercars were included in customer deposits.

NOTE 7 – STOCKHOLDERS’ DEFICIT

Series B Preferred Stock

In August 2018, the Company filed Certificates of Designation designating the rights and restrictions of its Series B Preferred Stock. Of the 1,000,000 preferred shares authorized at a par value of $0.001, 1,000 were designated as Series B Preferred Stock. The Series B Preferred Stock is convertible at the option of the holder into 1,000 common shares per one share of Series B Preferred Stock. The Series B Preferred Stock provides for liquidation and dividend rights on an as-if-converted basis into equivalent common shares. The Series B Preferred Stockholders have voting rights with the common shareholders on an as-if-converted basis. The holders of Series B Preferred Stock have the right, voting as a separate class, following a “Change of Control” (as defined), to elect a majority of the members of the Company’s Board of Directors and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

F-12

On September 11, 2018, the Company issued 666.66 units of Series B Preferred Stock and warrants for $600 per unit, for total cash proceeds of $400,000 to a related party. Each unit consisted of one share of Series B Preferred Stock that is convertible into 1,000 shares of the Company’s common stock, and a three-year warrant to purchase 500 shares of the Company’s common stock at an exercise price of $.70 per share. A total of 666.66 shares of Series B Preferred Stock convertible into 666,666 shares of common stock and warrants exercisable into 333,330 shares of common stock were issued. The warrants have a term of three years and vested immediately. The aggregate value of the warrants issued was $92,000 and were valued using the Black-Scholes-Merton option valuation model with the following assumptions; risk-free interest rate of 2.83%; dividend yield of 0%; and volatility of 100. The Company also determined that the Series B Preferred Stock contained a beneficial conversion feature of $92,000 which was recorded as a deemed dividend.

A portion of the proceeds from the sale of the Series B Preferred Stock was allocated to the warrants based on their relative fair value, which amounted to $92,000, using the Black Scholes option pricing model. The assumptions used in the Black Scholes model were as follows: risk-free interest rate of 2.83%; dividend yield of 0%; and volatility rate of 100%. The $92,000 has been recorded as a deemed dividend to the preferred shareholders and as a charge to additional paid-in capital (as there is a deficit in the Company’s retained earnings).

Options

Stock option activity for the nine months ended December 31, 2018 is set forth below:

	Number of Shares	Weighted Average Exercise Price per Share	Average Intrinsic Value	Weighted Average Remaining Contractual Term (in years)
Outstanding at April 1, 2018	2,602	$108	$-	6.5
Granted during the period	—	—	-	-
Cancelled during the period	—	—	-	-
Exercised during the period	—	—	-	-
Outstanding at December 31, 2018 (unaudited)	2,602	$108	-	6.0
Exercisable at December 31, 2018 (unaudited)	2,602	$108	$-	6.0

There was no stock-based compensation for the nine months ended December 31, 2018. There was no intrinsic value on the outstanding and exercisable options as of December 31, 2018.

Warrants

Warrant activity for the nine months ended December 31, 2018 is set forth below:

	Number of Shares	Weighted Average Exercise Price per Share	Average Intrinsic Value	Weighted Average Remaining Contractual Term (in years)
Outstanding at April 1, 2018	1,339,990	2.09	-	3.7
Granted during the period	333,330	.70	-	3.0
Cancelled during the period	—	—	-	-
Exercised during the period	—	—	-	-
Outstanding at December 31, 2018 (unaudited)	1,673,320	$1.81	-	3.2
Exercisable at December 31, 2018 (unaudited)	1,673,320	$1.81	$-	3.2

F-13

On September 11, 2018, warrants exercisable into 333,330 shares of common stock were issued by the Company in conjunction with the issuance of Series B Preferred Stock discussed above. The warrants have a term of three years and an exercise price of $.70 per share. The intrinsic value of the warrants was nil at December 31, 2018.

NOTE 8 – ENGINEERING SERVICES AND CONSULTING AGREEMENTS

In September 2016, the Company entered into a consulting agreement with an unaffiliated corporation. Under the terms of this consulting agreement, the Company provides technical advice, design and engineering services for a monthly fee. The consulting agreement has a term of one-year, with automatic renewals of one year. The services agreement may be terminated by either party with 10-day written notice. During the nine months ended December 31, 2017, the Company recorded revenue of $3,218,557 related to this contract.

In April 2018, the Company formalized a written engineering services agreement with the corporation in which the Company will continue to provide services to engineer, design and develop high performance vehicles and SUV’s for manufacturing in the United States and China. Under the terms of this agreement, the Company is to provide services through March 2019. The agreement provides for an advance payment of $1.9 million, which was received by the Company in June 2018. Additional contract payments will be based on materials and expenses incurred, plus a negotiated markup. Non-payment of amounts due under the terms of the contract will result in the corporation’s forfeiture of the right to be refunded any portion of the advance payment and termination of the agreement. An early termination fee based on a percentage of the remaining unbilled contract amount will apply in the event the project is cancelled by the corporation. During the nine months ended December 31, 2018, the Company recorded revenue of $ 6,668,075 related to this contract. As of December 31, 2018, the net advance received under the contract amounted to $509,763 , which have been deferred until such services are provided .

NOTE 9 – SUBSEQUENT EVENT

Subsequent to December 31, 2018, the Company paid in full its outstanding obligation to the IRS of $784,520 (see Note 5).

F-14

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Saleen Automotive, Inc.

Corona, California

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Saleen Automotive, Inc. and subsidiaries (the “Company”) as of March 31, 2018 and 2017, the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 2018 and 2017, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and utilized significant cash in operations, and at March 31, 2018 has a stockholders’ deficit and working capital deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement, whether due to error fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Weinberg & Company, P.A.

Los Angeles, California

September 12, 2018

We have served as the Company’s auditor since 2013.

F-15

Saleen Automotive, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31, 2018	March 31, 2017
ASSETS
Current Assets
Cash	$523,120	$4,236
Accounts receivable (including $141,200 due from related party at March 31, 2018)	456,938	274,670
Inventories	263,277	100,227
Prepaid expenses and other current assets	14,600	2,637
Total Current Assets	1,257,935	381,770

Property and equipment, net	272,016	266,039
Other assets	70,780	60,000
TOTAL ASSETS	$1,600,731	$707,809

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$1,464,779	$1,420,354
Notes payable	365,079	794,484
Current portion of convertible notes payable	100,000	4,278,720
Notes payable and advances from related party	200,000	120,000
Payroll, payroll taxes, and other taxes payable	944,015	761,781
Accrued interest on notes payable	90,585	1,069,294
Due to related parties	166,155	614,195
Customer deposits (including $300,000 and $325,000 due from related party, respectively)	605,580	815,925
Other current liabilities	634,336	778,000
Derivative liability	-	128,905
Total Current Liabilities	4,570,529	10,781,658

Convertible notes payable, net of discount of $31,788 at March 31, 2017	-	3,018,104
Total Liabilities	4,570,529	13,799,762

Commitments and Contingencies

Stockholders’ Deficit
Preferred stock; $0.001 par value; 1,000,000 shares authorized; none issued and outstanding at March 31, 2018 and 2017	—	—
Common Stock; $0.001 par value; 100,000,000 and 2,500,000,000 shares authorized; 24,536,963 and 1,118,563 issued and outstanding at March 31, 2018 and 2017, respectively	24,537	1,119
Additional paid in capital	36,006,843	20,009,359
Accumulated deficit	(39,001,178)	(33,102,431)
Total Stockholders’ Deficit	(2,969,798)	(13,091,953)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,600,731	$707,809

See accompanying notes which are an integral part of these consolidated financial statements.

F-16

Saleen Automotive, Inc. and Subsidiaries

Consolidated Statements of Operations

	For the fiscal years ended March 31,
	2018	2017
Revenue
Services (including $383,783 and $63,386 from related party, respectively)	$4,360,706	$642,801
Products, net	1,678,951	1,849,460
Total Revenue, net	6,039,657	2,492,261

Costs of revenue
Services	2,516,514	402,067
Products	1,105,138	978,857
Total Costs of revenue	3,621,652	1,380,924

Gross margin	2,418,005	1,111,337

Operating expenses
Research and development	85,346	158,188
Sales and marketing	344,977	96,553
General and administrative (includes stock-based compensation costs of $1,950,482 and $14,826 issued to officer, directors and other related parties for the years ended March 31, 2018 and 2017, respectively)	4,758,563	1,562,892
Depreciation	108,590	177,472
Total operating expenses	5,297,476	1,995,105

Loss from operations	(2,879,471)	(883,768)

Other expense (income)
Interest and financing costs	1,713,566	1,381,197
Private placement costs	1,062,264	-
Gain on extinguishment of derivative liability	(128,905)	(12,192)
Loss on extinguishment of convertible debt	-	21,119
Gain on extinguishment of other liabilities	-	(69,927)
Change in fair value of derivative liabilities	-	49,783
Total other expenses, net	2,646,925	1,369,980
Net loss	(5,526,396)	(2,253,748)
Preferred stock dividends	372,351	-
Net loss attributable to common stockholders	$(5,898,747)	$(2,253,748)

Net loss per share attributable to common stockholders:
Basic and diluted	$(1.07)	$(2.02)
Shares used in computing net loss per share attributable to common stockholders:
Basic and diluted	5,490,927	1,114,368

See accompanying notes which are an integral part of these consolidated financial statements.

F-17

Saleen Automotive, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Deficit

For the fiscal years ended March 31, 2018 and 2017

	Common Stock $0.001 Par		Preferred Stock $0.001 Par		Additional Paid In	Accumulated	Stockholders’
	Number	Amount	Number	Amount	Capital	Deficit	Deficit
Balance, April 1, 2016	1,036,071	$1,037	—	$—	$19,947,866	$(30,848,683)	$(10,899,780)
Fair value of shares issued upon conversion of convertible notes and accrued interest	82,492	82	—	—	46,667	—	46,749
Stock-based compensation	—	—	—	—	14,826	—	14,826
Net loss	—	—	—	—	—	(2,253,748)	(2,253,748)
Balance, March 31, 2017	1,118,563	1,119	—	—	20,009,359	(33,102,431)	(13,091,953)
Preferred stock issued upon the conversion of convertible notes and accrued interest	—	—	711,100	711	8,420,167	—	8,420,878
Proceeds from sale of preferred stock in private placement for cash	—	—	175,000	175	1,399,825	—	1,400,000
Preferred stock issued for settlement of note payable	—	—	16,000	16	127,984	—	128,000
Conversion of preferred shares into common shares	12,028,000	12,028	(902,100)	(902)	(11,126)	—	—
Proceeds from sale of common stock and warrants in private placement for cash	1,333,333	1,333	—	—	798,667	—	800,000
Common stock issued in settlement of due to related parties	1,090,704	1,091	—	—	544,261	—	545,352
Fair value of common shares issued to officer, directors and other related parties for compensation	3,800,964	3,801	—	—	1,946,681	—	1,950,482
Fair value of common shares issued to related parties for interest expense	1,833,205	1,833	—	—	918,089	—	919,922
Fair value of common shares issued for interest expense	910,694	911	—	—	545,506	—	546,417
Fair value of common shares issued for private placement costs	1,800,000	1,800	—	—	935,700	—	937,500
Fair value of common shares issued as dividend to Preferred stockholders	620,585	620	—	—	371,731	(372,351)	—
Shares issued to effect reverse stock split	915	1	—	—	(1)	—	—
Net loss	—	—	—	—	—	(5,526,396)	(5,526,396)
Balance, March 31, 2018	24,536,963	$24,537	—	$—	$36,006,843	$(39,001,178)	$(2,969,798)

See accompanying notes which are an integral part of these consolidated financial statements.

F-18

Saleen Automotive Inc.

Consolidated Statements of Cash Flows

	For the fiscal years ended March 31,
	2018	2017
Cash flows from operating activities
Net loss	$(5,526,396)	$(2,253,748)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	108,590	177,472
Change in fair value of derivative liabilities	-	49,783
Extinguishment of derivative liability	(128,905)	(12,192)
Amortization of discount on convertible notes	31,788	740,817
Fair value of vested options	-	14,826
Loss on settlement of debt	-	21,119
Fair value of common stock issued to officer, directors and other related parties for compensation	1,950,482	-
Fair value of common stock issued to related parties as interest expense	919,922	-
Fair value of common stock issued as interest expense	546,417	-
Fair value of common stock issued as private placement costs	937,500	-
Changes in operating assets and liabilities:
Accounts receivable	(182,268)	(246,298)
Inventories	(163,050)	114,925
Prepaid expenses and other assets	(22,743)	(28,181)
Accounts payable	44,425	(433,877)
Payroll, payroll taxes, and other taxes payable	182,234	(102,755)
Accrued interest on notes payable	213,557	504,740
Customer deposits	(210,345)	(533,532)
Other current liabilities	(327,022)	259,558
Net cash used in operating activities	(1,625,814)	(1,727,343)
Cash flows from investing activities
Purchases of property and equipment	(114,567)	(16,783)
Net cash used in investing activities	(114,567)	(16,783)

Cash flows from financing activities
Proceeds from private placement of preferred stock	1,400,000	-
Proceeds from private placement of common stock and warrants	800,000	-
Proceeds from notes payable to related party	80,000	-
Due to related parties, net	97,312	293,302
Repayment of notes payable	(118,047)	(175,523)
Proceeds from secured convertible notes	-	1,470,000
Proceeds from notes payable	-	128,000
Net cash provided by financing activities	2,259,265	1,715,779
Net increase (decrease) in cash	518,884	(28,347)
Cash at beginning of year	4,236	32,583
Cash at end of year	$523,120	$4,236

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$11,881	$2,800
Income taxes	$13,282	$2,045

Supplemental schedule of non-cash financing activities:
Conversion of convertible notes and accrued interest to preferred stock and common stock	$8,420,878	$46,749
Common stock issued as dividends to Preferred stockholders	$372,351	$-
Common stock issued upon settlement of amounts due to related parties	$545,352	$-
Preferred stock issued upon settlement of notes payable	$128,000	$-
Reduction of note payable classified as deferred gain	$183,358	$-

See accompanying notes which are an integral part of these consolidated financial statements.

F-19

Saleen Automotive Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fiscal Years Ended March 31, 2018 and 2017

NOTE 1 – NATURE OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of the Company

Saleen Automotive, Inc. (formerly W270, Inc.) (the “Company”) was incorporated under the laws of the State of Nevada on June 24, 2011. On May 23, 2013, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Saleen California Merger Corporation, its wholly-owned subsidiary, Saleen Florida Merger Corporation, its wholly-owned subsidiary, Saleen Automotive, Inc. (“Saleen Automotive”), SMS Signature Cars (“SMS”) and together with Saleen Automotive, (the “Saleen Entities”) and Steve Saleen (“Saleen”) and together with the Saleen Entities (the “Saleen Parties”). The transaction was accounted for as a recapitalization with the Saleen Entities deemed the acquiring companies for accounting purposes, and the Company deemed the legal acquirer. On June 17, 2013, the Company consummated a merger with WSTY Subsidiary Corporation, its wholly-owned subsidiary, pursuant to which the Company amended its articles of incorporation to change its name to Saleen Automotive, Inc.

The Company is an original equipment manufacturer of high performance sports cars (“Saleen OEM”) that are built from the ground up. The Company also designs, develops, manufactures and sells high-performance vehicles built from base chassis of major American automobile manufacturers (“Saleen Signature Cars”). The Company currently has customers worldwide, including muscle and high-performance car enthusiasts, collectors, automotive dealers, exotic car retail dealers, television and motion picture productions, and consumers in the luxury supercar and motorsports markets. The Company also provides engineering, development and design consulting services on a project basis for automotive manufacturers worldwide.

Saleen OEM

The Company manufacturers the Saleen S7 supercar (“S7”), a limited production supercar with a 1,500-horsepower engine, in the Company’s production facility in Corona, California. The S7 is produced under an agreement with S7 Supercars, LLC (“S7 Supercars”), a related party, which owns the “S7” name and related intellectual property and assets. Under the agreement, S-7 Supercars provides the chassis and all other costs to build the vehicle, and the Company receives a fee for engineering and manufacturing services, plus an additional markup for these services. Separately, upon sale of the vehicle to the end users, the Company receives a fee of approximately 33% of the net profit from the sale of the vehicle by S7 Supercars.

The Company is also in the process of completing the engineering, design and certification of a new high-performance sports car, the Saleen 1 (“S1”), under an engineering development and design contract with an unaffiliated corporation located in China which holds the intellectual property rights related to the S1 developed under the agreement.

Saleen Signature Cars

The Company’s Saleen Signature Cars are built from base chassis of major American automobile manufacturers, including Ford Mustangs, Tesla Model S vehicles and Ford trucks. The Company is a specialist in vehicle design, engineering and manufacturing focusing on the mass customization (the process of customizing automobiles that are mass produced by manufacturers) of American sports and electric vehicles and the production of high performance USA-engineered sports cars. Saleen-branded products include a line of high performance and upgraded muscle and electric cars, automotive aftermarket specialty parts and lifestyle accessories.

On December 19, 2017, the Company effected a 1-for-2,000 reverse stock split of its common stock (“reverse stock split”) following approval by the Company’s Board of Directors and stockholders. All common stock share and per-share amounts for all periods presented in these financial statements have been adjusted retroactively to reflect the reverse stock split. There was no net effect on total stockholders’ deficit as a result of the reverse stock split.

F-20

During the fiscal year ended March 31, 2018, the following significant transactions occurred:

During the year ended March 31, 2018, the Company designated Series A Preferred Stock and Series A-1 Preferred Stock with identical terms (collectively, “Series A Preferred Stock”). In July 2017, the Company issued 191,000 shares of Series A Preferred Stock for cash proceeds of $1,400,000 and the exchange of a $128,000 note payable to a stockholder at a price of $8 per share resulting in total purchase price of $1,528,000 (see Note 10). In December 2017, the 191,000 shares of Series A Preferred Stock automatically converted into 2,546,667 shares of the Company’s common stock when the Company effected the reverse stock split, resulting in an effective price of $0.60 per share of common stock based on the total purchase price of $1,528,000 for such shares of Series A Preferred Stock. In December 2017 and January 2018, the Company issued 1,333,333 shares of common stock and warrants to purchase 1,333,333 share of common stock at a price of $0.60 per unit for total cash proceeds of $800,000.

In July 2017, convertible notes and accrued interest aggregating $5,464,158 were exchanged for 341,510 shares of the Company’s Series A Preferred Stock at a price of $16 per share and convertible notes and accrued interest aggregating $2,956,720 were exchanged for 369,590 shares of the Company’s Series A Preferred Stock at a price of $8 per share (See Note 4). In December 2017, the 711,100 shares of Series A Preferred Stock automatically converted into 9,481,333 shares of the Company’s common stock when the Company effected the reverse stock split resulting in effective price of $1.20 and $0.60 per share of common stock, respectively, based on the total purchase prices for such shares of Series A Preferred Stock.

In March 2018, the Company issued an aggregate of 7,434,169 shares of common stock for compensation, interest, and private placement costs aggregating $3,807,904 (see Note 10) and 1,090,704 shares of common stock for settlement of amount due to a related party in the amount of $545,352 (see Note 10).

Going Concern

The Company’s consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. During the fiscal year ended March 31, 2018, the Company incurred a net loss of $5.5 million, and used cash in operations of $1.6 million, and at March 31, 2018, the Company had a stockholders’ deficit of $3.0 million, a working capital deficit of $3.3 million, and owed $0.6 million in unpaid payroll and other taxes. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon its ability to raise additional capital and to achieve sustainable revenues and profit from operations. At March 31, 2018, the Company had cash on hand of approximately $523,000 and may not be able to generate sufficient funds from its future operations to meet its cash flow requirements. During the fiscal year ended March 31, 2018, the Company was able to raise $2.2 million through proceeds received from a private placement transaction, and $9.0 million of convertible debt and accrued interest was converted into common stock. The Company may need additional funds to meet its cash flow requirements to operate its business through June 30, 2019. Subsequent to March 31, 2018, the Company received $4.8 million in accordance with the terms of its engineering development and design contract and anticipates an additional amount in excess of $10 million to be received through March 2019, although there can be no assurance in that regard. If the Company is in need of funds in addition to the funds received from its engineering development and design contract, no assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions and covenants on its operations, in the case of debt financing, or cause substantial dilution for its stockholders in the case of convertible debt or equity financing.

Consolidation Policy

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Saleen Signature Cars, a California corporation, and Saleen Sales Corporation, a California corporation. Intercompany transactions and balances have been eliminated in consolidation.

F-21

Use of Estimates

Financial statements prepared in accordance with accounting principles generally accepted in the United States require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among other things, management estimates include the estimated collectability of its accounts receivable, the valuation of long lived assets, warranty reserves, the assumptions used to calculate derivative liabilities, assumptions used to value equity instruments issued for financing and compensation, and the valuation of deferred tax assets. Actual results could differ from those estimates.

Revenue recognition

The Company generates revenues primarily from the sale of its Signature Cars and its engineering and design, and design consulting services contracts.

Revenue from the sale of Signature Cars

The Company recognizes revenue from the sale of its Signature Cars when there is persuasive evidence that an arrangement exists, delivery has occurred, title has passed, the selling price is both fixed and determinable, and collectability is reasonably assured, all of which generally occurs upon shipment or delivery to the destination specified by the customer. In cases where the Company is required to purchase base chassis directly from the manufacturer, the Company recognizes revenue related to the cost of the chassis plus markup, if any. The Company determines whether delivery has occurred based on when title transfers and the risks of ownership have transferred to the buyer, which usually occurs when the Company places the cars on the carrier. The Company regularly reviews its customers’ financial positions to ensure that collectability is reasonably assured and generally collects before shipment. Except for warranties, the Company has no post-sales obligations nor does the Company accept returns.

Revenue from engineering and design contracts, and consulting services agreements

The Company recognizes revenue from its engineering and design contracts, and consulting services contracts, when (i) there is persuasive evidence that a contract or arrangement exists (ii) services have been performed, (iii) the price is fixed or determinable, and (iv) collectability is reasonably assured. Under the terms of its engineering and design contract, design and production costs are invoiced as incurred plus a markup.

Revenue from Saleen OEM

The Company recognizes revenue for engineering and manufacturing services as these services are performed. Separately, upon the sale by S7 Supercars of a n S7 to the end user, the Company recognizes a fee of approximately 33% of the net profit from the sale of the vehicle by S7 Supercars when such sale is completed, title is transferred to the buyer, and the buyer has accepted the vehicle .

Accounts Receivable

The Company evaluates the collectability of its trade accounts receivable based on a number of factors. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on the Company’s historical losses and an overall assessment of past due trade accounts receivable outstanding.

The Company recognizes an allowance for doubtful accounts to ensure trade receivables are not overstated due to uncollectability. For the most part, the Company generally requires advance payments for its Signature Cars and credit card payments for parts and merchandise. As of March 31, 2018 and 2017, the Company deemed an allowance for doubtful accounts was not required.

F-22

Inventories

Inventories are stated at the lower of cost or market. Cost is determined principally on a first-in-first-out cost basis for automobile parts and merchandise, and on a specific cost basis for work-in-process and finished cars. Inventories consist primarily of parts for the Company’s Signature Car conversions, Signature Car conversions in process, finished Signature Cars, and retail sales merchandise.

	March 31, 2018	March 31, 2017

Automobile parts	$56,089	$44,302
Work-in-process	—	55,925
Finished Cars	186,215	—
Merchandise	20,973	—
Total inventories	$263,277	$100,227

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for major renewals and improvements that extend the useful lives of property and equipment or increase production capacity are capitalized, and expenditures for repairs and maintenance are charged to expense as incurred. The cost of property and equipment is depreciated on a straight-line basis over the following estimated useful lives:

Computer equipment and software	3-7 years
Furniture and fixtures	5-7 years
Machinery and equipment	3-7 years
Tooling	3-7 years

Management assesses the carrying value of property and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If there is indication of impairment, management prepares an estimate of future cash flows expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. The Company did not record an impairment loss for the fiscal years ended March 31, 2018 and 2017.

Customer Deposits

Sales orders received from customers of Signature Cars generally require customers to make deposits at the time of signing the related sales order. The Company receives either partial or full deposits related to Signature Car sales orders in advance of shipment and is generally paid in full prior to the shipment of the finished Signature Cars. Customer deposits as of March 31, 2018 and 2017 comprised of funds received in advance of shipment and amounted to $605,580 and $815,925, respectively, which will be recorded as revenue upon shipment of finished Signature Cars and satisfaction of the revenue recognition requirements discussed above.

Warranty Policy

The Company provides a three-year or 36,000 miles New Vehicle Limited Warranty for its Signature Cars. The vehicle limited warranty applies to installed parts and/or assemblies in new Saleen high performance cars. All of the unaltered parts are covered under the original full warranty of the OEM manufacturer of the base vehicles. Accrued warranty costs are included in other current liabilities on the accompanying consolidated balance sheets. Changes in the product warranty accrual for the fiscal years ended March 31, 2018 and 2017 were as follows:

	Balance at Beginning of Fiscal Year	Warranty Expenditures	Provision for Estimated Warranty Cost	Balance at End of Fiscal Year
Fiscal 2018	$20,000	$(7,895)	$7,895	$20,000
Fiscal 2017	$20,000	$(1,702)	$1,702	$20,000

F-23

Advertising, Sales and Marketing Costs

Advertising, sales and marketing costs are expensed as incurred and are included in sales and marketing expenses. During the year ended March 31, 2018, advertising, sales and marketing expenses were $17,812 and $327,165, respectively. During the year ended March 31, 2017, advertising, sales and marketing expenses were $31,463 and $65,090, respectively.

Income Taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

Stock Compensation

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for stock option and warrant grants issued and vesting to employees based on the authoritative guidance provided by the Financial Accounting Standards Board (the “FASB”) whereas the value of the award is measured on the date of grant and recognized as compensation expense on the straight-line basis over the vesting period. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the FASB whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete. Options granted to non-employees are revalued each reporting period to determine the amount to be recorded as an expense in the respective period. As the options vest, they are valued on each vesting date and an adjustment is recorded for the difference between the value already recorded and the then current value on the date of vesting. In certain circumstances where there are no future performance requirements by the non-employee, option grants are immediately vested, and the total stock-based compensation charge is recorded in the period of the measurement date.

The Company uses the fair value recognition provision of ASC 718, “Stock Compensation,” which requires the Company to expense the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of such instruments. The Company uses the Black-Scholes-Merton option pricing model to calculate the fair value of any equity instruments on the grant date.

The Company also uses the provisions of ASC 505-50, “ Equity Based Payments to Non-Employees, “ to account for stock-based compensation awards issued to non-employees for services. Such awards for services are recorded at either the fair value of the services rendered, or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in ASC 505-50.

Fair Value of Financial Instruments

The Company accounts for the fair value of financial instruments in accordance with the FASB Accounting Standards Codification (“ASC”) topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”). ASC 820 defines “fair value” as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

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Authoritative guidance provided by the FASB defines the following levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these financial assets:

Level 1 Quoted prices in active markets for identical assets or liabilities.

Level 2 Inputs, other than the quoted prices in active markets, that is observable either directly or indirectly.

Level 3 Unobservable inputs based on the Company’s assumptions.

The Company’s financial instruments consist principally of cash, accounts receivable, accounts payable, accrued liabilities, and customer deposits. The carrying amounts of such financial instruments in the accompanying balance sheets approximate their fair values due to their relatively short-term nature. The carrying values of notes payable approximate their fair values due to the fact that the interest rates on these obligations are based on prevailing market interest rates. It is management’s opinion that the Company is not exposed to any significant currency or credit risks arising from these financial instruments.

As of March 31, 2017, the Company’s consolidated balance sheet included the fair value of derivative liabilities of $128,905, which was based on Level 2 measurements. No derivative liabilities were recorded as of March 31, 2018.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

To determine the number of authorized but unissued shares available to satisfy outstanding convertible securities, the Company uses a sequencing method to prioritize its convertible securities as prescribed by ASC 815-40-35. At each reporting date, the Company reviews its convertible securities to determine that their classification is appropriate.

Loss per Share

Basic EPS is calculated by dividing the Company’s net income or loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated by dividing the Company’s net income or loss available to common stockholders by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted average number of shares adjusted for any potentially dilutive debt or equity securities unless the effects thereof are anti-dilutive, that is inclusion of such shares would reduce the net loss or increase the net income.

For the fiscal year ended March 31, 2018 and 2017, the basic and diluted shares outstanding were the same, as potentially dilutive shares were considered anti-dilutive. As of March 31, 2018, stock options and warrants were exercisable into 2,602 and 1,339,990 shares of common stock, respectively, and convertible debt of $100,000 was convertible into common stock at a conversion rate ranging from $60 to $140, have been excluded from diluted loss per share because the effects of exercise or conversion would be anti-dilutive. As of March 31, 2017, stock options and warrants were exercisable into 2,602 and 6,657 shares of common stock, respectively, and convertible debt of $7.3 million was convertible into common stock at conversion rates ranging from $0.10 to $150, have been excluded from diluted loss per share because the effects of exercise or conversion would be anti-dilutive.

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Significant Concentrations

Sales to one Asian-based customer, (Jiangsu Saleen Automotive Technology Co. (“Jiangsu”), see Note 11) comprised 66% of revenues for the fiscal year ended March 31, 2018. Two customers comprised 69% and 31%, respectively, of accounts receivable at March 31, 2018.

Sales to Jiangsu comprised 23% of revenues (see Note 11) for the fiscal year ended March 31, 2017. Two customers comprised 82% and 6%, respectively, of accounts receivable at March 31, 2017.

The Company utilizes automobile platform vehicles for its Signature Cars from major manufacturers including Ford and Tesla and generally receives the base vehicle platforms directly from dealers. The Company enters into sourcing agreements with individual car dealerships but does not have supply agreements with the major manufacturers. Accordingly, the Company’s supply of base vehicle platforms may be limited to the allocation allotted from its source dealerships.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consisted primarily of cash, to the extent balances exceeded limits that were insured by the Federal Deposit Insurance Corporation. The Company does not require collateral and maintains reserves for potential credit losses. Such losses have historically been immaterial and have been within management’s expectations.

Recently Issued Accounting Standards

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current U.S. GAAP and replace it with a principle-based approach for determining revenue recognition. Under ASU 2014-09, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The standard can be adopted either retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the cumulative catch-up transition method). The Company adopted this standard on April 1, 2018, using the modified retrospective approach. The adoption of this standard did not have a material impact on the Company’s revenue recognition policies.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This update will require the recognition of a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, for all leases with terms longer than 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income and the repayment of the principal portion of the lease liability will be classified as a financing activity while the interest component will be included in the operating section of the statement of cash flows. ASU 2016-02 is effective for annual and interim reporting periods beginning after December 15, 2018. Early adoption is permitted. Upon adoption, leases will be recognized and measured at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently evaluating the impact of the adoption of ASU 2016-02 on its financial statements and related disclosures.

In June 2018, the FASB issued ASU 2018-07, “Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting .” The ASU expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The ASU also clarifies that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Revenue from Contracts with Customers (Topic 606). The guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. Early adoption is permitted. The Company is currently assessing the effect that the ASU will have on its financial position, results of operations, and disclosures.

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Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

NOTE 2 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at March 31, 2018 and March 31, 2017:

	March 31, 2018	March 31, 2017
Tooling	$743,737	$715,972
Furniture and fixtures	147,128	147,128
Computer equipment and software	76,760	67,458
Machinery and equipment	85,922	8,422
	1,053,547	938,980
Accumulated depreciation	(781,531)	(672,941)
Total Property and Equipment	$272,016	$266,039

Depreciation expense for the fiscal years ended March 31, 2018 and 2017 was $108,590 and $177,472, respectively.

NOTE 3 – NOTES PAYABLE

Notes payable consisted of the following at March 31, 2018 and March 31, 2017:

		March 31, 2018	March 31, 2017
(1)	Settlement agreement for senior secured note	$120,000	$200,000
(2)	Unsecured note payable, interest at 5% per annum, due on demand	82,753	283,358
(3)	Unsecured note payable, interest at 10% per annum, due July 27, 2017, past due	111,900	114,700
(4)	Note Payable to American Express, past due	50,426	68,426
(5)	Advances from W-Net	-	128,000
	Total notes payable	$365,079	$794,484

(1)	In December 2016, the Company entered into a settlement agreement with Citizens Business Bank for the $400,000 loan that was then in default, was initially issued in 2009, and secured by all assets of the Company. Pursuant to the settlement agreement, the Company was required to pay an initial installment of $200,000 in December 2016, and the remaining balance of $200,000 in five payments of $40,000 each commencing on June 30, 2017, and due every six months through June 2019. As of March 31, 2017, the balance of the loan was $200,000 after payment of the initial installment of $200,000. During the fiscal year ended March 31, 2018, the Company made two payments of $40,000 each pursuant to the settlement agreement, which resulted in the balance of the loan at March 31, 2018 of $120,000.

(2)	In June 2016, the Company entered into an unsecured note payable with its landlord for past due rent of $389,922, covering the period from September 2013 to June 2016. The note bears interest at 5% per annum and is due on demand. At March 31, 2017, the principal balance of the note was $283,358. In September 2017, upon entering into an addendum to the lease agreement to renew the lease term through January 2028 (see Note 13), the landlord agreed to reduce the balance of the note by $183,358. As of March 31, 2018, the outstanding balance of the note was $82,753.

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(3)	Note payable issued on September 8, 2014 with an amended maturity date of July 27, 2017. The note accrues interest at 10% per annum. Payments due in accordance with the amended note were past due as of March 31, 2018 and 2017.

(4)	Per a settlement reached with American Express, the Company makes monthly payments of $1,500 against prior balances due. Payments due in accordance with the settlement were past due as of March 31, 2018.

(5)	Advances were made to the Company in 2015 and 2016 from W-Net Fund I, LP, a stockholder of the Company. The advances were exchanged for Series A Preferred Stock in April 2017, which automatically converted to common stock in December 2017 (see Note 10).

NOTE 4 – CONVERTIBLE NOTES PAYABLE

Convertible notes are comprised as follows:

		March 31, 2018	March 31, 2017
(1)	3% Senior secured convertible notes payable	$-	$2,501,612
(2)	7% Unsecured convertible notes payable	100,000	2,200,000
(3)	12% Senior secured convertible note payable	-	2,550,000
(4)	Unsecured convertible notes payable to related party	-	77,000
		100,000	7,328,612
	Less: Discount on notes payable	-	(31,788)
	Notes payable, net of discount	100,000	7,296,824
	Less: Notes payable, current	(100,000)	(4,278,720)
	Notes payable, long-term	$-	$3,018,104

(1)	In June 2013, the Company issued four senior secured convertible notes (the “3% Notes”) in the aggregate principal amount of $2,001,720 that were due in June 2017. In January 2015, the Company issued two additional 3% Notes in the aggregate principal amount of $499,892 that were due in January 2019. The 3% Notes were initially convertible into shares of the Company’s common stock at $150 per share, which was amended to be the lesser of (a) $150 per share or (b) 70% of the average of the three lowest volume weighted average price (“VWAP”), as defined, and limited to a conversion price of $40 per share. The 3% Notes accrued interest at 3.0% per annum and were secured by all assets and intellectual property of the Company. No cash interest payments were required provided that such interest would be added to and included with any principal amount being converted into shares of the Company’s common stock. In July 2017, all of the 3% Notes aggregating $2,501,612 plus accrued interest of $280,089 (total of $2,781,701) were exchanged for 173,856 shares of the Company’s Series A Preferred Stock at a price of $16 per share. In December 2017, the 173,856 shares of Series A Preferred Stock were converted into 2,318,084 shares of the Company’s common stock (see Note 10), resulting in an effective price of $1.20 per share of common stock based on the principal and accrued interest of $2,781,701.

(2)	In 2014, the Company issued five 7% Unsecured Convertible Notes (the “7% Notes”) in the aggregate principal amount of $2,200,000. The 7% Notes accrued interest at 7.0% per annum, were unsecured, and matured in March 2017 and April 2017. No cash payments were required until maturity. Each 7% Note was initially convertible at any time into the Company’s common stock at a conversion price, which was adjustable to the lower of $140 or the three lowest daily VWAP of the Company’s Common Stock, as defined but in no event was the conversion price to be lower than $60 per share. In July 2017, four of the 7% Notes aggregating $2,100,000 plus accrued interest of $486,336 (total of $2,586,336) were exchanged for 161,646 shares of the Company’s Series A Preferred Stock at a price of $16 per share. In December 2017, the 161,646 shares of Series A Preferred Stock converted into 2,155,280 shares of the Company’s common stock (see Note 10), resulting in an effective price of $1.20 per share of common stock based on the principal and interest of $2,586,336. At March 31, 2018, one 7% note for $100,000 has not been converted and remains outstanding.

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(3)	In December 2015, the Company issued a 12% Senior Secured Convertible Note (the “12% Note”) to SM Funding in the amount of $2,550,000. The 12% Note matured in October 2016, accrued interest at 12% per annum, and was, at the holder’s option, convertible into shares of preferred stock. The 12% Note was secured by all assets and intellectual property of the Company, was guaranteed by the Company’s subsidiaries, and was senior relative to the 3% Notes and 7% Notes. In July 2017, the 12% Note of $2,550,000 plus accrued interest of $406,720 (total of $2,956,720) was exchanged for 369,590 shares of the Company’s Series A Preferred Stock at a price of $8 per share. In December 2017, the 369,590 shares of Series A Preferred Stock converted into 4,927,867 shares of the Company’s common stock (see Note 10), resulting in an effective price of $0.60 per share of common stock based on the principal and interest of $2,956,720.

(4)	At March 31, 2017, the Company had one unsecured convertible note due to a related party (the 8% Note) with a principal balance of $77,000. The 8% Note accrued interest at 8% per annum and was due in 2015. The note was convertible into shares of common stock of the Company at the option of the holder at a price per share discounted to the Company’s common stock trading market price during a certain period, as defined in the agreement. In July 2017, the $77,000 8% Note plus accrued interest of $19,121 (total of $96,121) was exchanged for 6,008 shares of the Company’s Series A Preferred Stock at a price of $16 per share. In December 2017, the 6,008 shares of Series A Preferred Stock converted into 80,100 shares of Company’s common stock (see Note 10), resulting in an effective price of $1.20 per share of common stock based on the principal and interest of $96,121.

As described above, in July 2017 convertible notes aggregating $7,228,612 plus accrued interest aggregating $1,192,266 (total of $8,420,878) were exchanged at $8 to $16 per share into 711,100 shares of the Company’s Series A Preferred Stock.

In July 2017, the Company also issued the holders of the 3% Notes, 7% Notes, and 8% Note, a bonus of 910,694 shares of common stock. The bonus shares of common stock were valued at $0.60 per share for an aggregate value of $546,417 which was included in interest expense during the year ended March 31, 2018.

At March 31, 2017, the Company was in default of a loan with a bank (see Note 3) which triggered a cross default under the 3% Notes and 7% Notes.

At March 31, 2017, the Company determined that there were insufficient authorized shares of its common stock available for issuance upon conversion of the 3% Notes and 7% Notes. In addition, the 8% Note had a variable conversion price. As a result, the Company determined that the conversion feature of the 3% Notes, 7% Notes, and 8% Note were not considered indexed to the Company’s own stock pursuant to FASB guidance on “Determining Whether an Instrument Indexed to an Entity’s Own Stock,” which indicates that any adjustment to the fixed amount (either conversion price or number of shares) of the instrument regardless of the probability or whether or not within the issuers’ control, means the instrument is not indexed to the issuers own stock. Therefore, at March 31, 2017, the Company characterized the fair value of the 3% Notes, 7% Notes, and 8% Note conversion features as a derivative liability (see Note 7 for further discussion).

NOTE 5 – NOTES PAYABLE AND ADVANCES FROM RELATED PARTY

In 2015, the Company executed two notes payable to a major stockholder, for an aggregate amount of $120,000, which bear interest at 10% per annum and are due on demand. The outstanding balance of the notes payable at March 31, 2017 was $120,000. During the year ended March 31, 2018, the Company received advances from the same stockholder for an aggregate amount of $80,000, which were unsecured, non-interest bearing and due on demand. As of March 31, 2018, the outstanding balance of the notes payable and advances to major stockholder was $200,000.

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NOTE 6 – PAYROLL, PAYROLL TAXES, AND OTHER TAXES PAYABLE

As of March 31, 2018 and 2017, the Company owed $661,068 and $761,781, respectively, in past due payroll and other taxes to the Internal Revenue Service (“IRS”). The Company has an installment agreement with the IRS that requires the Company to pay $10,000 per month against past payroll and other unpaid taxes. The Company is not current with its obligations under the installment agreement.

NOTE 7 - DERIVATIVE LIABILITY

The FASB issued authoritative guidance on determining whether an instrument (or embedded feature) is indexed to an entity’s own stock. Under the authoritative guidance, instruments, which do not have fixed settlement provisions, are deemed to be derivative instruments. The conversion feature of the Company’s senior secured convertible notes and unsecured convertible notes (described in Note 5 above), did not have fixed settlement provisions because their conversion prices could be lowered if the Company issued securities at lower prices in the future or the ultimate determination of shares to be issued could exceed current available authorized shares. In June 2015, the Company determined that there was not sufficient authorized and available common stock available for issuance upon conversion of the 3% senior secured and 7% unsecured convertible notes. In accordance with the FASB authoritative guidance, the conversion feature of the notes was separated from the host contract (i.e., the notes) and recognized as a derivative instrument. The conversion feature of the notes was characterized as a derivative liability and was re-measured at the end of every reporting period with the change in value reported in the statement of operations.

At March 31, 2016, the balance of the derivative liabilities was $91,315. During the fiscal year ended March 31, 2017, the Company recorded an increase in derivative liability of $49,782 and recorded an extinguishment of $12,192 related to the unsecured convertible notes that were converted into shares of common stock (see Note 10). At March 31, 2017, the balance of the derivative liability was $128,905. During the fiscal year ended March 31, 2018, the Company extinguished the balance of its derivative liability of $128,905 in relation to the conversion of the 3% Notes, 7% Notes, and 8% Note (See Note 4) that were exchanged into shares of Series A Preferred stock (see Note 10).

The derivative liability was valued at the following date using a Weighted-Average Black-Scholes-Merton model with the following assumptions:

March 31, 2017
Conversion feature:
Risk-free interest rate	0.01 – 1.31%
Expected volatility	324%
Expected life (in years)	0.5 – 1.80 years
Expected dividend yield	—

Fair Value:
Conversion feature	$128,905

The risk-free interest rate was based on rates established by the Federal Reserve Bank. The Company used its own historical stock’s volatility as the estimated volatility. The expected life of the conversion feature of the notes was based on the estimated remaining terms of the notes or expected settlement date for notes that matured. The expected dividend yield was based on the fact that the Company has not customarily paid dividends to its holders of common stock in the past and does not expect to pay dividends to holders of its common stock in the future.

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NOTE 8 – RELATED PARTY TRANSACTIONS AND EMPLOYMENT AGREEMENTS

Due to related parties

The amounts payable to related parties as of March 31, 2018 and 2017 are as follows:

	March 31, 2018	March 31, 2017
Related Party:
Steve Saleen (a)	$104,483	$545,352
Top Hat Capital and Crystal Research (b)	61,672	68,843
	$166,155	$614,195

Steve Saleen (a)

The Company owed amounts to Steve Saleen, founder and Chief Executive Officer of the Company, for accrued salary and advances provided to the Company. The advances are non-interest bearing, with no formal terms of repayment. As of March 31, 2017, a total of $545,352 was owed to Mr. Saleen. On March 22, 2018, Mr. Saleen was issued 1,090,704 shares of the Company’s common stock to settle the total amount owed to him as of the prior fiscal year of $545,352. The shares were valued at $0.50 per share based on a contemporaneous private placement of Series A Preferred Stock (see Note 10). As of March 31, 2018, the Company owed Mr. Saleen $104,483.

Jeffrey Kraws, Top Hat Capital and Crystal Research (b)

The Company owed amounts to Top Hat Capital and Crystal Research, whose co-founder and Managing Partner, Jeffrey Kraws, is a director of the Company, for investment advisor and research services provided to the Company. As of March 31, 2018 and 2017, outstanding balances owed to Mr. Kraws was $61,672 and 68,843, respectively.

Fair value of common shares issued to officer and directors for compensation

On March 22, 2018, Mr. Saleen was issued an additional 1,575,964 shares of the Company’s common stock in exchange for services, pursuant to an Amendment to Binding Letter of Intent and 12% Senior Secured Convertible Note dated March 1, 2017. The issuance of these shares was subject to approval by the Company’s Board of Directors which occurred on March 22, 2018. The shares were valued at $787,982 and are included in general and administrative expenses in the accompanying consolidated statement of operations during the year ended March 31, 2018. The shares were valued at $0.50 per share based on a contemporaneous private placement of Series A Preferred Stock (see Note 10).

On March 22, 2018, Mr. Saleen was also issued 1,150,000 shares of the Company’s common stock as consideration of the relinquishment of his rights to be issued a warrant to purchase preferred stock pursuant to a letter agreement dated October 12, 2017. The issuance of these shares was subject to approval by the Company’s Board of Directors which occurred on March 22, 2018. The shares were valued at $575,000 and are included in general and administrative expenses in the accompanying consolidated statement of operations during the year ended March 31, 2018. The shares were valued at $0.50 per share based on a contemporaneous private placement of Series A Preferred Stock (see Note 10).

On March 22, 2018, Mr. Kraws was issued 575,000 shares of the Company’s common stock as consideration for services provided to the Company. The shares were valued at $287,500 and are included in general and administrative expenses in the accompanying consolidated statement of operations during the year ended March 31, 2018. The shares were valued at $0.50 per share based on a contemporaneous private placement of Series A Preferred Stock (see Note 10).

On March 22, 2018, the Company issued 500,000 shares of common stock valued at $300,000 to Harris Family Living Trust (“Harris”), a greater than 5% holder of the Company’s common stock, in exchange for consulting services provided to the Company by Cyrano Group pursuant to a letter agreement dated March 1, 2017. Cyrano Group assigned its shares issued pursuant to the agreement to Harris. The issuance of these shares was subject to approval by the Company’s Board of Directors which occurred on March 22, 2018. The fair value of the 500,000 shares issued was $300,000 and is included in general and administrative expenses in the accompanying consolidated statement of operations for the year ended March 31, 2018.

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Fair value of common shares issued to related party for interest

On March 22, 2018, the Company issued 1,800,000 shares of common stock to Certitude Trust (“Certitude”), as consideration for the relinquishment of their right to be issued a warrant to purchase preferred stock pursuant to a memorandum of understanding dated October 12, 2017. The issuance of these shares was subject to approval by the Company’s Board of Directors which occurred on March 22, 2018. The shares were valued at $900,000 and are included in interest expense in the accompanying consolidated statement of operations for the year ended March 31, 2018. The shares were valued at $0.50 per share based on a contemporaneous private placement of Series A Preferred Stock (see Note 10).

On March 22, 2018, the Company also issued Harris 33,205 shares of common stock, valued at $19,922, and are included in interest expense in the accompanying consolidated statement of operations for the year ended March 31, 2018.

Fair value of common shares issued to related party for private placement costs

On March 22, 2018, the Company also issued 166,667 shares of common stock to Certitude, valued at $100,000, pursuant to a letter agreement dated December 29, 2017. The issuance of these shares was subject to approval by the Company’s Board of Directors which occurred on March 22, 2018. The total fair value of the 166,667 shares was $100,000 and was included in private placement costs in the accompanying consolidated statement of operations during the year ended March 31, 2018.

On March 22, 2018, Joseph Bianco, a director of the Company, was issued 575,000 shares of the Company’s common stock as consideration for the relinquishment of his right to be issued a warrant to purchase preferred stock pursuant to a letter agreement dated October 12, 2017. The issuance of these shares was subject to approval by the Company’s Board of Directors which occurred on March 22, 2018. Mr. Bianco assigned the ownership of his shares to a non-related party. The shares were valued at $287,500 and are included in private placement costs in the accompanying consolidated statement of operations during the year ended March 31, 2018. The shares were valued at $0.50 per share based on a contemporaneous private placement of Series A Preferred Stock (see Note 10).

Employment agreements

On March 20, 2017, the Company entered in to an at-will employment agreement with Amy Boylan, President and Chief Operating Officer. The agreement provides for an initial annual salary of $150,000 to be increased to $200,000 in the event of an outside investment of $3 million or more, and further increased to $250,000 on November 1, 2017. The agreement also provides for bonus and stock option grant programs as determined by the Company’s Board of Directors and a Black Label Signature Car. In the event Ms. Boylan is terminated by the Company without cause within the first three years of employment, Ms. Boylan will be entitled to receive one year’s salary as a severance payment due upon termination.

On December 19, 2017, the Company entered in to a new employment agreement with Mr. Saleen. The agreement has a term of six years and automatically renews for successive twelve-month periods, provides for an annual salary of $400,000 with 3% annual increases, bonus and stock option grant programs as determined by the Company’s Board of Directors, a Saleen branded car with an approximate value of $100,000, and a bonus of $150,000 in the event the Company raises capital in the future of $500,000 or more. Mr. Saleen may terminate the employment agreement at any time with 30-days written notice. In the event Mr. Saleen is terminated for any reason by the Company, Mr. Saleen will be entitled to receive the greater of the remaining obligations due under his employment agreement or four years’ salary as a severance payment due within 30 days of his termination by the Company.

S7 Supercars, LLC

The Company serves as the original equipment manufacturer (OEM) for the Saleen S7 supercar, a limited production supercar produced under an agreement with S7 Supercars, an entity that is controlled by affiliates of two of the Company’s principal shareholders. Under the agreement, S-7 Supercars provides the chassis and all other costs to build the vehicle, and the Company receives a fee for engineering and manufacturing services, plus an additional markup for these services. The Company recognizes revenue as these engineering and manufacturing services are performed. The cars produced under this agreement are owned by S7 Supercars until title passes to the ultimate buyer. Separately, upon sale of the vehicle to the end users, the Company receives a fee of approximately 33% of the net profit from the sale of the vehicle by S7 Supercars when such sale is completed, title is transferred to the buyer, and the buyer has accepted the vehicle.

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During the years ended March 31, 2018 and 2017, the Company recognized revenue from S7 Supercars of $383,783 and $63,386, respectively, for engineering and manufacturing services. At March 31, 2018, the Company had accounts receivable due from S7 Supercars of $141,200. At March 31, 2017, there were no accounts receivable due from S7 Supercars. At March 31, 2018 and 2017, deposits of $300,000 and $325,000 from S7 Supercars were included in customer deposits.

NOTE 9 – INCOME TAXES

As of March 31, 2018, the Company had net operating loss carry forwards for income tax reporting purposes of approximately $17 million that may be offset against future taxable income. Current tax laws limit the amount of losses available to be offset against future taxable income when a substantial change in ownership occurs or a change in the nature of the business. The utilization of the losses is also limited by the fact that the combined companies prior to the reverse merger filed on a separate basis and losses on one company cannot offset profits on another company. Therefore, the amount available to offset future taxable income may be limited.

No tax benefit has been reported in the financial statements for the realization of loss carry forwards, as the Company cannot determine whether there is substantial evidence or assurance that the carry forwards will be utilized. Accordingly, the potential tax benefits of the loss carry forwards have been offset by a valuation allowance of the same amount.

Net deferred tax assets consist of the following:

	March 31, 2018	March 31, 2017
Net operating loss carry forward	$3,216,000	$5,159,000
Share-based compensation	410,000	5,000
Valuation allowance	(3,626,000)	(5,164,000)
Deferred tax assets, net of valuation allowance	$-

A reconciliation of the effective income tax rate to the U.S. statutory rate is as follows:

	March 31, 2018	March 31, 2017
Tax expense at the U.S. statutory income tax	(31.00)%	(34.00)%
State tax net of federal tax benefit	(5.80)%	(5.80)%
Share-based compensation	12.7%	-
Increase in the valuation allowance	24.1%	39.8%
Effective tax rate	—%	—%

The Company’s operations are based in California and it is subject to Federal and California state income tax. Tax years after 2014 are open to examination by Federal and state tax authorities.

The Company adopted accounting rules which address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under these rules, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. These accounting rules also provide guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of March 31, 2018, no liability for unrecognized tax benefits was required to be recorded.

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NOTE 10 – STOCKHOLDERS’ DEFICIT

Series A Preferred stock

In 2017, the Company filed Certificates of Designation designating the rights and restrictions of its Series A Preferred stock, par value $0.001. All shares of Series A Preferred Stock issued by the Company automatically converted into common stock upon the effectiveness of the reverse stock split in December 2017.

The Series A Preferred Stock provided for preferential liquidation rights in the event of any liquidation, dissolution or winding up of the Company, paid from the Company’s assets not delegated to parties with greater priority at $8.00 per share (the “Original Issue Price”). Holders of Series A Preferred Stock, in preference to the holders of common stock, were entitled to receive cash dividends of 12% of the Original Issue Price on each outstanding share of Series A Preferred Stock. The Series A Preferred Stock was automatically convertible to a number of shares of common stock equal to the Original Issue Price of $8 divided by $0.60 on the date the Company effects an increase in its authorized shares of common stock and/or a reverse stock split of its common stock sufficient to provide for the conversion of all Series A Preferred Stock into common stock. Each share of Series A Preferred Stock had the voting power of the number of shares of common stock issuable upon conversion.

During the year ended March 31, 2018, the Company issued:

●	191,000 shares of Series A Preferred Stock for cash proceeds of $1,400,000, and exchange of a $128,000 note payable to a stockholder (see Note 3);

●	711,100 shares of Series A Preferred Stock in exchange for convertible notes payable and accrued interest of $8,420,878;

All outstanding shares of Series A Preferred Stock automatically converted into an aggregate of 13,361,333 shares of common stock when the Company effected a reverse stock split in December 2017.

Issuance of Common Stock

During the year ended March 31, 2018, the Company issued shares of its common stock as follows:

●	1,333,333 shares of common stock and warrants to purchase 1,333,333 shares of common stock were issued for total cash proceeds of $800,000.

●	1,090,704 shares of common stock issued in settlement of amounts due to related party of $545,352 (Note 8);

●	3,800,964 shares of common stock issued to an officer and directors for compensation valued at $1,950,482 (Note 8);

●	1,833,205 shares of common stock issued to related parties for interest expense valued at $919,922 (Note 8);

●	910,694 shares of common stock issued to the holders of the 3% Notes, 7% Notes, and 8% Note as bonus shares valued at $546,417 and included in interest expense (Note 4);

●	1,800,000 shares of common stock issued for private placement costs valued at $937,500, of which 741,667 shares valued at $387,500 were issued to related parties (Note 8);

●	620,585 shares of common stock issued as a dividend valued at $372,351 to the holders of 711,100 shares of Series A Preferred Stock issued upon exchange of the convertible notes and accrued interest, and to the investors of 191,000 shares (out of the total 291,000 shares issued) of Series A Preferred Stock sold during the current fiscal year.

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Based on the above issuances of shares of the Company’s common stock, of the aggregate 11,389,485 shares issued, 1,333,333 shares were sold at $0.60 per share for total proceeds of $800,000, and a total of 2,439,484 shares were valued at $0.60 price per share or total fair value of $1,463,691, which was the effective price per share of the contemporaneous sale of the Company’s common stock and Series A Preferred Stock during the year ended March 31, 2018. The remaining total 7,616,668 shares were valued at $0.50 per share or total fair value of $3,808,333. The $0.50 price per share was based on the contemporaneous sale of the Company’s Series A Preferred Stock at an effective price of $0.60 price per share, adjusted to reflect a preferred stock dividend not applicable to the common stockholders.

During the year ended March 31, 2017, the Company issued 82,492 shares of common stock upon conversion of the Company’s convertible notes payable and accrued interest aggregating $46,749.

Options

Omnibus Incentive Plan

In December 2013, the Company’s board of directors approved the 2013 Omnibus Incentive Plan (the “Plan”), which is administered by the Company’s board of directors or a committee thereof (the “Administrator”) as set forth in the Plan. The Plan provides for the granting of stock options, stock appreciation rights, restricted share awards and restricted stock units to employees, directors (including non-employee directors), advisors and consultants. Grants under the Plan vest and expire based on periods determined by the Administrator, but in no event can the expiration date be later than ten years from the date of grant (five years after the date of grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of the Company’s capital stock (a “10% owner”)). Grants of stock options may be either incentive stock options or nonqualified stock options. The per share exercise price on an option, other than with respect to substitute awards, shall not be less than 100% of the fair market value of the Company’s Common Stock on the date the option is granted (110% of the fair market value if the grant is to a 10% owner). A total of 14,153 shares of common stock have been authorized for issuance and reserved under the Plan. The Plan was approved by the Company’s stockholders on December 11, 2013.

The Company utilizes the Black-Scholes option valuation model to estimate the fair value of stock options granted. The Company’s assessment of the estimated fair value of stock options is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables and the related tax impact.

Stock option activity is set forth below:

	Number of Shares	Weighted Average Exercise Price per Share	Average Intrinsic Value	Weighted Average Remaining Contractual Term ( in years)
Outstanding at April 1, 2016	5,239	$154	$-	8.4
Granted during the year	—	—	-	-
Cancelled during the year	(2,637)	200	-	7.4
Exercised during the year	—	—	-	-
Outstanding at March 31, 2017	2,602	108	-	7.5
Granted during the year	—	—	-	-
Cancelled during the year	—	—	-	-
Exercised during the year	—	—	-	-
Outstanding at March 31, 2018	2,602	$108	-	6.5
Exercisable at March 31, 2018	2,602	$108	$-	6.5

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The aggregate intrinsic value shown in the table above represents the difference between the fair market value of the Company’s Common Stock per share on March 31, 2018 and the exercise price of each option.

During the year ended March 31, 2017, the Company recorded stock-based compensation expense of $14,826. There was no stock-based compensation for the year ended March 31, 2018.

Warrants

Warrant activity is set forth below:

	Number of Shares	Weighted Average Exercise Price per Share	Average Intrinsic Value	Weighted Average Remaining Contractual Term ( in years)
Outstanding at April 1, 2016	6,657	300.00	-	2.9
Granted during the year	-	-	-	-
Cancelled during the year	-	-	-	-
Exercised during the year	-	-	-	-
Outstanding at March 31, 2017	6,657	300.00	-	1.9
Granted during the year	1,333,333	.60	-	3.8
Cancelled during the year	-	-	-	-
Exercised during the year	-	-	-	-
Outstanding at March 31, 2018	1,339,990	$2.09	-	3.7
Exercisable at March 31, 2018	1,339,990	$2.09	$-	3.7

In January 2018, warrants exercisable into 1,333,333 shares of common stock were issued by the Company in conjunction with the issuance of 1,333,333 shares of common stock. The warrants have a term of two years and an exercise price of $.60 per share. During the year ended March 31, 2017, there were no warrants issued or exercised. The intrinsic value of the warrants was nil at March 31, 2018 and 2017.

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NOTE 11 – ENGINEERING SERVICES AND CONSULTING AGREEMENTS

In September 2016 the Company entered into a consulting agreement with an unaffiliated corporation. Under the terms of this consulting agreement, the Company provides technical advice, design and engineering services for a monthly fee. The consulting agreement has a term of one-year, with automatic renewals of one year. The services agreement may be terminated by either party with 10-day written notice. In addition, the Company also entered into a verbal agreement with the corporation during the current fiscal year ended March 31, 2018, pursuant to which, the Company provided engineering, design and developmental research to the corporation that resulted in the design and development of a prototype Saleen S1 high performance car. Under the terms of this agreement, the corporation was billed for materials and expenses incurred, plus a negotiated markup.

Revenue recognized during the fiscal years ended March 31, 2018 and 2017 under the above agreements was included in services revenue in the accompanying consolidated statements of operations of the Company for the years then ended. As of March 31, 2018, the total accounts receivable due under this verbal agreement was approximately $315,000, which was subsequently collected by the Company.

In April 2018, the Company formalized a written engineering and services agreement with the corporation in which the Company will continue to provide services to engineer, design and develop high performance vehicles and SUV’s for manufacturing in the United States and China. Under the terms of this agreement, the Company is to provide services through March 2019. The agreement provides for an advance payment of $1.9 million, which was received by the Company in June 2018. Additional contract payments will be based on materials and expenses incurred, plus a negotiated markup. Non-payment of amounts due under the terms of the contract will result in the corporation’s forfeiture of the right to be refunded any portion of the advance payment and termination of the agreement. An early termination fee based on a percentage of the remaining unbilled contract amount will apply in the event the project is cancelled by the corporation.

NOTE 12 –INTELLECTUAL PROPERTY LICENSE AGREEMENT

In June 2015, the Company entered into an Intellectual Property License Agreement with Saleen Motors International, LLC (“SMI”), a wholly owned subsidiary of GreenTech Automotive, Inc. Pursuant to the license agreement, the Company granted SMI a license to use all of the Company’s intellectual property on an exclusive basis worldwide, except in North America, Europe, the Middle East and Australia. The license agreement had an initial term of 10 years.

As part of the license agreement, SMI advanced the Company $500,000, of which $478,000 was deferred as of March 31, 2017 and included in other current liabilities. In March 2018, SMI filed for bankruptcy and the Company provided notice to SMI of immediate termination of the license agreement. Pursuant to the termination provisions provided in the license agreement, the Company recorded the $478,000 as royalty revenue during the year ended March 31, 2018.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Facilities Leases

In January 2015, the Company entered into lease agreements for the lease of two buildings totaling approximately 76,000 square feet under non-cancellable operating leases (the “Leases”). The Leases are on a triple net basis and required aggregate monthly payments of approximately $45,000 with annual rent escalations at a negotiated rate. The Leases covered the period from February 2015 through January 2018. In September 2017, the Company entered into amendments to the Leases to renew the lease terms for the period from February 1, 2018 through January 31, 2028 (the “New Leases”). The New Leases require monthly payments beginning at approximately $57,000 with annual rent escalations at a negotiated rate. The Company has also entered into a sublease agreement that requires monthly payments of $17,700 from the sub-lessee on a month-to month basis.

In June 2016, the Company entered into an unsecured note payable with its landlord for past due rent of $389,922 for the period from September 2013 to June 2016. The note bears interest at 5% per annum and is due on demand. As of March 31, 2017, the principal balance of the note was $283,358. In September 2017, upon entering into the New Leases, the landlord agreed to reduce the balance of the note by $183,358 (see Note 3). The Company recorded the gain on the reduction of the note payable of $183,358 as deferred rent and is included in other current liabilities. Deferred rent is amortized on a straight-line basis over the term of the New Leases.

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Rent expense during the years ended March 31, 2018 and 2017, net of sublease income, was approximately $450,000 and $170,000, respectively. The Company accounts for its rental payments (including rent escalations) on a straight-line basis over the term of the leases and records the difference between straight-line rent expense and cash payments as deferred rent. Deferred rent as of March 31, 2018 amounted to approximately $200,000, which included the deferred gain of $183,358, and is included in other current liabilities in the accompanying consolidated balance sheet as of the fiscal year then ended. There was no deferred rent as of March 31, 2017.

The future minimum rental payments required under the non-cancelable operating leases described above as of March 31, 2018 are as follows:

Years ending March 31:	Lease Commitment
2019	$686,502
2020	705,050
2021	724,154
2022	743,831
2023	764,099
Thereafter	3,997,273
Total	$7,620,909

Litigation

The Company is involved in certain legal proceedings that arise from time to time in the ordinary course of its business. The Company is currently a party to several legal proceedings related to claims for payment that are currently accrued for in its financial statements as other current liabilities or accounts payable. The Company records accruals for contingencies to the extent that management concludes that the occurrence is probable and that the related amount of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. The Company is not currently involved in any legal proceedings that could potentially have a material impact on its statement of operations.

NOTE 14 – SUBSEQUENT EVENTS

On September 11, 2018, the Company issued 666.66 units of Series B Preferred Stock and warrants for $600 per unit, for total cash proceeds of $400,000. Each unit consisted of one share of Series B Preferred Stock that is convertible into 1,000 shares of the Company’s common stock, and a three-year warrant to purchase 500 shares of the Company’s common stock at an exercise price of $.70 per share. The Company used a portion of the proceeds from the sale of units to payoff notes payable, advances and accrued interest totaling $188,633 due to a related party (Note 5).

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ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements:

All financial statements as set forth under Item 13 of this Form 10.

(b) Exhibits:

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger dated May 23, 2013, among Saleen Automotive, Inc. (f/k/a W270, Inc.), Saleen California Merger Corporation, Saleen Florida Merger Corporation, SMS Signature Cars, Saleen Automotive, Inc. and Steve Saleen. Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 30, 2013.

3.1.1	Articles of Incorporation. Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 18, 2011.

3.1.2	Certificate of Amendment of Articles of Incorporation. Incorporated by reference to Exhibit A to the Preliminary Information Statement on Schedule 14C filed with the Securities and Exchange Commission on December 13, 2013.

3.1.3	Articles of Merger effective June 17, 2013. Incorporated by reference to Exhibit 3.1.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2013.

3.1.4	Certificate of Amendment to Articles of Incorporation. Incorporated by reference to Exhibit A to the Preliminary Information Statement on Schedule 14C filed with the Securities and Exchange Commission on September 30, 2016.

3.1.5**	Certificate of Amendment to Articles of Incorporation filed December 7, 2017

3.1.6**	Certificate of Amendment to Articles of Incorporation filed December 19, 2017

3.1.7**	Certificate of Amendment to Articles of Incorporation filed December 21, 2017

3.2	Bylaws. Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 18, 2011.

4.1†	2013 Omnibus Incentive Plan. Incorporated by reference to Exhibit B to the Preliminary Information Statement on Schedule 14C filed with the Securities and Exchange Commission on December 13, 2013.

4.2**	Certificate of Designation of the Series B Preferred Stock of Saleen Automotive, Inc.

4.3**	Form of Warrant issued to purchasers of common stock under Memorandum of Understanding dated as of December 29, 2017 between Saleen Automotive, Inc. and SM Funding Group, Inc.

4.4**	Form of Warrant issued to purchaser of Series B Preferred Stock

10.1	Intellectual Property Security Agreement dated April 17, 2015, among Saleen Automotive, Inc., Saleen Signature Cars, Saleen Sales Corporation and GreenTech Automotive, Inc. Incorporated by reference to Exhibit 10.34 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on July 14, 2015.

10.2**	Commercial Lease dated September 27, 2017, between Larry R. Haupert dba Rexco and Saleen Automotive, Inc. for premises located at 2735 and 2755 Wardlow Road, Corona CA 92880

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10.4†**	Employment Agreement dated December 29, 2017, between Saleen Automotive, Inc. and Steve Saleen.

10.5†**	Employment Agreement dated March 20, 2017, between Saleen Automotive, Inc. and Amy Boylan.

10.6	Assignment and License Agreement dated May 23, 2013, between Saleen Automotive, Inc. and Steve Saleen. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 30, 2013.

10.7*	Trademark License Agreement dated as of October 15, 2016, between Saleen Automotive, Inc. and Molexiel, Inc.

10.8*	Consulting Agreement dated as of September 1, 2016 between Jiangsu Saleen Automotive Technology Co., Ltd and Saleen Automotive, Inc.

10.9 †† *	Engineering Services Agreement dated as of April 24, 2018 between Jiangsu Saleen Automotive Technology Co., Ltd and Saleen Automotive, Inc.

10.10**	Joint Venture Agreement dated October 2016 between S7 Supercars, LLC and Saleen Automotive, Inc.

10.11	Binding Letter of Intent executed October 21, 2015, among Saleen Automotive, Inc., SM Funding Group, Inc., W-Net Fund I, L.P., and Steven Saleen. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 21, 2015.

10.12	Letter Agreement Amending Binding Letter of Intent, dated as of March 1, 2017 and entered into March 10, 2017, among Saleen Automotive, Inc., SM Funding Group, Inc., W-Net Fund I, LP and Steve Saleen. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 10, 2017.

21	Subsidiaries of Saleen Automotive, Inc. Incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on July 14, 2015.

† Management contract or compensatory plan

†† A portion of this exhibit has been redacted

* Filed herewith

** Previously Filed

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized.

Saleen Automotive, Inc. a Nevada Corporation

Date: April 9, 2019	By:	/s/ Steve Saleen
Steve Saleen
Chief Executive Officer (principal executive, financial and accounting officer)

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